PROSPECTUS SUPPLEMENT
(To prospectus dated November 15, 2000)
Issued December 24, 2002

Penn Treaty American Corporation
3440 Lehigh Street
Allentown, PA 18103
(610) 965-2222

                                   [GRAPHIC]

       RIGHTS TO PURCHASE 6 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008
           $45,000,000 6 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008

    We have distributed without charge transferable rights to purchase an aggregate principal amount of $45 million of 6 1/4% convertible subordinated notes due 2008 (the "Notes") to holders of (a) our common stock, (b) our 6 1/4% convertible subordinated notes due 2003 (the "2003 Notes"), and (c) our 6 1/4% convertible subordinated notes due 2008 (the "2008 Notes" and together with the 2003 Notes, the "Existing Notes") as of November 25, 2002, the record date. The Notes are convertible into shares of our common stock at a conversion price of $2.50 per share. A holder of record of our common stock is receiving one right to purchase a principal amount of $1,000 of Notes for each 973 shares of common stock beneficially owned on the record date. A holder of record of the 2003 Notes or the 2008 Notes is receiving one right to purchase a principal amount of $1,000 of Notes for each $27,673 principal amount or $2,433 principal amount of such notes, respectively, beneficially owned on the record date. Although the rights will not be listed on an exchange nor will there be an organized trading market for them, the rights may be transferred but must be exercised before 5:00 p.m., Eastern time, on January 20, 2003, the expiration date. We may extend the expiration date to a date no later than January 31, 2003, modify the terms of the offering or cancel the offering by press release at any time prior to the expiration date.

    Each right also entitles the holder to purchase Notes in excess of the amounts set forth above if all of the rights are not exercised. If the principal amount of Notes available to satisfy the demand for such additional Notes is insufficient, requesting holders will receive a pro rata portion of the principal amount of Notes remaining. We intend to hold an initial closing three New York Stock Exchange trading days after the expiration date.

    Following the sale of Notes pursuant to the rights offering, we will also offer Notes to the public. We have engaged Merrill Lynch & Co., Advest, Inc. and Philadelphia Brokerage Corporation as financial advisors to assist us in selling the Notes subsequent to the expiration date until February 14, 2003.

    Our common stock is traded on the New York Stock Exchange under the symbol "PTA." On December 20, 2002, the last sale price of the common stock, as reported on the New York Stock Exchange, was $1.97 per share.

    INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS.

                                                                             ESTIMATED
                                                                             FEES AND     NET PROCEEDS
                                                                 PRICE      EXPENSES(1)    TO ISSUER
                                                              -----------   -----------   ------------
Per Note....................................................   $1,000.00    $    51.11    $    948.89
Total.......................................................  $45,000,000   $2,300,000    $42,700,000

------------------------------

(1) Merrill Lynch & Co. and Advest, Inc. will collectively receive 2% of the aggregate proceeds received pursuant to the exercise of rights and 6.5% of the aggregate proceeds received from the direct sale of Notes following the closing on the rights offering. Philadelphia Brokerage Corporation will receive 0.75% of the aggregate proceeds received pursuant to the exercise of rights and 1.4% of the aggregate proceeds received from the direct sale of Notes following the closing on the rights offering. The estimate of fees and expenses assumes that rights holders purchase $30 million of Notes and that the balance of the Notes are sold following the closing of the rights offering. Estimated fees and expenses include the foregoing fees, professional fees, printing costs, reimbursement of expenses to the financial advisors, and the fees of the Subscription Agent, Trustee, Transfer Agent and Information Agent.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is December 24, 2002.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Prospectus Supplement Summary...............................     S-1
Risk Factors................................................     S-6
Chronology of Completed Strategic Milestones and Events.....    S-14
Use of Proceeds.............................................    S-15
Market For Our Common Stock.................................    S-16
Dividend Policy.............................................    S-16
Capitalization..............................................    S-17
Computation of Ratio of Earnings to Fixed Charges...........    S-18
Description of Rights.......................................    S-19
Description of Notes........................................    S-25
Description of Common Stock.................................    S-36
Certain United States Federal Income Tax Considerations.....    S-37
Selected Financial Data.....................................    S-43
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    S-47
Business....................................................    S-73
Debt Exchange Offer.........................................    S-97
Management..................................................    S-98
Principal Shareholders......................................   S-101
Plan of Distribution........................................   S-103
Legal Matters...............................................   S-104
Experts.....................................................   S-104
Where You Can Find More Information.........................   S-104
Incorporation of Certain Documents by Reference.............   S-104

                                   PROSPECTUS

                                                                PAGE
                                                              --------
Risk Factors................................................      1
Where You Can Find More Information.........................      4
Summary.....................................................      4
Penn Treaty.................................................      4
Use of Proceeds.............................................      6
Ratio of Earnings to Fixed Charges..........................      6
Description of the Securities to be Offered.................      6
Description of Our Senior Debt Securities and Subordinated
  Debt Securities...........................................      7
Description of Capital Stock................................     18
Description of Warrants.....................................     24
Plan of Distribution........................................     25
Legal Matters...............................................     26
Experts.....................................................     26

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Such information is accurate only as of the dates on the front cover of this prospectus supplement and the accompanying prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates. We have not authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the accompanying prospectus. In this prospectus supplement, references to

"we," "us" and "our" mean Penn Treaty American Corporation and its subsidiaries and references to "Penn Treaty" mean Penn Treaty American Corporation.

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus contain certain "forward-looking statements" based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "could" and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described in "Risk Factors." The forward-looking statements made in this prospectus supplement and the accompanying prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                         PROSPECTUS SUPPLEMENT SUMMARY

    This prospectus supplement should be read together with the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the Notes. You should carefully read this prospectus supplement and the accompanying prospectus before making a decision about whether to invest in the Notes. You should pay particular attention to "Risk Factors" beginning on page S-6 and our financial statements and the related notes contained or incorporated by reference herein.

PENN TREATY AMERICAN CORPORATION

    We are a leading provider of long-term care insurance in the United States with one of the largest individual long-term care insurance portfolios in the country. Our principal products are individual, defined benefit accident and health insurance policies covering long-term skilled, intermediate and custodial nursing home and home health care. Our policies are designed to make the administration of claims simple, quick and sensitive to the needs of our policyholders. We also own insurance agencies that sell senior-market insurance products issued by us as well as by other insurers.

    We introduced our first long-term nursing home insurance product in 1972 and our first home health care insurance product in 1983. Since then we have innovated several new products designed to meet the changing needs of our customers and that were the first of their kind in the long-term care industry. Our primary product offerings are:

    - The Assisted Living-Registered Trademark- policy, which provides coverage for all levels of facility care and includes a home health care rider;

    - The Personal Freedom-Registered Trademark- policy, which provides comprehensive coverage for facility and home health care; and

    - The Independent Living-Registered Trademark- policy, which provides coverage for home and community based care furnished by licensed care providers, as well as unlicensed caregivers, homemakers or companions.

    Our sales and marketing efforts through our independent agency distribution channels were successful between 1995 and 2001, as total premium in force grew at a compound annual rate of 23% from $102 million to $350 million. Our premium growth led to diminished surplus levels due to the statutory surplus strain arising from new business generation. In 2001, we ceased new policy sales nationwide as a result of our surplus levels until we formulated a Corrective Action Plan (the "Plan") with the Pennsylvania Insurance Department (the "Department"). Upon the Department's approval of the Plan in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We have now recommenced new policy sales in nine additional states, including Florida and Texas, which have historically represented approximately 25% and 5% of our new policy sales, respectively. We are actively working with the remaining states to recommence new policy sales in all jurisdictions.

    We entered into an amended consent order with the Florida Insurance Department that included, among other things, a requirement to raise what we estimate to be $23 million in additional statutory surplus prior to December 31, 2002 to satisfy gross premium to surplus ratio requirements specific to Florida.

    To meet this requirement, we intend, and have received approval from the Department in compliance with statutory accounting principles, to establish a receivable at our insurance subsidiary for the anticipated surplus infusion as of December 31, 2002. Our ability to record the surplus infusion in our 2002 statutory filings is conditioned upon the successful completion of this offering and the receipt of sufficient funds to pay the receivable prior to the filing of our year-end statutory reports on or before February 28, 2003.

    One of the intended uses of the net proceeds of the sale of the Notes is to satisfy this requirement. If we are not successful in raising this capital, the Florida Insurance Department could suspend our Certificate of Authority in Florida in which case, we would be unable to write new policies in Florida until we are able to comply. If we are unable to write new policies in Florida, other states may suspend our ability to write business or not allow us to recommence new policy sales and our financial condition and results of operations could be materially adversely affected in the future.

    As part of the Plan, effective December 31, 2001, we entered into a reinsurance agreement with Centre Solutions (Bermuda) Limited to reinsure, on a quota share basis, substantially all of our respective long-term care insurance policies then in-force. The agreement is subject to certain coverage limitations and an aggregate limit of liability, which may be reduced if we are unable to obtain premium rate increases required by the agreement. The agreement meets the requirements to qualify as reinsurance for statutory accounting, but not for generally accepted accounting principles.

    We are issuing the Notes to meet the surplus commitment under our consent order with the Florida Insurance Department, to pay the amounts due under the 2003 Notes, to raise additional capital to support our insurance subsidiaries' growth, and to provide liquidity and general working capital for Penn Treaty. See "Risk Factors" and "Use of Proceeds."

CORPORATE INFORMATION

    Penn Treaty was incorporated in Pennsylvania in 1965. Our principal executive offices are located at 3440 Lehigh Street, Allentown, Pennsylvania 18103. Our telephone number is (610) 965-2222.

TRUSTEE

    Wells Fargo Bank Minnesota, N.A. is the trustee for the Notes. Its principal executive offices are located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479. Its telephone number is (612) 667-0266.

SUBSCRIPTION AGENT

    Wells Fargo Bank Minnesota, N.A. is the Subscription Agent for the offering. Its principal executive offices are located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479. Its telephone number is (612) 667-0266.

INFORMATION AGENT

    Georgeson Shareholder Communications Inc. is the Information Agent for the offering. Its principal executive offices are located at 17 State Street, 10th Floor, New York, New York 10004. Its telephone number is (866) 328-5442.

               SUMMARY DESCRIPTION OF THE NOTES AND COMMON STOCK

NOTES

Issuer.......................................  Penn Treaty American Corporation

Debt Securities Offered......................  $45,000,000 aggregate principal amount at issuance of
                                               6 1/4% Convertible Subordinated Notes due 2008 to be
                                               issued under an indenture between Penn Treaty and
                                               Wells Fargo Bank Minnesota, N.A., as trustee.

Issue Date...................................  Three New York Stock Exchange trading days following the expiration date of the rights offering.

Maturity Date................................  October 15, 2008

Interest.....................................  Interest on the Notes will accrue at the rate of
                                               6 1/4% per annum and will be payable semiannually on
                                               October 15 and April 15 of each year, commencing on
                                               April 15, 2003. Interest begins accruing on the Notes
                                               as of the issue date.

Conversion...................................  Notes are convertible into shares of our common stock, at a conversion price of $2.50 per share, at
                                               the earlier of April 15, 2003 or such time as Penn
                                               Treaty shareholders have approved an increase in the
                                               authorized number of shares of common stock in an
                                               amount sufficient to cover the conversion of the
                                               Notes and the Existing Notes, the conversion of our
                                               convertible preferred stock issuable upon exercise of
                                               the warrants granted to Centre Solutions (Bermuda)
                                               Limited, and the exercise of outstanding options
                                               granted pursuant to our stock option plans. If a Note
                                               is called for redemption, the holder is entitled to
                                               convert it at any time before the close of business
                                               on the last business day prior to the redemption
                                               date.

Mandatory Conversion.........................  If the average closing share price of our common stock for any 15 consecutive trading days beginning
                                               on or after October 15, 2004 is at least 10% greater
                                               than the conversion price of the Notes (i.e. $2.75)
                                               and we have sufficient shares of common stock
                                               available for issuance, then holders of the Notes are
                                               required to convert their Notes into common stock at
                                               the conversion price of $2.50.

Ranking; Subordination.......................  The Notes will constitute general unsecured obligations of Penn Treaty, will be senior to the
                                               2003 Notes, will be PARI PASSU with the 2008 Notes
                                               and will be subordinated in right of payment to all
                                               existing and future senior indebtedness of Penn
                                               Treaty. As of September 30, 2002, Penn Treaty had
                                               approximately $1.5 million of senior indebtedness
                                               outstanding. In addition, because our operations are
                                               conducted through subsidiaries, claims of holders of
                                               indebtedness of such subsidiaries, as well as claims
                                               of regulators and creditors of such subsidiaries,
                                               will have priority with respect to the assets and
                                               earnings of such subsidiaries over the claims of
                                               creditors of Penn Treaty, including the Note holders.
                                               As of September 30, 2002, the aggregate liabilities
                                               of such subsidiaries were approximately
                                               $823.4 million. The indenture will not limit the
                                               amount of additional indebtedness which Penn Treaty
                                               can create, incur, assume or guarantee, nor will the
                                               indenture limit the amount of indebtedness which any
                                               subsidiary can create, incur, assume or guarantee.

Listing......................................  The Notes are not listed for trading on any national securities exchange or authorized to be quoted in any
                                               inter-dealer quotation system of any national
                                               securities association and we do not intend to apply
                                               for either listing or quotation. Several securities
                                               firms, including Philadelphia Brokerage Corporation,
                                               facilitate purchases and sales of the Existing Notes
                                               and we expect such firms to do so with respect to the
                                               Notes as well.

Optional Redemption..........................  The Notes are redeemable, in whole or in part, at our option, at any time after October 15, 2004, at a
                                               price equal to the principal amount of the Notes plus
                                               accrued and unpaid interest.

Change of Control............................  In the event of a Change of Control (as defined herein) of Penn Treaty, a holder of the Notes will
                                               have the right, at the holder's option, to require us
                                               to repurchase all or any part of the holder's Notes,
                                               provided that the principal amount must be $1,000 or
                                               an integral multiple of $1,000, at a price equal to
                                               101% of the principal amount of such holder's Notes
                                               plus accrued and unpaid interest.

Tentative Purchase Commitment................  We have received a tentative commitment from a group of holders of Existing Notes to purchase up to $20
                                               million of the Notes.

Effect of Offering on 2008 Notes.............  We intend to lower the conversion price of the 2008
                                               Notes from $4.50 to $2.50 per share upon the sale of
                                               at least $20 million of the Notes.

COMMON STOCK

Issuer.......................................  Penn Treaty American Corporation

Equity Securities Offered....................  Shares of common stock, par value $.10 per share, issuable upon the conversion of the Notes. (As of the
                                               date of this prospectus supplement, we do not have an
                                               adequate number of shares of common stock authorized
                                               to satisfy our obligations to issue shares of common
                                               stock. We intend to seek the approval of our
                                               shareholders to amend our Articles of Incorporation
                                               to increase the number of authorized shares of common
                                               stock to an amount sufficient to do so.)

Listing......................................  The common stock currently trades on the New York
                                               Stock Exchange under the symbol "PTA." We intend to
                                               apply for listing on the New York Stock Exchange of
                                               the shares of common stock issuable upon the
                                               conversion of the Notes.

Market Price.................................  On December 20, 2002, the closing price per share of our common stock on the New York Stock Exchange was
                                               $1.97.

Dividends....................................  We have never paid any dividends and have no present intention to pay any dividends in the foreseeable
                                               future.

    This summary description of the Notes and the Common Stock is intended to provide only general terms of this offer. For a complete description of the terms of this offer, please thoroughly review the remainder of this prospectus supplement and prospectus, as well as our filings that are incorporated by reference in this document.

                                  RISK FACTORS

    BEFORE DECIDING TO INVEST IN OUR SECURITIES, YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW AND THE RISKS SET FORTH IN THE PROSPECTUS, AS WELL AS OTHER INFORMATION WE INCLUDE OR INCORPORATE BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ADDITIONAL INFORMATION IN THE REPORTS THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE DO NOT CURRENTLY KNOW ABOUT, THAT WE CURRENTLY BELIEVE ARE IMMATERIAL, OR WHICH ARE SIMILAR TO THOSE FACED BY OTHER COMPANIES IN OUR INDUSTRY OR BUSINESS IN GENERAL, ARE NOT SPECIFICALLY IDENTIFIED BELOW, BUT MAY NEVERTHELESS ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE RISKS DESCRIBED ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR FUTURE RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE PRICE OF OUR SECURITIES COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                             RISKS PARTICULAR TO US

OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED IF WE WERE UNABLE TO CONTINUE SELLING POLICIES OR ARE UNSUCCESSFUL IN RECOMMENCING NEW POLICY SALES IN A FEW KEY STATES.

    Historically, our business has been concentrated in a few key states. Over the past four fiscal years, approximately half of our premiums came from sales of policies in California, Florida and Pennsylvania. In 2001, we ceased new policy sales in all states as a result of the diminished statutory surplus level of our principal insurance subsidiary, Penn Treaty Network America Insurance Company. Upon the Pennsylvania Insurance Department's approval of our Corrective Action Plan (the "Plan") in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We have since recommenced new policy sales in nine additional states, including Florida and Texas, which have historically represented approximately 25% and 5% of our sales, respectively. However, we have not yet recommenced new policy sales in California, Virginia or Illinois, which together have traditionally represented approximately 27% of sales, or in 15 other states. We are working with the remaining states to recommence sales in all jurisdictions.

    Each state insurance department may impose conditions on our recommencing or continuing new policy sales in its state. In particular, we entered into an amended consent order with the Florida Insurance Department that included, among other things, a requirement to raise approximately $23 million in additional statutory surplus prior to December 31, 2002 to satisfy gross premium to surplus ratio requirements specific to Florida.

    To meet this requirement, we intend, and have received approval from the Department in compliance with statutory accounting principles, to establish a receivable at our insurance subsidiary for the anticipated surplus infusion as of December 31, 2002. Our ability to record the surplus infusion in our 2002 statutory filings is conditioned upon the successful completion of this offering and the receipt of sufficient funds to pay the receivable prior to the filing of our year-end statutory reports on or before February 28, 2003.

    One of the intended uses of the net proceeds of the sale of the Notes is to satisfy this requirement. If we are not successful in raising this capital, the Florida Insurance Department could suspend our Certificate of Authority in Florida in which case, we would be unable to write new policies in Florida until we are able to comply. If we are unable to write new policies in Florida, other states may suspend our ability to write business or not allow us to recommence new policy sales and our financial condition and results of operations could be materially adversely affected.

    Similarly, although we believe we are in compliance with the terms of the Plan, if we were found not to be in compliance, we could be forced to stop new policy sales in Pennsylvania. If we are unable to continue selling new policies or we are unsuccessful in recommencing new policy sales in any of our key states, our financial condition and results of operations could be materially adversely affected.

WE MAY NOT HAVE ENOUGH STATUTORY CAPITAL AND SURPLUS TO CONTINUE TO WRITE BUSINESS.

    Our continued ability to write business is dependent on maintaining adequate levels of statutory capital and surplus to support the policies we write. Our new business writing typically results in net losses on a statutory basis during the early years of a policy, due primarily to differences in accounting practices between statutory accounting principles and generally accepted accounting principles. The resultant reduction in statutory surplus, or surplus strain, limits our ability to seek new business due to statutory restrictions on premium to surplus ratios and statutory surplus requirements. If we cannot generate sufficient statutory surplus to maintain minimum statutory requirements through increased statutory profitability, reinsurance or other capital generating alternatives, we will be limited in our ability to realize additional premium from new business writing, which would have a material adverse effect on our financial condition and results of operations, or, in the event that our statutory surplus is not sufficient to meet minimum premium to surplus and risk based capital ratios in any state, we could be prohibited from writing new policies in such state.

WE MAY BE UNABLE TO SERVICE AND REPAY OUR DEBT OBLIGATIONS, WHICH COULD CAUSE A PAYMENT DEFAULT.

    Our current cash reserves are insufficient to meet our 2003 and 2008 Note debt service and repayment obligations. One of the intended uses of the net proceeds from the sale of the Notes is to provide the cash necessary to service our debt and repay the remaining 2003 Notes. If we do not raise funds sufficient to do so, we will have to explore other possibilities for raising additional capital, but there is no assurance that we will succeed in such efforts. Consequently, if the net proceeds of this offering and the proceeds from any other capital raising efforts are insufficient, we may default on our debt obligations. For a more complete discussion on our debt service and repayment obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE COULD SUFFER A LOSS IF OUR PREMIUM RATES ARE NOT ADEQUATE AND WE ARE UNABLE TO OBTAIN NECESSARY STATE APPROVALS FOR PREMIUM RATE INCREASES.

    We set our premiums based on assumptions about numerous variables, including our estimate of the probability of a policyholder's making a claim, the severity and duration of such claim, the mortality rate of our policyholders, the persistency or renewal of our policies in-force, and the amount of interest we expect to earn from the investment of premiums. In setting premiums, we consider historical claims information, industry statistics, and other factors.

    Based on our recent studies, we believe that policy forms being offered and currently sold are priced to provide a satisfactory profit margin. However, those studies also suggest that many of our older policies are only marginally profitable and some are unprofitable. As a result we are commencing efforts to obtain rate increases on such polices, which may include some policies that previously received a rate increase. If our actual experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our financial condition and results of operations could be materially adversely affected.

    We generally cannot raise our premiums in any state unless we first obtain the approval of the insurance regulator in that state. Although we have sought and received approval for rate increases in the past, we cannot assure you that we will be able to obtain approval for premium rate increases from existing requests or requests filed in the future. Consequently, if we are unable to raise our premium rates because we fail to obtain approval for a rate increase in one or more states, our financial condition and results of operations could be materially adversely affected.

    As a result of any premium rate increases permitted by state regulators, we could experience anti-selection, which is the lapsation of policies held by healthier policyholders. Anti-selection could cause our actual claims to exceed our expectations based on the higher risk of the remaining policyholders. As a result, our financial condition and results of operations could be materially adversely affected.

OUR RESERVES FOR CURRENT AND FUTURE CLAIMS MAY BE INADEQUATE AND ANY INCREASE TO SUCH RESERVES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

    We calculate and maintain reserves for current and future claims using assumptions about numerous variables, including our estimate of the probability of a policyholder's making a claim, the severity and duration of such claim, the mortality rate of our policyholders, the persistency or renewal of our policies in-force, and the amount of interest we expect to earn from the investment of premiums. The adequacy of our reserves depends on the accuracy of our assumptions. We cannot assure you that actual experience will not differ from the assumptions used in the establishment of reserves. Any variance from these assumptions could have a materially adverse effect on our financial condition and results of operations in the future. For a discussion of prior additions to our reserves, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR UNAMORTIZED DEFERRED POLICY ACQUISITION COST ASSET MAY NOT BE FULLY RECOVERABLE, WHICH WOULD RESULT IN AN IMPAIRMENT CHARGE AND COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    In connection with the sale of our insurance policies, we defer and amortize the policy acquisition costs over the related premium paying periods of the life of the policy. These costs include all expenses that are directly related to, and vary with, the acquisition of the policy, including commissions, underwriting and other policy issue expenses. The amortization of deferred policy acquisition costs ("DAC") is determined using the same projected actuarial assumptions used in computing policy reserves. DAC can be affected by unanticipated terminations of policies because, upon such terminations, we are required to expense fully the DAC associated with the terminated policies. In addition, we periodically review and update the assumptions underlying DAC and our policy benefit reserves to reflect current assumptions. In the event that we would determine that our DAC is not fully recoverable, we would impair the value of our DAC and would fully expense the impaired amount. As a result, our financial condition and results of operations could be materially adversely affected. At September 30, 2002, unamortized DAC was $172.2 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

DECLINES IN THE VALUE OF OR THE YIELD ON OUR NOTIONAL EXPERIENCE ACCOUNT OR OUR INVESTMENT PORTFOLIO MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    Our reinsurance agreement with Centre Solutions (Bermuda) Limited reinsures (for statutory purposes), on a quota share basis, substantially all of our long-term care insurance policies in-force at December 31, 2001. The transaction resulted in the transfer of approximately $563 million of securities to the reinsurer. The reinsurer maintains a notional experience account for our benefit in the event of commutation. The notional experience account reflects the initial premium paid, future premiums collected net of claims, expenses and accumulated investment earnings. The notional experience account balance receives an investment credit based on the total return of a series of benchmark indices and hedges, which are designed to match closely the duration of reserve liabilities. As a result, we have experienced and may continue to experience significant volatility in our financial condition and results of operations.

    Income from our investment portfolio is an element of our overall net income. We are susceptible to changes in market interest rates when cash flows from maturing investments are reinvested at prevailing market rates. If our investments do not perform well, our financial condition and results of operations could be materially adversely affected.

    In addition, in establishing the level of our reserves for future policy claims and benefits, we make assumptions about the performance of our investments. If our investment income or the capital gains in our portfolio are lower than expected, we may have to increase our reserves, which could materially adversely affect our financial condition and results of operations.

OUR REINSURANCE AGREEMENT WITH CENTRE SOLUTIONS (BERMUDA) LIMITED IS SUBJECT TO AN AGGREGATE LIMIT OF LIABILITY, WHICH, IF EXCEEDED, COULD ADVERSELY IMPACT OUR FINANCIAL CONDITON AND RESULTS OF OPERATIONS.

    Our reinsurance agreement with Centre Solutions (Bermuda) Limited is subject to certain coverage limitations and an aggregate limit of liability. Moreover, the aggregate limit of liability may be reduced if we are unable to obtain premium rate increases deemed necessary by the provisions of the agreement and if certain other events occur.

    Also, our Plan with the Department requires us to increase our statutory reserves by an additional $125 million, of which $50 million remains to be increased throughout the 2002-2004 period. Although the reinsurance agreement currently provides us with the capacity to accomplish this increase, if the aggregate limit of liability is expected to be exceeded, we would be unable to receive full statutory credit for the cession of our reserves, resulting in the reduction of our statutory surplus and the possible breach of this provison of the Plan.

    In the event that the reinsurer's limit of liability is (1) reduced or exceeded, (2) the reinsurance agreement is cancelled, or (3) our reinsurer is not able to satisfy its obligations to us, our financial condition, results of operations and statutory surplus could be materially adversely affected.

WE MAY HAVE INSUFFICIENT CAPITAL AND SURPLUS TO COMMUTE OUR REINSURANCE AGREEMENT WITH CENTRE SOLUTIONS (BERMUDA) LIMITED, WHICH COULD ADVERSELY IMPACT OUR FINANCIAL RESULTS AND CAUSE SUBSTANTIAL DILUTION TO SHAREHOLDERS.

    We are entitled to commute (i.e., recapture the reserve liabilities on the underlying policies) our reinsurance agreement with Centre Solutions (Bermuda) Limited on December 31, 2007 or any December 31 thereafter. To be able to do so, we would be required to have amounts of statutory capital and surplus which would support taking back the statutory liability for such policies. We do not currently have enough statutory capital and surplus to do so, but believe it is possible that our business will be sufficiently profitable in the future and that we will have a sufficient amount of statutory capital and surplus to do so by December 31, 2007. If we do not have a sufficient amount of statutory capital and surplus to commute the agreement on December 31, 2007, we will be required to increase substantially the amounts payable to Centre Solutions (Bermuda) Limited under the reinsurance agreement. In addition, in such circumstances, Centre Solutions (Bermuda) Limited would become entitled to exercise a fourth tranche of warrants. The warrants are exercisable for convertible preferred stock which, if converted, and when combined with the conversion of preferred stock issuable upon exercise of the first three tranches of warrants, would result in the issuance to Centre Solutions (Bermuda) Limited of approximately 35% of our common stock outstanding after such issuance on a fully diluted basis. The issuance of such shares would dilute the interest of existing security holders of Penn Treaty.

OUR REINSURERS MAY NOT SATISFY THEIR OBLIGATIONS TO US, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    We obtain reinsurance from unaffiliated reinsurers, in addition to Centre Solutions (Bermuda) Limited, on certain of our policies. Although each such reinsurer is liable to us to the extent the risk is transferred to such reinsurer, reinsurance does not relieve us of liability to our policyholders. Accordingly, we bear credit risk with respect to all of our reinsurers. We cannot assure you that our reinsurers will pay all of our reinsurance claims or that they will pay our reinsurance claims on a timely basis. The failure of our reinsurers to make such payments may have a material adverse effect on our financial condition or results of operations.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH INSURERS THAT HAVE GREATER FINANCIAL RESOURCES OR BETTER FINANCIAL STRENGTH RATINGS.

    We sell our products in highly competitive markets. We compete with large national insurers, smaller regional insurers and specialty insurers. Many insurers are larger than we are and many have greater resources and better financial strength ratings than we do. Most insurers have not experienced the regulatory problems we have faced. In addition, we are subject to competition from insurers with broader product lines. We also may be subject, from time to time, to new competition resulting from changes in Medicare benefits, as well as from insurance carriers introducing products similar to those offered by us. Also, the removal of regulatory barriers (including as a result of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999) could result in new competitors entering the long-term care insurance business. These new competitors may include diversified financial services companies that have greater financial resources than we do and that have other competitive advantages, such as large customer bases and extensive branch networks for distribution.

    The financial strength ratings assigned to our insurance company subsidiaries by A.M. Best Company, Inc. and Standard & Poor's Insurance Rating Services, two independent insurance industry rating agencies, affect our ability to expand and to attract new business. A.M. Best's ratings for the industry range from "A++ (superior)" to "F (in liquidation)." Standard & Poor's ratings range from "AAA (extremely strong)" to "CC (extremely weak)." A.M. Best and Standard & Poor's insurance company ratings are based upon factors of concern to policyholders and insurance agents and are not directed toward the protection of investors. Our subsidiaries that are rated have A.M. Best ratings of "B- (fair)" and/or Standard & Poor's ratings of "B- (weak)."

    Certain distributors will not sell our products unless we have a financial strength rating of at least "A-." Similarly, certain prospective customers may decline to purchase new policies because of a perceived risk of non-payment of policy benefits due to our financial condition.

WE MAY SUFFER REDUCED INCOME IF GOVERNMENTAL AUTHORITIES CHANGE THE REGULATIONS APPLICABLE TO THE INSURANCE INDUSTRY.

    Our insurance subsidiaries are subject to comprehensive regulation by state insurance regulatory authorities. The laws of the various states establish insurance departments with broad powers with respect to such things as licensing companies to transact business, licensing agents, prescribing accounting principles and practices, admitting statutory assets, mandating certain insurance benefits, regulating premium rates, approving policy forms, regulating unfair trade, regulating market conduct and claims practices, establishing statutory reserve requirements and solvency standards, limiting dividends, restricting certain transactions between affiliates and regulating the types, amounts and statutory valuation of investments. The primary purpose of such regulation is to protect policyholders, not shareholders.

    State legislatures, state insurance regulators and the National Association of Insurance Commissioners ("NAIC") continually reexamine existing laws and regulations, and may impose changes in the future that materially adversely affect our financial condition and results of operations and could make it difficult or financially impracticable to continue doing business. Some states limit rate increases on long-term care insurance products and other states have considered doing so. Because insurance premiums are our primary source of income, our financial condition and results of operations may be negatively affected by any of these changes.

    Certain legislative proposals could, if enacted or further refined, adversely affect our financial condition and results of operations. These include the implementation of minimum consumer protection standards for inclusion in all long-term care policies, including: guaranteed premium rates; protection against inflation; limitations on waiting periods for pre-existing conditions; setting standards for sales practices for long-term care insurance; and guaranteed consumer access to information about insurers, including lapse and replacement rates for policies and the percentage of claims denied.

Enactment of any of these proposals could adversely affect our financial condition and results of operations. In addition, recent Federal financial services legislation requires states to adopt laws for the protection of consumer privacy. Compliance with various existing and pending privacy requirements also could result in significant additional costs to us.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IF WE CANNOT RECRUIT AND RETAIN INSURANCE AGENTS.

    We distribute our products principally through independent agents whom we recruit and train to market and sell our products. We also engage marketing general agents from time to time to recruit independent agents and develop networks of agents in various states. We compete vigorously with other insurance companies for productive independent agents, primarily on the basis of our financial position, support services, compensation and product features. When we ceased sales in 2001, many of our agents continued the sale of long-term care insurance products issued by our competitors. We may not be able to attract (or in the case of agents who have began writing long-term care products for our competitors, to re-engage) and retain independent agents to sell our products, especially if we are unable to obtain permission to recommence new policy sales in the 18 states where we are not currently offering new policies. Because our future profitability depends primarily on new policy sales, our business and ability to compete would suffer if we are unable to recruit and retain insurance agents or if we lose the services provided by our marketing agents.

LITIGATION MAY RESULT IN FINANCIAL LOSSES OR HARM OUR REPUTATION AND MAY DIVERT MANAGEMENT RESOURCES.

    Current and future litigation may result in financial losses, harm to our reputation and require the dedication of significant management resources. We are regularly involved in litigation. The litigation naming us as a defendant ordinarily involves our activities as an insurer. In recent years, many insurance companies have been named as defendants in class actions relating to market conduct or sales practices, and other long-term care insurance companies have been sued when they sought to implement premium rate increases. We cannot assure you that we will not be named as a defendant in similar cases.

    Penn Treaty and certain of its key executive officers are defendants in consolidated actions that were instituted on April 17, 2001 in the United States District Court for the Eastern District of Pennsylvania by shareholders of Penn Treaty, on their own behalf and on behalf of a putative class of similarly situated shareholders who purchased shares of our common stock between July 23, 2000 through and including March 29, 2001. The consolidated amended class action complaint seeks damages in an unspecified amount for losses allegedly incurred as a result of misstatements and omissions allegedly contained in Penn Treaty's periodic reports filed with the SEC, certain of our press releases, and in other statements made by us. The alleged misstatements and omissions relate, among other matters, to the statutory capital and surplus position of our largest subsidiary, Penn Treaty Network America Insurance Company. We believe that the complaint is without merit and we will continue to defend the matter vigorously.

    Penn Treaty and two of its subsidiaries, Penn Treaty Network America Insurance Company and Senior Financial Consultants Company, are defendants in an action instituted on June 5, 2002 in the United States District Court for the Eastern District of Pennsylvania by National Healthcare Services, Inc. The complaint seeks compensatory damages in excess of $150,000 and punitive damages in excess of $5 million for an alleged breach of contract and misappropriation. The claims arise out of a joint venture related to the AllRisk Healthcare program, which was marketed first by Penn Treaty Network America Insurance Company and then later by Senior Financial Consultants Company. The defendants have denied the allegations of the complaint and will continue to defend the matter vigorously. We have not accrued any amount related to these claims in our financial statements.

CERTAIN ANTI-TAKEOVER PROVISIONS IN STATE LAW AND OUR ARTICLES OF INCORPORATION MAY MAKE IT MORE DIFFICULT TO ACQUIRE US AND THUS MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

    Our Restated and Amended Articles of Incorporation, the Pennsylvania Business Corporation Law of 1988, as amended, and the insurance laws of states in which our insurance subsidiaries do business contain certain provisions which could delay or impede the removal of incumbent directors and could make a merger, tender offer or proxy contest involving us difficult, even if such a transaction would be beneficial to the interests of our shareholders, or discourage a third party from attempting to acquire control of us. In particular, the classification and three-year term of our directors could have the effect of delaying a change in control. Insurance laws and regulations of Pennsylvania and New York, our insurance subsidiaries states of domicile, prohibit any person from acquiring control of us, and thus indirect control of our insurance subsidiaries, without the prior approval of the insurance commissioners of those states.

                         RISKS RELATING TO THE OFFERING

THE NOTES ARE SUBORDINATED TO OUR SENIOR INDEBTEDNESS.

    The Notes are subordinated to all senior indebtedness, as this term is defined in the Note indenture, but will be senior to the 2003 Notes. The Notes will rank PARI PASSU with the 2008 Notes. At September 30, 2002, we had approximately $1,516,000 of indebtedness outstanding that will rank senior to the Notes. In addition, because our operations are conducted through subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors (including policyholders) of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Penn Treaty, including the Note holders. As of September 30, 2002, the aggregate liabilities of such subsidiaries were approximately $823.4 million.

IF THE MARKET PRICE OF OUR COMMON STOCK IS LOWER THAN THE CONVERSION PRICE OF THE NOTES, THE CONVERSION OF THE NOTES MAY NOT BE PRACTICABLE OR PROFITABLE.

    The conversion price for the Notes is $2.50 per share of common stock. As of December 20, 2002, the closing price per share for our common stock on the New York Stock Exchange was $1.97. If the market price for our common stock remains lower than the conversion price for the Notes, the conversion of the Notes may not be practicable or profitable because a holder would be paying more for our shares of common stock by converting the Notes than he or she would have to pay for the same shares on the open market.

THE CONVERSION OF THE NOTES, THE CONVERSION OF THE 2008 NOTES, THE EXERCISE OF OUR OUTSTANDING WARRANTS AND STOCK OPTIONS AND ANY FUTURE ISSUANCES OF NEW SHARES OF OUR COMMON STOCK WILL RESULT IN SIGNIFICANT DILUTION TO OUR EXISTING SHAREHOLDERS.

    The Notes and the 2008 Notes can be converted into approximately
32.1 million shares of our common stock (or approximately 43.3 million shares of our common stock if the conversion price on the 2008 Notes is reduced from $4.50 to $2.50 per share), which would equal 62.4% of our issued and outstanding shares following such conversion (or 69.1% of our issued and outstanding shares following such conversion after giving effect to such lower conversion price for the 2008 Notes). In addition, we have granted warrants to Centre Solutions (Bermuda) Limited, which are exercisable for preferred stock convertible into 15% of our then outstanding common stock after conversion on a fully diluted basis and an additional 20% of our then outstanding common stock after conversion on a fully diluted basis in the event that we do not commute our reinsurance agreement at or prior to December 31, 2007. We anticipate that to finance the growth of our business adequately, we may offer and sell our shares of common stock in private or public offerings in the future. The occurrence of any or all of the foregoing will result in significant additional dilution to our existing shareholders.

THERE IS NO ESTABLISHED MARKET FOR THE NOTES AND THEY MAY BE DIFFICULT TO SELL.

    We do not intend to list the Notes for trading on any national securities exchange or to cause them to be quoted in any inter dealer quotation system. Whether a market develops for the Notes, and if so, the liquidity of such market will depend on the number of holders of the Notes, our financial performance, and the market for similar securities. We cannot assure you that an active trading market for the Notes will develop or, if it does, at what prices the Notes may trade. Therefore, you may not be able to sell the Notes when you want and, if you do, you may not be able to receive the price you want.

WE MAY NOT RECEIVE THE APPROVAL OF OUR SHAREHOLDERS TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO AN AMOUNT SUFFICIENT TO PERMIT THE CONVERSION OF THE NOTES.

    We are currently obligated to issue common stock upon (i) the conversion of our Existing Notes, (ii) the conversion of our convertible preferred stock issuable upon exercise of the warrants granted to Centre Solutions (Bermuda) Limited and (iii) the exercise of all outstanding options granted by us pursuant to our stock option plans. Following the issuance of the Notes, we will also be obligated to issue common stock upon the conversion of the Notes. We currently do not have enough authorized shares of common stock available for issuance to satisfy all of these obligations. We plan to seek the approval of our shareholders to amend our Articles of Incorporation to increase the number of authorized shares of common stock to an amount sufficient to (i) permit the conversion of the Notes and the Existing Notes, (ii) permit the conversion of our convertible preferred stock issuable upon exercise of the warrants granted to Centre Solutions (Bermuda) Limited, (iii) satisfy our obligation to issue shares of common stock upon the exercise of outstanding options granted by us pursuant to our stock option plans, and (iv) permit us to offer shares of our common stock in the future to raise additional capital. Our shareholders may not approve an increase in the number of authorized shares of common stock in an amount sufficient to cover the foregoing obligations.

    In the event that our shareholders do not approve the necessary increase in the number of shares of our common stock authorized for issuance, we may be required to pay Note holders and Existing Note holders who desire to convert their securities an amount in cash equal to the market price of the shares of common stock into which such securities are then convertible. Our financial resources may not be sufficient to pay cash to holders of notes in lieu of delivering common stock.

IF THE PRICE OF OUR COMMON STOCK RISES ABOVE THE CONVERSION PRICE OF THE NOTES PRIOR TO APRIL 15, 2003, A NOTE HOLDER MAY NOT BE PERMITTED TO CONVERT AND OBTAIN THE BENEFIT OF THE DIFFERENCE BETWEEN THE CONVERSION PRICE AND THE MARKET PRICE.

    To protect the proceeds of the offering, the Notes are not convertible into common stock until the earlier of (i) April 15, 2003 or (ii) such time as the shareholders have approved an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to an amount sufficient to cover (a) the conversion of the Notes and the Existing Notes, (b) the conversion of our convertible preferred stock issuable upon exercise of the warrants granted to Centre Solutions (Bermuda) Limited, and (c) the exercise of outstanding options granted pursuant to our stock option plans. As a result, if the market price of our common stock rises above the conversion price of the Notes ($2.50) prior to the earlier of (i) and (ii) above, the Note holders will not able to convert the Notes and obtain the benefit of the difference.

UPON THE CONVERSION OF THE 2008 NOTES AND THE NOTES, WE COULD BE REQUIRED TO REDUCE CERTAIN TAX ATTRIBUTES (SUCH AS CREDITS, LOSSES, ETC.) AND THEREBY OWE GREATER FEDERAL INCOME TAXES.

    Depending upon who the owners of the Notes are at the time the Notes are converted into common stock, the Company could be required to reduce certain of its tax attributes (such as credits, losses, etc.) and thereby owe greater taxes. It is not possible for the Company to quantify the impact of such a reduction in tax attributes and the Company is not certain that any such reduction would be required.

            CHRONOLOGY OF COMPLETED STRATEGIC MILESTONES AND EVENTS

    Throughout 2001 and 2002, we have continued to progress in our plan to increase statutory surplus, improve Penn Treaty liquidity and evaluate our product profitiability. We have successfully completed many strategic initiatives to this end. A chronology of our strategic milestones achieved and events affecting us in the past twenty-one months follows:

    - In March 2001, we engaged a leading actuarial firm to provide consulting actuarial services and to assist us in the evaluation of our current product pricing and analysis of reserves. This engagement also provided us with access to substantial industry experience and insight to supplement our own historic data.

    - In May 2001, we completed our rights offering, which raised approximately $26 million. The proceeds of the rights offering enabled us to sufficiently increase statutory capital and parent liquidity until our Plan was finalized in 2002.

    - In October 2001, following extensive analysis and with the assistance of our consulting actuary, we began the implementation of premium rate increases on approximately 70% of our existing long-term care business. Importantly, this analysis determined that our pricing for products currently available for sale was appropriate and at our anticipated profit margins.

    - In December 2001, we commuted all ($20 million) of our outstanding financial reinsurance, honoring our commitment to our reinsurer.

    - Our Plan was finalized and approved by the Department in February 2002. As a result, our insurance subsidiary ratings were increased to B- by both A.M. Best and Standard & Poor's.

    - In February 2002, we entered into a 100% quota share reinsurance agreement (for statutory purposes) on all existing long-term care policies effective December 31, 2001.

    - We recommenced sales in 23 states immediately upon the finalization of our Plan in February 2002.

    - In March 2002, we completed an equity placement to current and new institutional investors of 510,000 shares of unregistered common stock for net proceeds of approximately $2.4 million.

    - In April 2002, we received an unqualified audit opinion for the year ended December 31, 2001, because of the steps that we had taken to improve Penn Treaty liquidity and insurance subsidiary statutory surplus.

    - We were successful in recommencing sales in nine additional states throughout the second quarter of 2002. In particular, in July 2002, we recommenced sales in Florida, which has historically represented 25% of our new policy sales.

    - Subsequent to September 30, 2002, we exchanged $63.3 million out of $74.8 million of the 2003 Notes for a like amount of 2008 Notes, which substantially reduced our near term liquidity requirements.

    - In the third quarter of 2002, we reevaluated and changed certain of the assumptions and processes involved in the development of our reserves for current claims. As a result, we increased our reserves for the payment of these claims by approximately $83 million. We expect this increase to reserves will reduce or eliminate future adverse development (i.e., actual payments exceeding our reserves), which we have experienced in the past and believe would continue in future periods in the absence of this reserve increase.

    - In November 2002, we received a tentative commitment from a group of Existing Note holders to subscribe to purchase $20 million of the Notes.

    We believe that the successful completion of this offering, although dilutive to our shareholders, is an integral part of the corrective measures we have taken to date. Our projected earnings are highly dependent upon new policy sales growth and we are offering the Notes in part to support the goal of increasing new policy sales.

                                USE OF PROCEEDS

    We expect to use the proceeds from this offering, net of estimated offering expenses of $2.3 million (including amounts payable to our financial advisors), to meet the surplus commitment under our consent order with the Florida Insurance Department, to pay the amounts due under the 2003 Notes, to raise additional capital to support our insurance subsidiaries' anticipated growth, and to provide liquidity and general working capital for Penn Treaty. We estimate that we will need to contribute approximately $23 million to our subsidiary, Penn Treaty Network American Insurance Company, to satisfy the Florida consent order.

    The following table sets forth the foregoing information on the assumption that we sell all $45 million of Notes:

DESCRIPTION                                      AMOUNT (IN THOUSANDS)   PERCENTAGE
-----------                                      ---------------------   ----------
Estimated Expenses of the Offering.............         $ 2,300               5.1%
Capital Contribution to Penn Treaty Network
  America Insurance Company....................          23,000              51.1
Retirement of the 2003 Notes...................          11,407              25.4
Working Capital and Liquidity for
  Penn Treaty..................................           8,293              18.4
                                                        -------             -----
                                                        $45,000             100.0%
                                                        =======             =====

                          MARKET FOR OUR COMMON STOCK

    Our common stock is traded on the New York Stock Exchange under the symbol "PTA." The following table sets forth, for the calendar periods indicated, the high and low sale prices per share of our common stock as reported on the New York Stock Exchange:

                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDED DECEMBER 31, 2000
  First Quarter.............................................   $18.13     $12.25
  Second Quarter............................................    19.94      13.13
  Third Quarter.............................................    18.81      14.88
  Fourth Quarter............................................    21.56      15.63

FISCAL YEAR ENDED DECEMBER 31, 2001
  First Quarter.............................................    19.75       8.80
  Second Quarter............................................     9.70       2.15
  Third Quarter.............................................     4.29       2.10
  Fourth Quarter............................................     6.42       2.70

FISCAL YEAR ENDING DECEMBER 31, 2002
  First Quarter.............................................     6.71       4.10
  Second Quarter............................................     6.85       3.75
  Third Quarter.............................................     4.78       3.35
  Fourth Quarter (through December 20, 2002)................     4.05       1.65

                                DIVIDEND POLICY

    We have never paid any dividends and do not intend to pay any dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Penn Treaty as of September 30, 2002, as adjusted to reflect the exchange of the 2003 Notes for the 2008 Notes, the issuance of Notes in the aggregate principal amount of $45 million pursuant to this prospectus supplement, and the application of the estimated net proceeds therefrom.

                                                                        SEPTEMBER 30, 2002
                                                           ---------------------------------------------
                                                                        AS ADJUSTED
                                                                        FOR ISSUANCE      AS FURTHER
                                                                        OF THE 2008      ADJUSTED FOR
                                                             ACTUAL        NOTES         THIS OFFERING
                                                           ----------   ------------   -----------------
                                                                          (IN THOUSANDS)
Debt:
  Mortgage loan..........................................  $    1,516      $  1,516    $           1,516
  2003 Notes.............................................      74,750        11,407                    0
  2008 Notes.............................................           0        63,343               63,343
  Notes..................................................           0             0               45,000
                                                           ----------      --------    -----------------
    Total debt...........................................  $   76,266      $ 76,266    $         109,859
                                                           ----------      --------    -----------------
Shareholders' equity:
  Preferred Stock, par value $1.00; 5,000 shares
    authorized; none outstanding.........................  $       --      $     --    $              --
  Common Stock, par value $.10; 40,000 shares authorized;
    20,321 shares issued and outstanding(1)..............       2,032         2,032                2,032
  Additional paid-in capital.............................      96,992        96,992               96,992
  Other comprehensive income, net of deferred taxes......       1,119         1,119                1,119
  Retained earnings......................................      60,810        60,810               60,810
  Less 915 shares of Common Stock in treasury, at cost...      (6,705)       (6,705)              (6,705)
                                                           ----------      --------    -----------------
    Total shareholders' equity...........................  $  154,248      $154,248              154,248
                                                           ----------      --------    -----------------
Total capitalization.....................................  $  230,514      $230,514              264,107
                                                           ==========      ========    =================

------------------------

(1) Excludes 40 shares issuable to Philadelphia Brokerage Corporation following completion of this offering and the exchange of 2003 Notes for 2008 Notes.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                  2001
                                                                       --------------------------
                             1997       1998       1999       2000     ACTUAL(1)   PROFORMA(1)(3)
                           --------   --------   --------   --------   ---------   --------------
Fixed charges, as
  defined:
  Interest on long-term
    debt.................  $ 4,804    $ 4,809    $ 5,187    $ 5,134    $  4,999       $  7,099
  Amortization of debt
    expense..............      359        359        359        359         359            742
  Estimated interest
    component of
    operating rentals....       67         87        210        229         187            187
                           -------    -------    -------    -------    --------       --------
      Total fixed
        charges..........  $ 5,230    $ 5,255    $ 5,756    $ 5,722    $  5,545       $  8,028
                           =======    =======    =======    =======    ========       ========
Earnings, as defined:
  Net income.............  $ 7,599    $24,048    $21,320    $22,750    $(48,589)      $(50,228)
Add (Deduct):
Cumulative effect of
  accounting change......       --         --         --         --          --             --
  Income taxes...........    2,695     11,578     10,837     11,720     (16,280)       (17,124)
  Total fixed charges as
    above................    5,230      5,255      5,756      5,722       5,545          8,028
                           -------    -------    -------    -------    --------       --------
      Total earnings.....  $15,524    $40,881    $37,913    $40,192    $(59,324)      $(59,324)
                           =======    =======    =======    =======    ========       ========
Ratio of earnings to
  fixed charges..........     3.0x       7.8x       6.6x       7.0x

                                NINE MONTHS ENDED SEPTEMBER 30,
                           -----------------------------------------
                                                     2002
                                          --------------------------
                               2001       ACTUAL(2)   PROFORMA(2)(3)
                           ------------   ---------   --------------
Fixed charges, as
  defined:
  Interest on long-term
    debt.................    $ 3,760      $  3,585       $  5,160
  Amortization of debt
    expense..............        269           269            557
  Estimated interest
    component of
    operating rentals....        140           137            137
                             -------      --------       --------
      Total fixed
        charges..........    $ 4,169      $  3,991       $  5,853
                             =======      ========       ========
Earnings, as defined:
  Net income.............    $ 4,170      $(31,331)      $(32,604)
Add (Deduct):
Cumulative effect of
  accounting change......         --         5,151          5,151
  Income taxes...........      2,148       (13,487)       (14,120)
  Total fixed charges as
    above................      4,169         3,991          5,853
                             -------      --------       --------
      Total earnings.....    $10,487      $(35,676)      $(35,676)
                             =======      ========       ========
Ratio of earnings to
  fixed charges..........       2.5x

------------------------------

(1) In 2001, earnings were deficient to cover fixed charges by $64,869.

(2) In the nine months ending September 30, 2002, earnings were deficient to cover fixed charges by $39,667.

(3) Proforma results are presented as if the Notes had been issued and the 2003 Notes had been defeased at the beginning of the period and include amortization of the costs associated with the issuance of the Notes.

                             DESCRIPTION OF RIGHTS

THE RIGHTS

    We have distributed without charge to holders of our common stock and Existing Notes as of November 25, 2002, the record date, transferable rights to purchase an aggregate principal amount of $45 million of Notes, convertible into shares of our common stock at a conversion price of $2.50 per share. A holder of our common stock will receive one right to purchase a principal amount of $1,000 of Notes for each 973 shares of common stock beneficially owned on the record date. A holder of the 2003 Notes or the 2008 Notes will receive one right to purchase a principal amount of $1,000 of Notes for each $26,673 principal amount or $2,433 principal amount of such notes, respectively, beneficially owned on the record date.

    We will not issue fractional rights or pay cash. The number of rights distributed to each holder will be rounded up to the nearest whole number. However, in the event of oversubscription, rights to purchase Notes will be allocated in the manner described below. Banks, brokers and other nominee rights holders holding shares of common stock or Existing Notes on the record date for more than one beneficial owner may exchange its rights certificate to obtain rights certificates for the number of rights to which each such beneficial owner would have been entitled had each been a record holder on the record date.

    Because the number of rights distributed to each record holder will be rounded up to the nearest whole number, beneficial owners of our common stock who are also the record holders of such shares might receive slightly more rights under certain circumstances than beneficial owners of our common stock who are not the record holders of their shares and who do not obtain (or cause the record owner of their shares of our common stock to obtain) a separate rights certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders of our common stock or beneficial owners of our common stock who obtain a separate rights certificate receive more rights, they will be able to subscribe for more Notes.

    Rounding the number of rights distributed to each holder up to the nearest whole number results in the distribution of rights to purchase Notes in an aggregate amount in excess of $45 million. Doing so, therefore, creates the possibility that holders could subscribe, in the aggregate, to purchase Notes in an amount exceeding $45 million. In such event, we will accept subscriptions, first, from all holders for the number of whole rights (before rounding) which they exercise. Thereafter, each holder receiving an additional right as a result of rounding will be ordered according to the fraction of a right such holder would have received in the absence of such rounding. We will then accept subscriptions from those holders entitled to receive the largest such fraction, and then from holders entitled to receive the next largest such fraction, and so on until subscriptions to purchase Notes in the aggregate amount of $45 million have been accepted. In the event that subscriptions from holders with the same fraction of a right would cause the issuance of more than $45 million after application of the foregoing process, we will accept subscriptions from such holders in the order in which we received all required documents properly executed.

EXPIRATION DATE

    The rights will expire at 5:00 p.m., Eastern time, on January 20, 2002, unless we extend the expiration date to a date no later than January 31, 2003. After the expiration date, unexercised rights will be null and void. We will not honor any purported exercise of rights received after the expiration date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. Notice of any extension of the expiration date will be made through a press release we issue.

SUBSCRIPTION PRIVILEGES

    BASIC SUBSCRIPTION PRIVILEGE.

    Each right will entitle the holder to purchase one Note in the principal amount of $1,000.

    OVERSUBSCRIPTION PRIVILEGE.

    Subject to the allocation described below, each right also carries the right to subscribe for additional Notes. A rights holder must exercise all of the rights held by such holder pursuant to the basic subscription privilege to subscribe for additional Notes pursuant to the oversubscription privilege.

    Notes will be available for subscription pursuant to the oversubscription privilege only to the extent that the principal aggregate amount of $45 million is not purchased through the basic subscription privilege. If the principal amount not purchased through the basic subscription privilege is insufficient to satisfy fully all subscriptions pursuant to the oversubscription privilege, such remaining principal amount will be prorated as equitably as possible (in increments of $1,000) among all rights holders who subscribe pursuant to the oversubscription privilege in proportion, not to the amount subscribed for pursuant to the oversubscription privilege, but to the principal amount each beneficial holder subscribing pursuant to the oversubscription privilege has purchased pursuant to the basic subscription privilege; provided, however, that if such allocation results in any rights holder being allocated Notes representing a greater amount of principal than such holder subscribed for pursuant to such holder's oversubscription privilege, then such holder will be allocated only such amount of remaining principal as such holder subscribed for pursuant to the oversubscription privilege. If a proration of the remaining principal results in any rights holder being allocated Notes representing a lesser amount than such holder subscribed for pursuant to the oversubscription privilege, then the excess purchase price paid by such holder for Notes not issued to such subscriber will be returned without interest or deduction.

    Banks, brokers and other nominee rights holders who subscribe pursuant to the oversubscription privilege on behalf of beneficial owners of rights will be required to certify, in connection with such oversubscription, as to the aggregate number of rights that have been exercised and the amount of principal that is being subscribed for by each such beneficial owner.

PURCHASE PRICE/ISSUE DATE

    The purchase price for each Note is $1,000 plus accrued and unpaid interest from the issue date. The issue date will be three New York Stock Exchange trading days after the expiration date.

EXERCISE OF RIGHTS

    Rights may be exercised by delivering to Wells Fargo Bank Minnesota, N.A. (the "Subscription Agent"), prior to 5:00 p.m., Eastern time, on the expiration date, the properly completed and executed rights certificate evidencing such rights with any required signatures guaranteed, together with payment in full of the principal amount of Notes subscribed for pursuant to the exercise of the rights including any Notes subscribed for pursuant to the oversubscription privilege. Such payment in full must be made by (a) check or bank draft drawn on a U.S. bank or postal, telegraphic or express money order payable to the order of Wells Fargo Bank Minnesota, N.A., as Subscription Agent, or (b) wire transfer of funds to the account maintained by the Subscription Agent for such purpose at Wells Fargo Bank Minnesota, N.A. ABA Routing No. 121000248; Beneficiary Account No. 0001038377; FFC Penn Treaty Subscription Account No. 14073501. Reference:
Penn Treaty American Corporation and name of registered owner. Any wire transfer of funds should clearly indicate the identity of the subscriber. The purchase price will be deemed to have been received by the Subscription Agent only upon
(i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn on a U.S. bank or of any postal, telegraphic or express money order, or (iii) receipt of good funds in the Subscription Agent's account designated above. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE UP TO TEN BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS OF RIGHTS WHO WISH TO PAY THE PRINCIPAL AMOUNT OF THE NOTES SUBSCRIBED FOR BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS. WE RESERVE THE RIGHT TO REJECT ANY UNCERTIFIED PERSONAL CHECK THAT HAS NOT CLEARED BY THE EXPIRATION DATE.

    The address to which the rights certificates and payment of the purchase price for the Notes (unless such purchase price is wired as provided for above) should be delivered is:

                             Wells Fargo Bank Minnesota, N.A.
                             MAC # N9303-110
                             Corporate Trust Services
                             6th & Marquette Avenue
                             Minneapolis, MN 55479

    If a rights holder whose common stock or Existing Notes are held through a broker wishes to exercise rights, but time will not permit such holder to cause the rights certificate or rights certificates evidencing such rights to reach the Subscription Agent on or prior to the expiration date, such rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

        (i) such holder has caused payment in full of the principal amount of the Notes subscribed for pursuant to the exercise of the rights to be received (in the manner set forth above) by the Subscription Agent within three New York Stock Exchange trading days following the expiration date;

        (ii) the Subscription Agent receives, on or prior to the expiration date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Rights Certificates (the "Instructions") distributed with the rights certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising rights holder, the number of rights represented by the rights certificate or rights certificates held by such exercising rights holder, the principal amount of Notes being subscribed for and guaranteeing the delivery to the Subscription Agent of any rights certificate evidencing such rights within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery; and

        (iii) the properly completed rights certificate evidencing the rights being exercised, with any required signatures guaranteed, is received by the Subscription Agent within three New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as rights certificates at the address set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (facsimile no. (612) 667-2134). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Georgeson Shareholder Communications Inc. (the "Information Agent") at the following telephone numbers:

                Holders of Common Stock and Existing Notes call
                           Toll free: (866) 328-5442
                     For Banks and Brokers: (212) 440-9800

    If a rights holder does not indicate the number of rights being exercised, or does not forward full payment of the principal amount for the number of rights that the rights holder indicates are being exercised, then the rights holder will be deemed to have exercised the basic subscription privilege with respect to the maximum number of rights that may be exercised for the principal amount delivered by the rights holder and, to the extent that the principal amount delivered by the rights holder exceeds the aggregate purchase price for the Notes such holder is entitled to purchase pursuant to the basic subscription privilege (such excess being the "subscription excess"), the rights holder will be deemed to have subscribed pursuant to the oversubscription privilege to purchase, to the extent available, that number of Notes in a face amount equal to the subscription excess (only in increments of $1,000).

    Funds received as payment for a portion of the remaining principal amount subscribed for pursuant to the oversubscription privilege will be held in a segregated account pending issuance of Notes representing such portion of the remaining principal amount. If a rights holder subscribing pursuant to the oversubscription privilege is allocated less than all of the remaining principal amount which such holder wished to subscribe for pursuant to the oversubscription privilege, the excess funds paid by such holder for Notes not issued will be returned by mail without interest or deduction as soon as practicable after the expiration date.

    Unless a rights certificate (i) provides that the Notes to be issued pursuant to the exercise of rights represented thereby are to be delivered to the record holder of such rights or (ii) is submitted for the account of an Eligible Institution, signatures on such rights certificate must be guaranteed by an Eligible Institution.

    Persons who hold shares of our common stock or Existing Notes for the account of others, such as banks, brokers or other nominee rights holders, should notify the respective beneficial owners of such securities as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the record holder of such rights should complete rights certificates and submit them to the Subscription Agent with the proper payment. In addition, a beneficial owner of our common stock or Existing Notes or rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with such beneficial owner's instructions.

    The instructions accompanying the rights certificates should be read carefully and followed in detail. DO NOT SEND RIGHTS CERTIFICATES TO PENN TREATY.

    THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE PRINCIPAL AMOUNT OF THE NOTES SUBSCRIBED FOR WILL BE AT THE ELECTION AND RISK OF EACH RIGHTS HOLDER. IF SENT BY MAIL WE RECOMMEND THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE.

    All questions concerning the timeliness, validity, form and eligibility of any exercise of rights or subscriptions pursuant to the oversubscription privilege will be determined by us, and our determination will be final and binding. We may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right or subscriptions pursuant to the oversubscription privilege. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of rights certificates or will incur any liability for failure to give such notification.

    Any questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus supplement, the Instructions or the Notice of Guaranteed Delivery should be directed to the Information Agent.

NO REVOCATION

    ONCE A HOLDER OF RIGHTS HAS EXERCISED THE SUBSCRIPTION PRIVILEGE GRANTED BY THE RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED EXCEPT UPON MODIFICATION OR TERMINATION OF THE RIGHTS OFFERING.

METHOD OF TRANSFERRING RIGHTS

    We do not intend to list the rights for trading on any national securities exchange or cause them to be quoted in any inter-dealer quotation system. We do not expect there to be an organized market for the rights.

    Nonetheless, the rights evidenced by a rights certificate may be transferred in whole by endorsing the rights certificate for transfer in accordance with the Instructions. A portion of the rights evidenced by a rights certificate (but not fractional rights) may be transferred by delivering to the Subscription Agent a rights certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). In such event, a new rights certificate evidencing the balance of the rights will be issued to the rights holder or, if the rights holder so instructs, to one or more additional transferees. To transfer rights to any person other than a bank or broker, signatures on the rights certificate must be guaranteed by an Eligible Institution.

    Holders wishing to transfer all or a portion of their rights (but not fractional rights) should allow a sufficient amount of time prior to the expiration date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new rights certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any, and (iii) the rights evidenced by such new rights certificates to be exercised by the recipients thereof. Neither we nor the Subscription Agent will have any liability to a transferee or transferor of rights if rights certificates are not received in time for exercise prior to the expiration date.

MODIFICATIONS AND CANCELLATION

    We reserve the right to extend the expiration date (to a date no later than January 31, 2003) and to modify the terms of this offering. If we modify the terms of this offering, a new prospectus supplement, or an amendment to this prospectus supplement, will be distributed to all rights holders who have previously exercised rights and to holders of record of unexercised rights on the date we modify the terms. In addition, all rights holders who have previously exercised rights, or who exercise rights within four (4) business days after the mailing of the new prospectus supplement or an amendment to this prospectus supplement, shall be provided with a form of Consent to Modified Rights Offering Terms, on which they can confirm their exercise of rights and their subscriptions under the terms of this rights offering as modified by us. A rights holder who has previously exercised any rights, or who exercises rights within four (4) business days after the mailing of any such new prospectus supplement, or an amendment to this prospectus supplement, and who does not return such consent within ten (10) business days after the mailing of such consent by us will be deemed to have canceled his or her exercise of rights, and the full amount of the subscription price previously paid by such rights holder will be returned by mail, without interest or deduction. Any completed rights certificate received by the Subscription Agent five (5) or more business days after the date of the amendment will be deemed to constitute the consent to the modified terms by the rights holder who completed such rights certificate to the modified terms.

    We also reserve the right to cancel the offering at any time. Such cancellation would be effected by our giving oral or written notice of such cancellation to the Subscription Agent and making a public announcement by press release. If the rights offering is cancelled, the purchase price will be returned by mail to exercising rights holders, without interest or deduction. Neither we nor any rights holder will have any obligation to a transferee of rights, whether such transfer was made through the Subscription Agent or otherwise, in the event that this offering is cancelled. If the rights offering is cancelled, the rights will not be exercisable.

SUBSCRIPTION AGENT

    We have appointed Wells Fargo Bank Minnesota, N.A. as Subscription Agent for the offering. The Subscription Agent's address, which is the address to which the rights certificates and payment of the purchase price for the Notes (unless such purchase price is wired as provided for above) should be delivered, as well as the address to which a Notice of Guaranteed Delivery must be delivered, is:

                             Wells Fargo Bank Minnesota, N.A.
                             MAC # N9303-110
                             Corporate Trust Services
                             6th & Marquette Avenue
                             Minneapolis, MN 55479

    The Subscription Agent's telephone number is (612) 667-0266.

    We will pay the fees and expenses of the Subscription Agent and have also agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the rights offering.

FINANCIAL ADVISORS

    We have engaged Merrill Lynch & Co., Advest, Inc. and Philadelphia Brokerage Corporation as financial advisors to assist us in selling the Notes and will pay them fees for such services. We have agreed to indemnify Merrill Lynch & Co. and Advest, Inc. against certain liabilities that relate to or may arise out of this offering.

NO BOARD OR FINANCIAL ADVISOR RECOMMENDATIONS

    An investment in the Notes must be made pursuant to each prospective investor's evaluation of its, his or her best interests. Accordingly, neither our Board of Directors nor any financial advisor we engaged has made any recommendation to any rights holder or prospective investor regarding the exercise of rights.

                              DESCRIPTION OF NOTES

    The Notes are to be issued under an indenture, to be dated on the issue date between Penn Treaty and Wells Fargo Bank Minnesota, N.A., as trustee. The following summaries of certain provisions of the Notes and the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and the indenture, including the definitions therein of certain terms which are not otherwise defined in this prospectus supplement. Wherever particular provisions or defined terms of the indenture (or of the form of Notes which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference in their entirety.

GENERAL

    The Notes will represent general unsecured subordinated obligations of Penn Treaty and will be convertible into common stock as described below under the subheadings "--Conversion of the Notes" and "--Mandatory Conversion of the Notes." The Notes will be limited to an aggregate principal amount of $45 million, will be issued in fully registered form only in denominations of $1,000 in principal amount or any integral multiple thereof, and will mature on October 15, 2008, unless earlier redeemed at the option of Penn Treaty, repurchased at the option of the Note holder upon a change of control, or converted to common stock.

    The indenture will not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of Penn Treaty or the incurrence of debt by Penn Treaty or any of its subsidiaries.

    The Notes will bear interest from the issue date at the annual rate of 6.25%, payable semi-annually on October 15 and April 15, commencing on April 15, 2003, to holders of record at the close of business on the preceding October 1 and April 1, respectively. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

    Interest may, at the option of Penn Treaty, be paid by check mailed to the address of such holder as it appears in the note register. Any holder of Notes with an aggregate principal amount of $5 million or more may request that interest be paid by wire transfer by giving written notice to the trustee in accordance with the provisions of the indenture. Principal will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the trustee in New York, New York. Reference is made to the information set forth below under the subheading "--Delivery and Form."

DELIVERY AND FORM

    The Notes will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

    GLOBAL NOTE; BOOK ENTRY FORM. A recipient of Notes pursuant to this offering will receive a beneficial interest in an unrestricted global note. The global note will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Upon issuance of the global note, DTC will credit, on its book-entry registration and transfer systems, the respective principal amounts of the Notes represented by the global note to the accounts of institutions or persons, commonly known as participants, that have accounts with DTC or its nominee. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through participants. Except as set forth below, the record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    Payment of interest on and the redemption and repurchase price of the global note will be made to Cede as registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, each redemption date and each repurchase date, as applicable. None of Penn Treaty, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    We have been informed by DTC that, with respect to any payment of interest on, or the redemption or repurchase price of, the global note, DTC's practice is, upon receipt of payment, to credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the global note as shown on the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by the global note held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

    Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of persons who hold interests through them and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Neither Penn Treaty nor the trustee (or any registrar, paying agent or conversion agent under the indenture) will have responsibility for the performance of DTC or its participants or persons who hold interests through the participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the Notes represented by the global note as to which such participant or participants has or have given such direction.

    DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global note among participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Penn Treaty within 90 days, Penn Treaty will cause the Notes to be issued in definitive form in exchange for the global note.

    CERTIFICATED NOTES. Owners of Notes may request that certificated Notes be issued in exchange for Notes represented by the global note. Furthermore, certificated Notes may be issued in exchange for Notes represented by the global note if no successor depositary is appointed by Penn Treaty as set forth above.

CONVERSION OF THE NOTES

    Holders may convert their Notes or portions thereof (in denominations of $1,000 in principal amount or integral multiples thereof) into common stock (subject to the next paragraph) until the close of business on October 15, 2008. The conversion right becomes exercisable on the earlier of (i) April 15, 2003 or
(ii) at such time as Penn Treaty shareholders shall have approved an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock to an amount sufficient to cover the conversion of the Notes, the Existing Notes, the convertible preferred stock issuable upon exercise of the warrants granted to Centre Solutions (Bermuda) Limited, and the exercise of outstanding options granted pursuant to our stock option plans. The conversion price is $2.50 per share, subject to adjustment as described below; provided, that in the case of Notes called for redemption, conversion rights will expire at the close of business on the business day immediately preceding the date fixed for redemption, unless Penn Treaty defaults in payment of the redemption price. A Note (or portion thereof) in respect of which a holder is exercising its option to require repurchase upon a Change of Control (as defined below) may be converted only if such holder withdraws its election to exercise such redemption option in accordance with the terms of the indenture.

    Penn Treaty currently does not have a sufficient number of shares of common stock authorized for issuance to accommodate the conversion of the Notes, the Existing Notes, the exercise of outstanding options granted pursuant to our stock option plans, and the conversion of our convertible preferred stock issuable upon exercise of the warrants granted to Centre Solutions (Bermuda) Limited. To provide a sufficient number of shares to cover all of these obligations, Penn Treaty is seeking and recommending the approval of its shareholders to amend its Articles of Incorporation to increase the number of authorized shares of common stock to an amount sufficient to do so. In the event a holder desires to convert all, or any portion, of its Notes into shares of common stock after the earlier of the two dates referred to in the preceding paragraph and Penn Treaty does not have a sufficient number of shares of common stock available for such conversion, in lieu of delivering shares of common stock upon conversion of that portion of such holder's Notes for which there is an insufficient number of shares of common stock, Penn Treaty will cancel such holder's Note and pay such holder an amount in cash equal to the market price of the shares of common stock into which the Notes are then convertible. "Market price" means the average of the last reported closing prices of the common stock for the ten trading day period (appropriately adjusted to take into account the occurrence during such period of certain events that would result in an adjustment of the conversion price), commencing on the first trading day after delivery of notice to such holder that Penn Treaty must pay cash in lieu of delivering shares of common stock. Any cash paid to the holder in lieu of shares of common stock will generally result in taxable gain or loss to the holder converting such Notes. See "Certain United States Federal Income Tax Considerations." However, the ability of Penn Treaty to pay cash to holders of Notes in lieu of delivering common stock will be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required cash payments in lieu of delivering common stock to Note holders seeking to convert their Notes into shares of common stock. See "Risk Factors--Risks Relating to the Offering."

    Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends paid on any common stock issued. A holder of Notes at the close of business on a record date will be entitled to receive the interest payable on such Notes on the corresponding interest payment date. Any unpaid interest on any Note or portion thereof as of the date

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such Note or portion thereof is surrendered for conversion shall (unless such
Note or portion thereof being converted shall have been called for redemption on a redemption date during the period from the close of business on or after any record date for the payment of interest to the close of business on the business day following the corresponding interest payment date) be paid in cash to the former holder of such Note or portion thereof on the next succeeding interest payment date. We are not required to issue fractional shares of common stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the closing price of the common stock on the last business day prior to the date of conversion.

    The conversion price is subject to adjustment (under formulae set forth in the Note indenture) upon the occurrence of certain events, including: (i) the issuance of common stock as a dividend or distribution on the outstanding common stock, (ii) the issuance to all holders of common stock of certain rights, options or warrants to purchase common stock at less than the Current Market Price (as defined in the indenture), (iii) certain subdivisions, combinations and reclassifications of common stock, (iv) distributions to all holders of common stock of Penn Treaty of any class of capital stock of Penn Treaty (other than distributions of common stock as a dividend or distribution) or evidences of indebtedness of Penn Treaty or assets (including securities, but excluding those rights, options and warrants referred to in clause (ii) above and dividends and distributions in connection with the liquidation, dissolution or winding up of Penn Treaty and dividends and distributions paid exclusively in cash), (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv) or in connection with a consolidation, merger or sale of assets of Penn Treaty as referred to in clause (ii) of the third paragraph below) to all holders of common stock in an aggregate amount that, together with (x) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration payable in respect of any tender offers by Penn Treaty or any of its subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of Penn Treaty's market capitalization (being the product of the then current market price of the common stock times the number of shares of common stock then outstanding) on the record date for such distribution and (vi) the purchase of common stock pursuant to a tender offer made by Penn Treaty or any of its subsidiaries which involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration payable in any other tender offer by Penn Treaty or any of its subsidiaries for common stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 20% of Penn Treaty's market capitalization on the expiration of such tender offer. No adjustment of the conversion price will be made for shares issued pursuant to a plan for reinvestment of dividends or interest.

    No adjustment will be made pursuant to clause (iv) of the preceding paragraph if Penn Treaty makes proper provision for each holder of Notes who converts a Note (or portion thereof) to receive, in addition to the common stock issuable upon such conversion, the kind and amount of assets (including securities) that such holder would have been entitled to receive if such holder had been a holder of the common stock at the time of the distribution of such assets or securities. Rights, options or warrants distributed by Penn Treaty to all holders of the common stock that entitle the holders thereof to purchase shares of Penn Treaty's capital stock and that, until the occurrence of an event (a "Triggering Event"), (i) are deemed to be transferred with the common stock,
(ii) are not exercisable and (iii) are also issued in respect of future issuances of common stock, shall not be deemed to be distributed (and no adjustment in the Conversion Price shall be required) until the occurrence of the Triggering Event.

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    Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

    In the case of (i) any reclassification or change of the common stock (other than changes in par value or from par value to no par value as a result of a subdivision or a combination) or (ii) a consolidation, merger or combination involving Penn Treaty or a sale or conveyance to another entity of the property and assets of Penn Treaty as an entirety or substantially as an entirety (determined on a consolidated basis), in each case as a result of which holders of common stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, sale or conveyance had such Notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance assuming that a holder of Notes did not exercise any rights of election, if any, as to the stock, other securities or other property or assets receivable in connection therewith.

    In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to the United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Considerations--Adjustments to Conversion Price."

    We may from time to time to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days, in which case Penn Treaty shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of Penn Treaty, which determination shall be conclusive. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to Penn Treaty's shareholders resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

MANDATORY CONVERSION OF THE NOTES

    If the average closing share price of our common stock for any 15 consecutive trading days beginning on or after October 15, 2004 is at least 10% greater than the conversion price of the Notes (i.e., $2.75) and we have a sufficient number of shares of our common stock authorized for issuance, then holders of the Notes are required to convert their Notes into common stock at the conversion price of $2.50.

RANKING; SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Notes will, to the extent set forth in the indenture, be senior to the 2003 Notes, will rank PARI PASSU with the 2008 Notes, but will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (defined below). Upon any distribution to creditors of Penn Treaty in a liquidation or dissolution of Penn Treaty or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding related to Penn Treaty or its property, in an assignment for the benefit of creditors or any marshaling of Penn Treaty's assets

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and liabilities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Notes (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness).

    Penn Treaty also may not make any payment upon or in respect of the Notes (except in such subordinated securities) and may not acquire from the trustee or the holder of any Note for cash or property (other than securities subordinated to at least the same extent as the Note to (i) Senior Indebtedness and (ii) any securities issued in exchange for all Senior Indebtedness) until Senior Indebtedness has been paid in full if (i) a default in the payment of the principal of, premium, if any, or interest on Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Senior Indebtedness that permits holders of the Senior Indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the representative or representatives of holders of at least a majority in principal amount of Senior Indebtedness then outstanding. Payments on the Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived, or
(ii) in the case of a default other than a non-payment default, 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the trustee of any prior Payment Blockage Notice. No default, other than a nonpayment default, that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default shall have been cured or waived for a period of not less than 180 days.

    "Senior Indebtedness" with respect to the Notes means the principal of, premium, if any, and interest on, and any fees, costs, expenses and any other amounts (including indemnity payments) related to the following, whether outstanding on the date of the indenture or thereafter incurred or created:
(i) indebtedness, matured or unmatured, whether or not contingent, of Penn Treaty for money borrowed evidenced by notes or other written obligations,
(ii) any interest rate contract, interest rate swap agreement or other similar agreement or arrangement designed to protect Penn Treaty or any of its subsidiaries against fluctuations in interest rates, (iii) indebtedness, matured or unmatured, whether or not contingent, of Penn Treaty evidenced by notes, debentures, bonds or similar instruments or Letters of Credit (or reimbursement agreements in respect thereof), (iv) obligations of Penn Treaty as lessee under capitalized leases and under leases of property made as part of any sale and leaseback transactions, (v) indebtedness of others of any of the kinds described in the preceding clauses (i) through (iv) assumed or guaranteed by Penn Treaty, and (vi) renewals, extensions, modifications, amendments and refundings of, and indebtedness and obligations of a successor person issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (i) through (iv), unless the agreement pursuant to which any such indebtedness described in clauses (i) through (vi) is created, issued, assumed or guaranteed expressly provides that such indebtedness is not senior or superior in right of payment to the Notes; provided, however, that the following shall not constitute Senior Indebtedness: (w) any indebtedness or obligation of Penn Treaty in respect of the Notes or the Existing Notes, (x) any indebtedness of Penn Treaty to any of its subsidiaries or other affiliates; (y) any indebtedness that is subordinated or junior in any respect to any other indebtedness of Penn Treaty other than Senior Indebtedness; and (z) any indebtedness incurred for the purchase of goods or materials in the ordinary course of business.

    In the event that the trustee (or paying agent if other than the trustee) or any holder receives any payment of principal or interest with respect to the Notes at a time when such payment is prohibited under the indenture, such payment shall be held in trust for the benefit of, and immediately shall be

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paid over and delivered to, the holders of Senior Indebtedness or their representative as their respective interests may appear. After all Senior Indebtedness is paid in full and until the Notes are paid in full, holders shall be subrogated (equally and ratably with all other indebtedness PARI PASSU with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders have been applied to the payment of Senior Indebtedness.

    As of September 30, 2002, we had approximately $1.5 million outstanding under the mortgage, constituting all the currently outstanding Senior Indebtedness. We will not have any other Senior Indebtedness outstanding immediately following completion of this offering; however, the indenture does not prohibit or limit the incurrence of Senior Indebtedness in the future. As of December 20, 2002, Penn Treaty had approximately $63.3 million principal amount of 2008 Notes outstanding.

    In addition, because our operations are conducted primarily through our subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Penn Treaty, including holders of the Notes. As of September 30, 2002, the aggregate liabilities of such subsidiaries were approximately
$823.4 million. The indenture does not limit the amount of additional indebtedness which any of our subsidiaries can create, incur, assume or guarantee.

    Because of these subordination provisions, in the event of a liquidation or insolvency of Penn Treaty or any of its subsidiaries, holders of Notes may recover less, ratably, than the holders of Senior Indebtedness.

OPTIONAL REDEMPTION BY PENN TREATY

    The Notes are not redeemable at the option of Penn Treaty prior to October 15, 2004. At any time on or after that date, the Notes may be redeemed at Penn Treaty's option on at least 30 but not more than 60 days' notice, in whole at any time or in part from time to time, at a price equal to the principal amount of the Notes, together with accrued interest to the date fixed for redemption.

    If fewer than all the Notes are to be redeemed, the trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

    No sinking fund is provided for the Notes.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (as defined below), each holder of Notes shall have the right to require that Penn Treaty repurchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase, pursuant to an offer (the "Change of Control Offer") made in accordance with the procedures described below and the other provisions in the indenture.

    A "Change of Control" means an event or series of events in which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires "beneficial ownership" (as determined in accordance with Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock (as defined below) of Penn Treaty at an Acquisition Price (as defined below) less than the conversion price then in effect with respect to the

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Notes and (ii) the holders of the common stock receive consideration which is not all or substantially all common stock that is (or upon consummation of or immediately following such event or events will be) listed on a United States national securities exchange or approved for quotation on the Nasdaq Stock Market or any similar United States system of automated dissemination of quotations of securities' prices; provided, however, that any such person or group shall not be deemed to be the beneficial owner of, or to beneficially own, any Voting Stock tendered in a tender offer until such tendered Voting Stock is accepted for purchase under the tender offer. "Voting Stock" means capital stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, managers or trustees of a corporation (irrespective whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). "Acquisition Price" means the weighted average price paid by the person or group in acquiring the Voting Stock.

    Within 30 days following any Change of Control, we shall send by first-class mail, postage prepaid, to the trustee and to each holder of Notes, at such holder's address appearing in the Note register, a notice stating, among other things, that a Change of Control has occurred, the repurchase price, the repurchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

    We will comply, to the extent applicable, with the requirements of Rule 13e-4 and Rule 14e-1 promulgated under the Exchange Act and other securities laws or regulations, to the extent such laws are applicable, in connection with the repurchase of the Notes as described above.

    Future indebtedness of Penn Treaty may contain prohibitions of certain events which would constitute a Change of Control or require Penn Treaty to offer to repurchase such indebtedness upon a Change of Control. Moreover, the exercise by the holders of Notes of their right to require Penn Treaty to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on Penn Treaty. Finally, our ability to pay cash to holders of Notes upon a purchase may be limited by Penn Treaty's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See "Risk Factors." Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of Penn Treaty and the removal of incumbent management.

MERGER, CONSOLIDATION AND SALE OF ASSETS

    The indenture prohibits Penn Treaty from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all its assets (determined on a consolidated basis), to any person unless: (i) either Penn Treaty is the resulting, surviving or transferee person (the "Successor Company") or the Successor Company is a person organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Company (if not Penn Treaty) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Penn Treaty under the indenture and the Notes, including the conversion rights described above under "--Conversion of the Notes," (ii) immediately after giving effect to such transaction no Event of Default (as defined below) has occurred and is continuing, and (iii) Penn Treaty has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

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EVENTS OF DEFAULT AND REMEDIES

    An Event of Default is defined in the indenture as being, among other things: default in payment of the principal of or premium, if any, on the Notes when due at maturity, upon redemption or otherwise, including failure by Penn Treaty to purchase the Notes when required as described under "--Change of Control" (whether or not such payment shall be prohibited by the subordination provisions of the indenture); default for 30 days in payment of any installment of interest on the Notes (whether or not such payment shall be prohibited by the subordination provisions of the indenture); default by Penn Treaty for 90 days after notice in the observance or performance of any other covenants in the indenture; final judgments or decrees entered into by a court of competent jurisdiction against Penn Treaty or any subsidiary involving liabilities of $25 million or more after deducting the portion of such liabilities accepted by an insurance company; or certain events involving bankruptcy, insolvency or reorganization of Penn Treaty. The indenture provides that the trustee may withhold notice to the holders of Notes of any default (except in payment of principal, premium, if any, or interest with respect to the Notes) if the trustee, in good faith, considers it in the interest of the holders of the Notes to do so.

    The Note indenture provides that if an Event of Default (other than an Event of Default with respect to certain events, including bankruptcy, insolvency or reorganization of Penn Treaty) shall have occurred and be continuing, the trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, on the Notes to be due and payable immediately, but if Penn Treaty shall pay or deposit with the trustee a sum sufficient to pay all matured installments of interest on all Notes and the principal and premiums, if any, on all Notes that have become due other than by acceleration and certain expenses and fees of the trustee and if all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) shall have been cured or waived and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of the Notes then outstanding.

    The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture. The indenture provides that, subject to the duty of the trustee following an Event of Default to act with the required standard of care, the trustee will not be under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the trustee receives satisfactory indemnity against any associated costs, liability or expense.

SATISFACTION AND DISCHARGE; DEFEASANCE

    The Note indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of the holders of Notes to receive payments of principal of, premium, if any, and interest on, the Notes, (ii) rights of holders of Notes to convert to common stock or, in certain circumstances, cash,
(iii) Penn Treaty's right of optional redemption, (iv) rights of registration of transfer and exchange, (v) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (vi) rights, obligations and immunities of the trustee under the indenture and (vii) rights of the holders of Notes as beneficiaries of the indenture with respect to the property so deposited with the trustee payable to all or any of them) if (A) Penn Treaty will have paid or caused to be paid the principal of, premium, if any, and interest on the Notes as and when the same will have become due and payable or (B) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the trustee for cancellation or (C) (x) the Notes not previously delivered to the trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption tender arrangements satisfactory to the trustee upon delivery of notice and (y) Penn Treaty will have irrevocably deposited with the trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which Penn Treaty is a party or by which it is bound and Penn Treaty has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

    The Note indenture will also cease to be in effect (except as described in clauses (i) through (vii) in the immediately preceding paragraph) and the indebtedness on all outstanding Notes will be discharged on the 123rd day after the irrevocable deposit by Penn Treaty with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, of cash, U.S. Government Obligations (as defined in the indenture) or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal of, premium, if any, and interest on the Notes then outstanding in accordance with the terms of the indenture and the Notes ("legal defeasance"). Such legal defeasance may only be effected if (i) no Event of Default has occurred or is continuing, (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which Penn Treaty is a party or by which it is bound, (iii) Penn Treaty has delivered to the trustee an opinion of counsel stating that (A) Penn Treaty has received from, or there has been published by, the Internal Revenue Service (the "Service") a ruling or
(B) since the date of the indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, based thereon, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge by Penn Treaty and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, (iv) Penn Treaty has delivered to the trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (v) Penn Treaty has delivered to the trustee an officers certificate and an opinion of counsel stating that all conditions related to the defeasance have been complied with.

    Penn Treaty may also be released from its obligations under the covenants described above captioned "--Change of Control" and "--Merger, Consolidation and Sale of Assets" with respect to the Notes outstanding on the 123rd day after the irrevocable deposit by Penn Treaty with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, of cash, U.S. Government Obligations or a combination thereof, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal of, premium, if any, and interest on the Notes then outstanding in accordance with the terms of the indenture and the Notes ("covenant defeasance"). Such covenant defeasance may only be effected if
(i) no Event of Default has occurred or is continuing (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which Penn Treaty is a party or by which it is bound,
(iii) Penn Treaty has delivered to the trustee an officers' certificate and an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance by Penn Treaty and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (iv) Penn Treaty has delivered to the trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and
(v) Penn Treaty has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions related to the covenant defeasance have been complied with. Following such covenant defeasance, Penn Treaty will no longer be required to comply with the obligations described above under "Merger, Consolidation and Sale of Assets" and will have no obligation to repurchase the Notes pursuant to the provisions described under "--Change of Control."

    Notwithstanding any satisfaction and discharge or defeasance of the indenture, the obligations of Penn Treaty described under "--Conversion of the Notes" will survive to the extent provided in the indenture until the Notes cease to be outstanding.

MODIFICATIONS OF THE INDENTURE

    The Note indenture contains provisions permitting Penn Treaty and the trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of Penn Treaty to repurchase the Notes, at the option of the holder, upon the happening of a Change of Control, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, modify the subordination provisions of the indenture in a manner adverse to the holders of the Notes or impair the right to convert the Notes into common stock subject to the terms set forth in the indenture, without the consent of the holder of each Note so affected or (ii) without the consent of holders of all the Notes then outstanding, reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such modification or supplemental indenture. The trustee may modify or supplement the indenture without notice to or consent of any holder in certain events, such as to make provision for certain conversion rights, to provide for the issuance of Notes in coupon form, to correct or supplement any inconsistent or deficient provision in the indenture, to comply with the provisions of the Trust indenture Act of 1939 or to appoint a successor trustee.

CONCERNING THE TRUSTEE

    Wells Fargo Bank Minnesota, N.A., the trustee under the indenture, has been appointed by Penn Treaty as the paying agent, conversion agent, registrar and custodian with regard to the Notes. The trustee and/or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses. Under the indenture, each holder or former holder of a Note agrees to indemnify Penn Treaty and the trustee against any liability that may result from the transfer, exchange or assignment of such holder's or former holder's Note in violation of any provision of the indenture or applicable United States Federal or state securities laws.

                          DESCRIPTION OF COMMON STOCK

    The following summary description of our common stock is qualified in its entirety by reference to our Restated and Amended Articles of Incorporation, as amended and our Amended and Restated By-Laws, copies of which are filed as exhibits to our Registration Statement on Form S-1 (Reg. No. 33-92690) and our Registration Statement on Form S-3 (Reg. No. 333-22125).

    Our authorized common stock is currently 40,000,000 shares.

    At December 23, 2002, there were 19,375,741 shares of Common Stock outstanding.

COMMON STOCK

DIVIDENDS.

    Subject to the rights of the holders of preferred stock, our common stock holders are entitled to receive dividends and other distributions in cash, stock or property, when, as and if declared by the Board of Directors out of our assets or funds legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

VOTING RIGHTS.

    At every meeting of shareholders, every common stock holder is entitled to one vote per share. Subject to any voting rights which may be granted to holders of preferred stock, any action submitted to shareholders is approved if the number of votes cast in favor of such action exceeds the number of votes required by the provisions of our Articles of Incorporation or by applicable law, subject to applicable quorum requirements. Our Articles of Incorporation require the affirmative vote of at least 67% of the voting power of all of our shareholders with respect to fundamental corporate transactions including mergers, consolidations and sales of all or substantially all assets. Our Bylaws provide for action by written consent.

    MISCELLANEOUS. The holders of common stock have no preemptive rights, cumulative voting rights, or conversion rights and the common stock is not subject to redemption.

    The transfer agent and registrar with respect to the common stock is Wachovia Bank, N.A.

    All shares of common stock issuable upon conversion of the securities offered by this prospectus supplement will, when properly authorized and issued, be fully paid and non-assessable. The common stock is traded on the New York Stock Exchange under the symbol "PTA."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of the principal Federal income tax considerations relevant to holders of our common stock and Existing Notes upon the issuance of the rights, upon the exercise or disposition of the rights and of holding the Notes. This summary is qualified in its entirety by reference to, and is based upon, the Internal Revenue Code of 1986 (the "Code"), and other laws, regulations, rulings and decisions in effect on the date of this prospectus supplement as those laws, regulations, rulings and decisions were interpreted on such date. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the Federal income tax laws (for example, banks, dealers in securities, life insurance companies, tax-exempt organizations and foreign taxpayers), or any aspect of state, local or foreign tax laws. Rights holders should consult their own tax advisors to determine the tax consequences of the offering that are relevant to their particular situations.

ISSUANCE OF THE RIGHTS

    Holders of our common stock on the record date will not be required to recognize taxable income upon the receipt of the rights provided that no record date holder of common stock is permitted to elect to receive either a distribution in rights or some other form of property, and provided that the distribution does not have the result of causing some shareholders to receive property and causing other shareholders to have an increase in their proportionate interest in our assets or our earnings and profits. Because no record date holder of common stock may elect to receive a distribution other than in the form of rights, and because the distribution should not have the effect of causing some shareholders to receive property and other shareholders to receive an increase in their proportionate interest in our assets or our earnings and profits, no income should be recognized by any of the record date holders of our common stock in connection with the issuance of the rights.

    Holders of our Existing Notes on the record date also should not be required to recognize taxable income upon receipt of the rights, although there is no specific Code provision governing the tax consequences of the issuance of the rights to such holders.

    Holders of our common stock and Existing Notes should not be required to recognize taxable income if they exercise their oversubscription privilege. Although the oversubscription privilege may enable such holders to increase their proportionate interest in our assets or earnings and profits, no shareholders or Existing Noteholders will concurrently receive property in lieu of having such privilege granted to them.

BASIS AND HOLDING PERIOD OF THE RIGHTS

    Except as provided in the following sentence, the basis of the rights received by a record date rights holder with respect to such shareholder's common stock will be zero. If either (i) the fair market value of the rights on the date of issuance is 15% or more of the fair market value (on that same date) of the common stock with respect to which they are received (which could occur in the case of a shareholder's exercising an oversubscription privilege if such privilege is aggregated with the basic subscription privilege in determining the value of the rights in the case of an oversubscription), or (ii) the record date holder elects under Section 307 of the Code, on the record date holder's Federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of the record date rights holder's shares of common stock to the rights, then, upon exercise or transfer of the rights, the record date rights holder's basis in those shares of common stock will be allocated between shares of the common stock and the rights in proportion to the fair market values of each on the date of issuance. Because the holders of our Existing Notes are assumed not to recognize taxable income upon receipt of the rights and there is no specific Code provision governing the determination of the basis of the rights to such holders, the basis of the rights received by such holders should in all cases be zero.

    The holding period of a record date rights holder with respect to rights received in respect of that holder's common stock will include the shareholder's holding period for the common stock with respect to which the rights were issued. The holding period of a record date rights holder with respect to rights received in respect of that holder's Existing Notes should also include the holder's holding period for such Existing Notes with respect to which the rights were issued, although no specific Code provision requires that result.

    In the case of a purchaser of rights (a "Purchaser"), the basis of the Purchaser's rights will be equal to the purchase price paid therefor, and the holding period for those rights will commence on the date following the date of purchase.

TRANSFER OF THE RIGHTS

    A record date rights holder or a purchaser who sells or exchanges rights will recognize gain or loss equal to the difference between the amount realized and the basis, if any, of the rights sold or exchanged. Such gain or loss will be capital gain or loss if the common stock obtainable upon the exercise of the rights would be a capital asset in the hands of the record date rights holder or purchaser.

EXPIRATION OF THE RIGHTS

    Record date rights holders who allow such rights to expire unexercised will not recognize any gain or loss, and no adjustment will be made to the basis of their common stock or convertible subordinated notes.

    A purchaser who allows rights to expire unexercised will recognize a loss equal to the basis of those rights. Any loss recognized by a purchaser on the expiration of the rights will be a capital loss if the common stock obtainable upon the exercise of the rights would be a capital asset in the hands of the purchaser.

EXERCISE OF THE RIGHTS, BASIS AND HOLDING PERIOD OF ACQUIRED NOTES

    Rights holders will not recognize any gain or loss upon the exercise of their rights. The basis of each Note acquired through exercise of the rights will be equal to the sum of the subscription price paid therefor and the basis, if any, of the rights. The holding period for the Note acquired through exercise of the rights will begin on the date the rights are exercised.

THE NOTES

    We intend to treat the Notes as indebtedness for United States Federal income tax purposes. Such characterization is binding on us (but not the Service or a court). Each holder of a Note also must treat the Notes as indebtedness unless the holder makes adequate disclosure on its income tax return; however, by exercising a right, a holder of a Note agrees to treat the Note as indebtedness under these rules.

    As used herein, a "U.S. holder" means a beneficial owner of existing notes or Notes received in the exchange offer that is a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation (including a non-corporate entity taxable as a corporation), formed under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in
Section 7701(a)(30) of the Code or any other person whose income or gain with respect to an exchange note is effectively connected with the conduct of a United States trade or business. If an entity treated as a partnership for Federal income tax purposes holds existing or Notes, the tax treatment of a partner depends upon the status of the partner and the activities of the partnership. A "non-U.S. holder" is any beneficial owner of existing notes or Notes other than a U.S. holder.

    Shareholders or Existing Note Holders are urged to consult their own tax advisors to determine their potential tax consequences of acquisition of the rights and ownership and disposition of the Notes.

TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF NOTES

    STATED INTEREST AND ORIGINAL ISSUE DISCOUNT ON THE NOTES

    The stated interest on the Notes will be includable in a U.S. holder's gross income as ordinary income for United States Federal income tax purposes at the time it is paid or accrued in accordance with the U.S. holder's regular method of tax accounting.

    We do not anticipate that the Notes will be issued with original issue discount. As a result, we anticipate that a U.S. holder will not be subject to tax on original issue discount but instead will be subject to tax only on stated interest on the Notes. If, however, the issue price of the Notes, which for this purpose is their face amount, is determined to be significantly less than the stated redemption price at maturity of the Notes so that the original issue discount on the Notes is not considered to be DE MINIMIS, the United States Federal income tax consequences set forth below will apply.

    The amount of original issue discount on a debt instrument generally is equal to the difference between the stated redemption price at maturity of the debt instrument and the debt instrument's issue price. However, if the original issue discount on a debt instrument is less than 1/4 of 1 percent of the stated redemption price at maturity of the debt instrument multiplied by the number of complete years to maturity, the original issue discount on the debt instrument is considered DE MINIMIS and will be deemed to be zero. The stated redemption price at maturity of a debt instrument will equal the sum of all amounts provided under the debt instrument, regardless of whether denominated as principal or interest, other than "qualified stated interest" payments. For such purposes, "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate. The stated interest on the Notes will constitute "qualified stated interest."

    A U.S. holder, other than holders with amortizable bond premium or offsetting acquisition premium, must include any original issue discount on the Notes as ordinary interest income as it accrues (in advance of the receipt of any cash payments attributable to such income) in accordance with a constant yield method based on a compounding of interest, regardless of such U.S. holder's regular method of tax accounting. Subject to making an appropriate election, a U.S. holder generally will be permitted to include all interest that accrues or is to be paid on the Notes in income under the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

    AMORTIZABLE BOND PREMIUM AND ACQUISITION PREMIUM

    If a U.S. holder's initial tax basis in the Notes is greater than the stated redemption price at maturity, such U.S. holder generally will not be required to include original issue discount, if any, in income. If a U.S. holder's initial tax basis in the Notes is greater than the issue price of the Notes but less than the stated redemption price at maturity, such U.S. holder generally will be considered to have "acquisition premium" with respect to the Notes, which may reduce the amount of original issue discount, if any, that the U.S. holder is required to include in income.

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    A U.S. holder generally will recognize gain or loss on the sale, exchange or retirement of Notes equal to the difference between the amount realized on the sale, exchange or retirement of the Notes and the U.S. holder's adjusted tax basis in the Notes. Any gain or loss recognized on the sale, exchange or retirement of Notes will generally be long-term capital gain or loss if the U.S. holder has held the Notes as capital assets for more than one year, other than amounts attributable to accrued interest. A U.S. holder's holding period for a Note will begin when the rights are exercised. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount which has not previously been included in income. The amount realized on a redemption by us of a Note for stock is the fair market value of the stock on the redemption payment date. To the extent any cash is received by the holder of a Note in lieu of fractional shares, the cash will be treated as if received in exchange for the fractional share.

    CONSTRUCTIVE DIVIDEND

    If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for United States Federal income tax purposes and, pursuant to the anti-dilution provisions of the indenture, the conversion price of the Notes is reduced, such reduction may be deemed to be the payment of a taxable dividend to U.S. holders of Notes. If the conversion rate is increased at our discretion, this increase may be deemed to be the payment of a taxable dividend to U.S. holders of Notes.

    CONVERSION OF NOTES INTO COMMON STOCK

    A U.S. holder's conversion of a Note into common stock generally will not be a taxable event. The U.S. holder's tax basis in the common stock received on conversion of Notes will be the same as the U.S. holder's adjusted tax basis in the Notes at the time of conversion, exclusive of any tax basis allocable to a fractional share for which the holder receives cash. The holding period for the common stock received on conversion will include the holding period of the Notes converted. The receipt of cash in lieu of fractional shares of common stock should generally result in capital gain or loss. This capital gain or loss will be measured by the difference between the cash received for the fractional share interest and the U.S. holder's tax basis in the fractional share interest.

    COMMON STOCK

    Distributions, if any, paid on the common stock after a conversion, to the extent made from our current or accumulated earnings and profits, will be included in a U.S. holder's income as ordinary income as they are paid. Distributions in excess of our current and accumulated earnings and profits will reduce a U.S. holder's basis for the common stock until the basis is zero and any additional distributions in excess or our current and accumulated earnings and profits will be short term or long term gain, depending upon whether the U.S. holder's holding period for the common stock exceeds one year. Gain or loss realized on a sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such stock. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder's holding period in the common stock is more than one year. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount that has not previously been included in income.

NON-U.S. HOLDERS

    The following discussion is a summary of the principal U.S. Federal income and estate tax consequences resulting from the ownership of the Notes or common stock by non-U.S. holders.

    WITHHOLDING TAX ON PAYMENTS OF PRINCIPAL AND INTEREST ON NOTES

    The payment of principal and interest on Notes to a non-U.S. holder will not be subject to U.S. federal withholding tax if:

    - such interest is not effectively connected with an office or other fixed place of business in the U.S.,

    - the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock, including any common stock that may be received as a result of the conversion of Notes, and is not a controlled foreign corporation that is related to us within the meaning of the Code; and

    - the beneficial owner of the Notes certifies to us or our agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on United States Treasury Form W-8 (or a suitable substitute form) or a securities clearing organization, bank or other qualified financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

    GAIN ON DISPOSITION OF THE NOTES AND COMMON STOCK

    Provided that we are at no time a United States real property holding corporation within the meaning of Section 897(c) of the Code (a "USRPHC"), a non-U.S. holder generally will not be subject to U.S. federal income tax on gain or income realized on the sale, exchange or redemption of Notes, including the conversion of Notes for common stock, or the sale or exchange of common stock unless in the case of an individual non-U.S. holder:

    - such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption;

    - has a "tax home" in the U.S. and the gain or income is not attributable to an office or other fixed place of business maintained by such non-U.S. holder outside of the U.S.; or

    - the gain from the disposition is attributable to an office or other fixed place of business in the U.S.

    Even if we are determined to be a USRPHC, a non-U.S. holder not described in the preceding sentence will not be subject to U.S. federal income tax on any such gain or income provided that such holder does not actually or constructively own more than 5% of the common stock, including any common stock that may be received as a result of the conversion of Notes and does not own, on any date on which the holder acquires Notes, Notes with an aggregate value of 5% or more of the aggregate value of the outstanding common stock on such date. Under present law we would not at any time within a specified (generally five-year) period be a USRPHC so long as during a specified (generally five-year) period:

    - the fair market value of our United States real property interests is less than 50% of the sum of the fair market value of our United States real property interests, our interests in real property located outside the U.S. and other of our assets that are used or held for use in a trade or business.

    We believe that we are not presently a USRPHC, but there can be no assurance that we will not become a USRPHC in the future.

    COMMON STOCK

    Dividends, if any, paid on the common stock to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for non-U.S. holders eligible for the benefits of certain income tax treaties. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in the individual's gross estate subject to reduction of such estate tax if the individual is eligible for the benefits of an estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Payments on the Notes, and payments of dividends on the common stock to certain non-corporate holders generally will be subject to information reporting and possible to "backup withholding" at a rate of 30% (29% in 2003 and 28% beginning January 1, 2004).

    Payment of proceeds from the sale of a Note or common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the U.S. of the proceeds of the sale of an exchange note or common stock to or through a foreign office of a "broker" (as defined in applicable Treasury Regulations) will not be subject to information reporting or backup withholding, except that, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person
50 percent or more of whose gross income is from a U.S. trade or business, information reporting will apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

    Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax, and may entitle such holder to a refund, provided that the required information is furnished to the Service.

OUR TAX CONSEQUENCES

    Depending upon who the owners of the Notes are at the time the Notes are converted into common stock, the Company could be required to reduce certain of its tax attributes (such as credits, losses, etc.) and thereby owe greater taxes. It is not possible for the Company to quantify the impact of such a reduction in tax attributes and the Company is not certain that any such reduction would be required.

                            SELECTED FINANCIAL DATA

    The following table presents our selected consolidated financial data for each of the years ended December 31, 1997, 1998, 1999, 2000 and 2001, which have been derived from our consolidated financial statements. The following table also presents selected consolidated financial data for each of the nine month periods ended September 30, 2001 and 2002, which have been derived from our unaudited consolidated financial statements, and reflect in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. The results for the nine month period ended September 30, 2002 are not necessarily indicative of results for the full year. The selected financial data should be read in conjunction with our unaudited consolidated financial statements and related notes set forth in our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2002 and our audited consolidated financial statements and related notes set forth in our Annual Report on Form 10-K/A for the year ended December 31, 2001, each of which is incorporated herein by reference. All amounts in the table are expressed in thousands, except per share data and ratios. The consolidated financial statements in our SEC filings are incorporated by reference in this prospectus supplement. See "Incorporation of Certain Documents by Reference."

                                                                                                                NINE MONTHS
                                                                                                                   ENDED
                                                                                                               SEPTEMBER 30,
                                                                                                            -------------------
                                                       1997       1998       1999       2000       2001       2001       2002
                                                     --------   --------   --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Total premiums...................................  $167,680   $223,692   $292,516   $357,113   $350,391   $266,646   $251,777
  Net investment income............................    17,009     20,376     22,619     27,408     30,613     22,481     29,829
  Net realized gains (losses)......................     1,417      9,209      5,393        652     (4,367)    (1,168)    14,649
  Trading account loss.............................        --         --         --         --     (3,428)    (2,830)        --
  Market gain on experience account (1)............        --         --         --         --         --         --     56,745
  Other income.....................................       417        885      6,297      8,096      9,208      7,313      9,523
                                                     --------   --------   --------   --------   --------   --------   --------
  Total revenues...................................   186,523    254,162    326,825    393,269    382,417    292,442    362,523
                                                     --------   --------   --------   --------   --------   --------   --------
Benefits and expenses:
  Benefits to policyholders (2)....................   123,865    154,300    200,328    243,571    239,155    179,592    306,872
  Commissions......................................    55,240     80,273     96,752    102,313     76,805     62,744     36,034
  Net acquisition costs (deferred) amortized (3)...   (28,294)   (46,915)   (51,134)   (43,192)     9,860      3,608      7,854
  Impairment of net unamortized policy
    acquisition costs (4)..........................        --         --         --         --     61,800        300      1,100
  General and administrative expenses..............    20,614     26,069     40,736     49,973     49,282     36,370     33,829
  Expense and risk charge and excise tax (5).......        --         --         --         --      5,635         --     12,916
  Loss due to impairment of property and equipment
    (6)............................................        --         --      2,799         --         --         --         --
  Change in reserve for claim litigation...........        --         --         --      1,000       (250)      (250)        --
  Interest expense.................................     4,804      4,809      5,187      5,134      4,999      3,760      3,585
                                                     --------   --------   --------   --------   --------   --------   --------
  Total benefits and expenses......................   176,229    218,536    294,668    358,799    447,286    286,124    402,190
                                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) before federal income taxes and
  cumulative effect of accounting change...........    10,294     35,626     32,157     34,470    (64,869)     6,318    (39,667)
Provision (benefit) for federal income taxes.......     2,695     11,578     10,837     11,720    (16,280)     2,148    (13,487)
                                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss) before cumulative effect of
  accounting change (7)............................  $  7,599   $ 24,048   $ 21,320   $ 22,750   $(48,589)  $  4,170   $(26,180)
                                                     ========   ========   ========   ========   ========   ========   ========
Net income (loss)..................................  $  7,599   $ 24,048   $ 21,320   $ 22,750   $(48,589)  $  4,170   $(31,331)
                                                     ========   ========   ========   ========   ========   ========   ========
Net income (loss) adjusted for accounting change
  (8)..............................................  $  7,599   $ 24,048   $ 21,975   $ 23,603   $(47,736)  $  4,810   $(26,180)
Basic earnings per share before cumulative effect
  of accounting change (7).........................  $   1.01   $   3.17   $   2.83   $   3.13   $  (3.41)  $   0.33   $  (1.36)
                                                     ========   ========   ========   ========   ========   ========   ========
Diluted earnings per share before cumulative effect
  of accounting change (7).........................  $   0.98   $   2.40   $   2.64   $   2.61   $  (3.41)  $   0.33   $  (1.36)
                                                     ========   ========   ========   ========   ========   ========   ========
Basic earnings per share...........................  $   1.01   $   3.17   $   2.83   $   3.13   $  (3.41)  $   0.33   $  (1.63)
                                                     ========   ========   ========   ========   ========   ========   ========
Diluted earnings per share.........................  $   0.98   $   2.40   $   2.64   $   2.61   $  (3.41)  $   0.33   $  (1.63)
                                                     ========   ========   ========   ========   ========   ========   ========

                                                                                                                NINE MONTHS
                                                                                                                   ENDED
                                                                                                               SEPTEMBER 30,
                                                                                                            -------------------
                                                       1997       1998       1999       2000       2001       2001       2002
                                                     --------   --------   --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
                                                                                    (UNAUDITED)
Basic earnings per share adjusted for accounting
  change (8).......................................  $   0.98   $   2.40   $   2.92   $   3.25   $  (3.35)  $   0.38   $  (1.63)
Diluted earnings per share adjusted for accounting
  change (8).......................................  $   0.98   $   2.40   $   2.70   $   2.70   $  (3.35)  $   0.38   $  (1.36)
Weighted average shares outstanding (9)............     7,540      7,577      7,533      7,279     14,248     12,703     19,194
Weighted average diluted shares outstanding (10)...     7,758     10,402     10,293      9,976     14,248     12,826     19,194

GAAP RATIOS:
Loss ratio (2).....................................     73.9%      69.0%      68.5%      68.2%      68.3%      67.4%     121.9%
Expense ratio (11).................................     31.2%      28.7%      31.3%      32.0%      59.0%      39.3%      37.4%
                                                     --------   --------   --------   --------   --------   --------   --------
Total (12).........................................    105.1%      97.7%      99.8%     100.2%     127.3%     106.7%     159.3%
                                                     ========   ========   ========   ========   ========   ========   ========
Return on average equity (13)......................      6.0%      16.6%      13.5%      13.1%    (25.5)%       0.7%     (6.0)%

                                                                      DECEMBER 31,                            SEPTEMBER 30,
                                                  ----------------------------------------------------   -----------------------
                                                    1997       1998       1999       2000       2001        2001         2002
                                                  --------   --------   --------   --------   --------   ----------   ----------
BALANCE SHEET DATA:
Total investments (14)..........................  $301,787   $338,889   $373,001   $366,126   $488,591   $  538,311   $   27,506
Total assets....................................   465,772    580,552    697,639    856,131    940,367      968,474    1,053,930
Total debt......................................    76,752     76,550     82,861     81,968     79,190       79,210       76,266
Shareholders' equity............................   132,756    157,670    158,685    188,062    192,796      230,710      154,248
Book value per share............................  $  17.53   $  20.79   $  21.81   $  25.81   $  10.24   $    12.25   $     7.95

SELECTED STATUTORY DATA:
Net premiums written (15).......................  $167,403   $143,806   $208,655   $130,676   $(64,689)  $  160,476        8,711
Statutory surplus (beginning of period).........  $ 81,795   $ 67,249   $ 76,022   $ 67,070   $ 30,137   $   30,137   $   35,808
Ratio of net premiums written to statutory
  surplus.......................................      2.0x       2.1x       2.7x       1.9x     (2.2)x         5.3x         0.3x

                NOTES TO SELECTED FINANCIAL DATA (IN THOUSANDS)

(1) Effective December 31, 2001, we entered into a reinsurance agreement for substantially all of our long-term care insurance policies, which we are accounting for as deposit accounting. The reinsurer maintains a notional experience account for our benefit in the event of commutation. The notional experience account receives an investment credit, derived from the separate components of the notional experience account. This gain represents the income from the embedded derivative portion of our notional experience account, similar to that of an unrealized gain or loss on a bond.

(2) During the third quarter of 2002, we determined to change certain of our processes and assumptions in the establishment of our reserves for current claims. As a result of this change, we increased our reserves for current claims by approximately $83,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Effective September 10, 2001, we discontinued the sale, nationally, of all new long-term care insurance policies until our Plan was completed and approved by the Department. As a result, there was a substantial reduction in the deferral of costs associated with new policy issuance, while we continued to amortize existing deferred acquisition costs.

(4) Our reinsurance agreement requires us to accrue an annual expense and risk charge to the reinsurer. As a result of these anticipated charges, we impaired the value of our net unamortized policy acquisition costs by $61,800 in 2001. In the third quarter of 2002, we impaired the value of our deferred acquisition cost asset by approximately $1,100 as a result of the change in our assumptions regarding the future profitability of our existing business in force. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

(5) As a result of our December 31, 2001 reinsurance agreement with a foreign reinsurer, we must pay Federal excise tax of 1% on all ceded premium. The 2001 expense represents excise taxes due for premiums transferred at the inception of the contract. Beginning in 2002, we also accrue an annual expense and risk charge payable to the reinsurer in the event of future commutation of the agreement.

(6) During 1999, we discontinued the implementation of a new computer system, for which we had previously capitalized $2,799 of licensing, consulting and software costs. When we decided not to use this system, its value became fully impaired. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7) Excludes $5,151 impairment charge of goodwill from the adoption of SFAS Nos. 141 and 142, which was recorded as a cumulative effect from accounting change. In 2002, in accordance with SFAS No. 142, we determined that the goodwill associated with our insurance subsidiaries was impaired and recognized an impairment loss of $5,151, net of related tax effect, which we recorded as a cumulative effect of change in accounting principle.

(8) As a result of the adoption of SFAS No. 142 in 2002, we discontinued the amortization of goodwill. We have adjusted net income for the fiscal periods 1999, 2000 and 2001 and the interim nine month period for 2001 to reflect the impact of this accounting change in prior periods as though the SFAS
    No. 142 had been adopted at that time. Net income would have been increased in each adjusted period by $655, $853, $853 and $640, respectively.

(9) On May 25, 2001, we issued approximately 11,547 new common shares of our common stock, for net proceeds of $25,726, through an investor rights offering. We also issued approximately 570 new shares in 2002 through a direct equity placement.

(10) Diluted shares outstanding includes shares issuable upon the conversion of our existing convertible debt and exercise of options outstanding, except in 2001 and for the period ending September 30, 2002, for which the inclusion of such shares would be anti-dilutive. The inclusion of converted shares from the Notes is expected to produce significant dilution in earnings per share in future periods.

(11) Expense ratios exclude the impact of reduced commissions and increased general and administrative expenses resulting from the 1999 and 2000 acquisitions of our agency subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(12) We measure our combined ratio as the total of all expenses, including benefits to policyholders, related to policies in-force divided by premium revenue. This ratio provides an indication of the portion of premium revenue that is devoted to the coverage of policyholder related expenses. We depend on our investment returns to offset the amounts by which our combined ratio is greater than 100%. In 2001, reduced premium revenue, the impairment of our DAC asset in the fourth quarter (see note 4) and the payment of excise taxes on the initial premium for our new reinsurance agreement (see note 5) increased our combined ratio above what it otherwise would have been.

(13) Return on equity, which is the ratio of net income or losses to average shareholders' equity, measures the current period return provided to shareholders on invested equity. New or existing shareholders could be dissuaded from future investment in our common stock if they are not satisfied with our return on equity.

(14) As a result of our reinsurance agreement, which was effective December 31, 2001, we transferred substantially all of our investable assets to the reinsurer.

(15) Under statutory accounting principles, ceded reserves are accounted for as offsetting negative benefits and negative premium. Our 2001, 2000 and 1999 premium is reduced by $408,093, $225,741 and $90,230, respectively from reinsurance transactions.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW (AMOUNTS IN THOUSANDS)

    Our principal products are individual, defined benefit accident and health insurance policies that consist of nursing home care, home health care, Medicare supplement, life and long-term disability insurance. We experienced significant reductions in new premium sales during 2001 due to the cessation of new business generation in all states and as a result of market concerns regarding our insurance subsidiaries' statutory surplus. Under our Plan, which was approved by the Department in February 2002, we recommenced sales in certain states, but intend to limit new business growth to levels that will allow us to maintain sufficient statutory surplus. Our underwriting practices rely upon the base of experience that we have developed in over 30 years of providing nursing home care insurance, as well as upon available industry and actuarial information. As the home health care market has developed, we have encouraged our customers to purchase both nursing home and home health care coverage, thus providing our policyholders with enhanced protection and broadening our policy base.

    Our insurance subsidiaries are subject to the insurance laws and regulations of the states in which they are licensed to write insurance. These laws and regulations govern matters such as payment of dividends, settlement of claims, and loss ratios. State regulatory authorities must approve premiums charged for insurance products. In addition, our insurance subsidiaries are required to establish and maintain reserves with respect to reported and incurred but not reported claims, as well as estimated future benefits payable under our insurance policies. These reserves must, at a minimum, comply with mandated standards. Our reserves are certified annually by our consulting actuary as to standards required by the insurance departments for our domiciliary state and for the other states in which we conduct business. We believe we maintained adequate reserves as mandated by each state in which we are currently writing business at September 30, 2002. For a description of current regulatory matters affecting our insurance subsidiaries, see "--Liquidity and Capital Resources" and "--Subsidiary Operations."

    Our results of operations are affected significantly by the following other factors:

    LEVEL OF REQUIRED RESERVES FOR POLICIES IN-FORCE. Our insurance policies are accounted for as SFAS 60 long duration contracts. As a result, there are two components of policyholder liabilities. The first is a policy reserve liability as required by SFAS 60 for future policyholder benefits, represented by the present value of future benefits less future premium collection. These reserves are calculated based on assumptions that include estimates for mortality, morbidity, interest rates, premium rate increases and policy persistency. The assumptions are consistent with industry experience and historical results, as modified for our own experience.

    The second is a reserve for incurred, either reported or not yet reported, policy and contract claims, which represents the benefits for current claims. The amount of reserves relating to reported and unreported claims incurred is determined by periodically evaluating statistical information with respect to the number and nature of historical claims. We compare actual experience with estimates and adjust our reserves on the basis of such comparisons to the extent that our analysis suggests that adverse development is likely to continue or occur in future periods.

    Additions to, or reductions in, reserves are recognized in our current consolidated statements of operations and comprehensive income as expense or income, respectively, through benefits to policyholders and are a material component of our net income or loss. A portion of premium collected in each period is set aside to establish reserves for future policy benefits. Establishing reserves is based upon current assumptions and we cannot assure you that actual claims expense will not differ materially from the claims expense anticipated by the assumptions used in the establishment of reserves. Any variance from these assumptions could affect our profitability in future periods.

    POLICY PREMIUM LEVELS. We attempt to set premium levels to maximize profitability. Premium levels on new products, as well as rate increases on existing products, are subject to government review and regulation.

    DEFERRED POLICY ACQUISITION COSTS. In connection with the sale of our insurance policies, we defer and amortize a portion of the policy acquisition costs over the related premium paying periods of the life of the policy. These costs include all expenses that are directly related to, and vary with, the acquisition of the policy, including commissions, underwriting and other policy issue expenses. The amortization of deferred policy acquisition costs ("DAC") is determined using the same projected actuarial assumptions used in computing policy reserves. DAC can be affected by unanticipated terminations of policies because, upon such terminations, we are required to expense fully the DAC associated with the terminated policies. In addition, the assumptions underlying DAC and our policy benefit reserves are periodically reviewed and updated to reflect current assumptions. Whenever we determine that our DAC is not fully recoverable, we impair the carrying value of our DAC through an expense to our consolidated statement of operations and comprehensive income. See "--Results of Operations--Deferred Policy Acquisition Costs."

    INVESTMENT INCOME AND EXPERIENCE ACCOUNT. Our investment portfolio, excluding our notional experience account, consists primarily of investment grade fixed income securities. Income generated from this portfolio is largely dependent upon prevailing levels of interest rates. Due to the duration of our investments (approximately 5.0 years), investment income does not immediately reflect changes in market interest rates.

    In connection with our reinsurance agreement with Centre, we transferred substantially all of our investment portfolio to the reinsurer as the initial premium payment. The initial and future premium for the reinsured policies, less claims payments, ceding commissions and risk charges is credited to a notional experience account, the balance of which also receives an investment credit. The notional experience account balance represents an amount to be paid to us in the event of commutation of the agreement. Based on our analysis of SFAS 133, we believe that the experience account represents a hybrid instrument, containing both a fixed debt host contract and an embedded derivative.

    1. The fixed debt host yields a fixed return based upon the yield to maturity of the underlying benchmark indices. The return on the fixed debt host is reported as investment income in the Statement of Operations.

    2. The change in fair value of the embedded derivative represents the percentage change in the underlying indices applied to the notional experience account, similar to that of an unrealized gain/loss on a bond. The change in the fair value of the embedded derivative is reported as market gain on experience account in the Statement of Operations.

    As a result, our results of operation are subject to significant volatility. Recorded market value gains or losses, although recognized in current earnings, are expected to be offset in future periods as a result of our receipt of the most recent market rates, and, therefore, have no anticipated long-term effect on shareholder value. The benchmark indices are comprised of U.S. Treasury strips, agencies and investment grade corporate bonds, with weightings of approximately 25%, 15% and 60%, respectively, and have a duration of approximately 11 years.

    LAPSATION AND PERSISTENCY. Factors that affect our results of operations include lapsation and persistency, both of which relate to the renewal of insurance policies. Lapsation is the termination of a policy by non-renewal. Lapsation is automatic if and when premiums become more than 31 days overdue although, in some cases, a lapsed policy may be reinstated within six months. Persistency represents the percentage of premiums renewed, which we calculate by dividing the total annual premiums at the end of each year (less first year premiums for that year) by the total annual premiums in-force for the prior year. For purposes of this calculation, a decrease in total annual premiums in-force at the end of any year would be the result of non-renewal of policies, including policies that have terminated by reason of death, lapsed due to nonpayment of premiums and/or been converted to other policies we offered. First year premiums are premiums covering the first twelve months a policy is in-force. Renewal premiums are premiums covering all subsequent periods.

    Policies renew or lapse for a variety of reasons. We believe that our efforts to address policyholder concerns or questions help to ensure policy renewals. We work closely with our licensed agents, who play an integral role in policy persistency and policyholder communication.

    Economic cycles can influence a policyholder's ability to continue the payment of insurance premiums when due. We believe that publicity regarding newly enacted Federal and state tax legislation allowing medical deductions for certain long-term care insurance premiums has raised public awareness of the escalating costs of long-term care and the value provided to the consumer of long-term care insurance. The ratings assigned to our insurance subsidiaries by independent rating agencies also influence consumer decisions.

    Lapsation and persistency can both positively and adversely affect future earnings. Reduced lapsation and higher persistency generally result in higher renewal premiums and lower amortization of deferred acquisition costs, but may lead to increased claims in future periods. Higher lapsation can result in reduced premium collection, a greater percentage of higher-risk policyholders, and accelerated expensing of deferred acquisition costs. However, higher lapsation may also lead to decreased claims in future periods.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (AMOUNTS IN THOUSANDS)

    PREMIUMS. Total premium revenue earned in the three month period ended September 30, 2002 (the "2002 quarter"), including long-term care, disability, life and Medicare supplement, increased 3.8% to $83,635, compared to $80,588 in the same period in 2001 (the "2001 quarter"). Premium in the 2001 quarter was reduced $10,009 as a result of the accounting treatment for the reinsurance of our disability business to an unaffiliated insurer.

    Total first year premiums earned in the 2002 quarter decreased 82.0% to $1,279, compared to $7,118 in the 2001 quarter. First year long-term care premiums earned in the 2002 quarter decreased 84.2% to $1,046, compared to $6,629 in the 2001 quarter. We experienced significant reductions in new premium sales due to the cessation of new business generation in all states and due to continued market concerns regarding our insurance subsidiaries' statutory surplus. Under our Corrective Action Plan (the "Plan"), which was approved by the Pennsylvania Insurance Department (the "Department") in the first quarter of 2002, we recommenced sales in certain states, but intend to limit new business growth to levels that will allow us to maintain sufficient statutory surplus. See "Liquidity and Capital Resources."

    Effective September 10, 2001, we discontinued the sale nationally of all new long-term care insurance policies until the Plan was completed and approved by the Department. This decision resulted from our concern about further depletion of statutory surplus from new policy sales prior to the completion and approval of the Plan and from increasing concern with respect to the status of the Plan expressed by many states in which the Company is licensed to conduct business. Upon the approval by the Department of the Plan in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We have since recommenced new policy sales in nine additional states, including Florida and Texas (See "Liquidity and Capital Resources"), which have historically represented approximately 25% and 5%, respectively of our new policy sales. However, we have not yet commenced new policy sales in California, Virginia or Illinois, which together have traditionally represented approximately 27% of sales, or in 15 other states. We are actively working with the remaining states to recommence new policy sales in all jurisdictions.

    Total renewal premiums earned in the 2002 quarter decreased 1.3% to $82,356, compared to $83,479 in the 2001 quarter. Renewal long-term care premiums earned in the 2002 quarter decreased .8% to $79,575, compared to $80,215 in the 2001 quarter. We may continue to experience reduced renewal premiums in the future, especially given our recent premium rate increases, which are anticipated to cause additional policy lapses. Current declines in first year premiums, as discussed above, will negatively impact future renewal premium growth.

    NET INVESTMENT INCOME. Net investment income earned for the 2002 quarter increased 18.1% to $10,122, from $8,571 for the 2001 quarter.

    As a result of our new reinsurance agreement, substantially all of our investable assets from business written prior to December 31, 2001, were transferred to the reinsurer. The reinsurer maintains a notional experience account on our behalf in the event that the reinsurance agreement is later commuted. As discussed above in "Overview," the notional experience account is credited with an investment credit equal to the most recent yield to maturity on a series of benchmark indices and hedges, which are designed to closely match the duration of our liabilities. See "Liquidity and Capital Resources."

    Our average yield on invested assets at cost, including cash and cash equivalents, was 6.1% in both the 2002 and 2001 quarters. Although market interest rates have declined, the yield in the 2002 quarter resulted from having investments only in higher yielding bonds (including the makeup of the underlying experience account indices, which have a duration of approximately
11 years), rather than in bonds and common stocks, as were present in the 2001 quarter. The investment income component of our notional experience account investment credit generated $9,798 in the 2002 quarter.

    NET REALIZED CAPITAL GAINS AND TRADING ACCOUNT ACTIVITY. During the 2002 quarter, we recognized capital gains of $85, compared to capital losses of $314 in the 2001 quarter. The results in the 2002 and 2001 quarters were recorded as a result of our normal investment management operations.

    During 2001, we classified our convertible bond portfolio as trading account investments. Changes in trading account investment market values were recorded in our statement of operations during the period in which the change occurred, rather than as an unrealized gain or loss recorded directly through equity. As a result, we recorded a trading account loss in the 2001 quarter of $1,506, which reflected the unrealized and realized loss of our convertible portfolio that arose during that quarter. No investments were classified as trading during the 2002 quarter.

    MARKET GAIN (LOSS) ON NOTIONAL EXPERIENCE ACCOUNT. We recorded a market gain on our notional experience account balance of $62,747 in the 2002 quarter.

    As discussed in "Overview" and "Net Investment Income" above, the reinsurer of our new reinsurance agreement maintains a notional experience account for our benefit in the event of future recapture. The notional experience account receives an investment credit based upon the total return of a series of benchmark indices and derivative hedges, which are designed to closely match the duration of our reserve liabilities. Periodic changes in the market values of the benchmark indices and derivative hedges are recorded in our financial statements as a realized gain or loss in the period in which they occur. As a result, our future financial statements are subject to significant volatility.

    OTHER INCOME. We recorded $4,361 in other income during the 2002 quarter, up from $2,548 in the 2001 quarter. The increase is attributable primarily to a recognition of a deferred gain from the sale of our disability business in the 2001 quarter. The sale was done as a 100% quota share agreement, in contemplation of a subsequent assumption of the business, where actual ownership of the policies would change. In the 2002 quarter, approximately 50% of the policies were assumed and we recorded the corresponding portion of the deferred gain as a gain to other income.

    BENEFITS TO POLICYHOLDERS. Total benefits to policyholders in the 2002 quarter increased 248% to $164,170, compared to $47,220 in the 2001 quarter. Our loss ratio, or policyholder benefits to premiums, was 196.3% in the 2002 quarter, compared to 58.6% in the 2001 quarter.

    As discussed in "Overview" above, we establish reserves for current claims based upon current and historical experience of our policyholder benefits, including an expectation of claims incidence and duration, as well as the establishment of a reserve for claims that have been incurred but are not yet reported. We continuously monitor our experience to determine the best estimate of reserves to be held for future payments of these claims. As a result, we periodically refine our process to incorporate the most recent known information in establishing these reserves.

    Claims experience can differ from our expectations due to numerous factors, including mortality rates, duration of care and type of care utilized. When we experience deviation from our estimates, we typically seek premium rate increases that are sufficient to offset future deviation. During the third quarter 2001, we filed for premium rate increases on the majority of our policy forms. These rate increases were necessary because we expect higher loss ratios as a result of higher claims expectations than existed at the time of the original form filings. We have currently received approval for more than 90% of the rate increases requested as measured by premiums. We have been generally successful in the past in obtaining state insurance department approvals for increases. If we are unsuccessful in obtaining future rate increases when deemed necessary, or if we do not pursue rate increases when actual claims experience exceeds our expectations, we would suffer a financial loss.

    Our benefit reserves, which are held for policyholders not currently on claim, are highly dependent upon policyholder persistency. As a result of our recently implemented premium rate increases, we experienced a decline in persistency, or "shock lapse," because certain policyholders elected not to pay the higher premium amounts. During the 2002 quarter, although lapses were within the bounds of our expectations, we believe that a greater portion of lapses occurred in policies with shorter benefit periods than was expected. The resultant mix of policies for which we hold reserves is comprised of a greater percentage of policies with longer benefit periods. As a result, our benefit reserves in the 2002 quarter were approximately $5,000 higher than anticipated.

    We establish reserves for the future payment of all currently incurred claims. The amount of reserves relating to reported and unreported claims incurred is determined by periodically evaluating historical claims experience and statistical information with respect to the probable number and nature of such claims. Claim reserves reflect actual experience through the most recent time period. Claim reserves include current assumptions as to type and duration of care, remaining policy benefits and interest rates. We compare actual experience with estimates and adjust our reserves on the basis of such comparisons.

    To estimate reserves for future claims payments more precisely, we have refined our assumptions and processes for developing these reserves. We have recently completed an analysis of the adverse deviation recognized in the past development of our reserves for current claims. As a result of this analysis, our actuarial modeling suggests that future claim payments will likely exceed our past assumptions, which, if unaddressed, could continue to cause future adverse deviation.

    As a result, we have made two modifications to our process for developing claims reserves:

    a)  Redefinition of Claims:

    Over the past ten years, our percentage of policies-in-force offering benefits for both nursing facility and in-home health care coverage has increased. We have recorded claims that begin in one type of care and later move to another type of care as two separate claims. Defining claims in this manner has projected a greater number of expected claims from certain types of policies. However, we believe that we have also underestimated the expected length of individual claims. We have now determined to define this as one claim, using the earliest date of service as the incurral date. This redefinition of claims results in fewer expected future claims, but anticipates that each claim will last longer.

    b)  Continuance Assumptions:

    Once a claim occurs, we develop claim reserves by using continuance tables, which measure the likelihood of a claim continuing in the future. Historically, we have applied every claim to a set of uniform continuance tables. Our actuarial modeling suggests that this method no longer reflects the increasing number of claims from policies with longer benefit periods or increased benefit amounts. We have developed improved assumptions and processes by creating separate continuance patterns for facility, home health and comprehensive care, as well as for tax qualified and non-qualified plans. In addition, we have established separate continuance tables for claims caused by cognitive impairment. As a result, we believe that the duration of existing claims will be longer than was previously expected and have adopted this assumption and process change.

    By redefining these "multiple" claims as a single claim and by employing new assumptions and processes for predicting the continuance of claims, we believe that we can predict future claims development with a much higher degree of precision than was true in the past. By retrospectively applying these findings to earlier periods in multiple tests, we would have seen substantially less adverse deviation from expected results in the development of claims reserves. We further believe that the new assumptions will serve to reduce future reserve volatility by more closely predicting future claims development.

    As a result of this redefinition of claims and employment of new continuance tables for separate types of claims, we increased our policy and contract claims reserves by $83,000 in the 2002 quarter, which is primarily attributable to claims incurred prior to January 1, 2002.

    Further, by employing a lower discount rate of 5.7% in the 2002 quarter, rather than the 6.5% that had been used prior to the current quarter, we increased our claims reserves by approximately $5,000. We believe that, as a result of lower market interest rates, the lower discount rate more closely matches our currently anticipated return from the investment of assets supporting these reserves.

    COMMISSIONS. Commissions to agents decreased 31.9% to $11,527 in the 2002 quarter, compared to $16,920 in the 2001 quarter.

    First year commissions on accident and health business in the 2002 quarter decreased 88.4% to $579, compared to $4,968 in the 2001 quarter, due to the decrease in first year accident and health premiums. The ratio of first year accident and health commissions to first year accident and health premiums was 45.3% in the 2002 quarter and 71.2% in the 2001 quarter. We believe that the decrease in the first year commission ratio is primarily attributable to the increased sale of our Secured Risk-Registered Trademark- and Medicare Supplement Policy as a percentage of total sales. These policies pay a lower commission. Our Secured Risk-Registered Trademark- policy provides limited benefits to higher risk policyholders at a substantially increased premium rate. We believe that we are likely to experience an increase in the sale of these policies as a percentage of new sales when we reenter sales in many states as a result of our lower financial ratings with A.M. Best and Standard and Poor's rating services.

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    Renewal commissions on accident and health business in the 2002 quarter decreased 17.6% to $10,282, compared to $12,476 in the 2001 quarter, due to the decrease in renewal premiums discussed above. The ratio of renewal accident and health commissions to renewal accident and health premiums was 12.6% in the 2002 quarter and 15.2% in the 2001 quarter. We began the implementation of premium rate increases of approximately 20% on our existing policy premium in the 2001 quarter, for which we do not pay commissions. As a result, commission ratios are reduced.

    During the 2002 quarter, we reduced commission expense, as an intercompany elimination, by netting $625 from override commissions affiliated insurers paid to our agency subsidiaries. During the 2001 quarter, we reduced commissions by $892.

    NET POLICY ACQUISITION COSTS AMORTIZED. The net policy acquisition costs amortized in the 2002 quarter decreased to $3,403, compared to $7,255 in the 2001 quarter.

    Deferred costs are typically all costs that are directly related to, and vary with, the acquisition of new premiums. The deferred costs include the variable portion of commissions, which are defined as the first year commissions less ultimate renewal commissions, and variable general and administrative expenses related to policy underwriting. Deferred costs are amortized over the life of the policy based on actuarial assumptions, including persistency of policies in-force. In the event a policy lapses prematurely due to death or termination of coverage, the remaining unamortized portion of the deferred amount is immediately recognized as expense in the current period.

    The net amortization of deferred policy acquisition costs is affected by new business generation, imputed interest on prior reserves and policy persistency. During the 2002 quarter, higher policyholder lapses (as noted under "Premiums"), resulted in increased amortization of deferred policy acquisition costs. However, the amortization of deferred costs is generally offset largely by the deferral of costs associated with new premium generation. Lower new premium sales during the 2002 and 2001 quarters produced significantly less expense deferral to offset amortized costs. In addition, at December 31, 2001, the Company impaired its deferred acquisition cost asset by approximately $61,800, which resulted in reduced future periodic amortization expense, including that for the third quarter of 2002.

    At September 30, 2002, we reviewed the appropriateness and recoverability of DAC. From this review, we determined to recognize a DAC impairment charge of $1,100 during the third quarter of 2002 primarily as a result of the incorporation of certain assumptions related to the future profitability of our current business in force. These assumptions included the use of a lower discount rate, which reflects the current interest rate environment, higher anticipated claims costs due to newly estimated claim duration and reasonably expected future premium rate increases on policies for which we have already filed or anticipate filing. In the event that premium rate increases cannot be obtained as needed, our DAC could be further impaired and we would incur an expense in the amount of the impairment. Also, these new assumptions are now utilized in the determination of our policy reserves. At September 30, 2002 unamortized DAC was $172,198.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in the 2002 quarter increased 20.4% to $13,344, compared to $11,079 in the 2001 quarter. The 2002 and 2001 quarters include $1,462 and $1,625, respectively of general and administrative expenses related to United Insurance Group expense. The ratio of total general and administrative expenses to premium revenues, excluding United Insurance Group, was 14.2% in the 2002 quarter, compared to 11.7% in the 2001 quarter.

    Although certain expenses have declined as a result of reduced new policy sales, related underwriting and policy issuance expenses and management initiatives to reduce operating expenses, the 2002 quarter includes the following additional expenses that are not related to policy issuance: 1) we expensed approximately $600 related to consulting costs in the development of our system replacement project, 2) we expensed $650 related to our losing a lawsuit we had filed against an

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unaffiliated party, 3) we expensed approximately $650 related to the warrants issued as part of the reinsurance agreement entered on December 31, 2001, which represents a recurring quarterly amount through 2007, and 4) we expensed approximately $200 for legal and printing costs related to the exchange of our convertible debt.

    We believe that if we remain unable to write new business in certain states where we have ceased new production, or if we are unable to use our existing staff and infrastructure capacity to generate additional premiums, we will need to decrease production expenses, which could result in decisions to reduce our staff or other operating functions.

    EXPENSE AND RISK CHARGES ON REINSURANCE AND EXCISE TAX EXPENSE. Our reinsurance agreement provides the reinsurer with annual expense and risk charges, which are charged against our notional experience account in the event of future commutation of the agreement. The annual charge consists of a fixed cost and a variable component based upon reserve and capital levels needed to support the reinsured business. In the 2002 quarter, we incurred an expense of $3,577 for this charge. In addition, we are subject to an excise tax for premium payments made to a foreign reinsurer. We recorded $812 for excise tax expenses in the 2002 quarter as a result.

    PROVISION FOR FEDERAL INCOME TAXES. Due to the loss we recognized in the 2002 quarter, our provision for Federal income taxes for the 2002 quarter decreased 700% to a tax benefit of $12,607, compared to an income tax provision of $2,100 for the 2001 quarter. The effective tax rate of 34% in the 2002 and 2001 quarters is below the normal Federal corporate income tax rate as a result of anticipated credits from our investments in corporate owned life insurance.

    COMPREHENSIVE INCOME. During the 2002 quarter, our investment portfolio generated pre-tax unrealized gains of $890, compared to unrealized gains of $14,341 in the 2001 quarter. The reduced unrealized gain at September 30, 2002, is primarily attributable to the sale of the majority of our investment portfolio in conjunction with the initial premium payment for our reinsurance agreement. After accounting for deferred taxes from these gains, shareholders' equity decreased by $24,471 from comprehensive losses during the 2002 quarter, compared to gains of $14,850 in the 2001 quarter.

NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (AMOUNTS IN THOUSANDS)

    PREMIUMS. Total premium revenue earned in the nine month period ended September 30, 2002 (the "2002 period"), including long-term care, disability, life and Medicare supplement, decreased 5.6% to $251,777, compared to $266,646 in the same period in 2001 (the "2001 period").

    Total first year premiums earned in the 2002 period decreased 87.9% to $4,830, compared to $39,934 in the 2001 period. First year long-term care premiums earned in the 2002 period decreased 89.2% to $4,123, compared to $38,153 in the 2001 period. We experienced significant reductions in new premium sales due to the cessation of new business generation in all states and due to continued market concerns regarding our insurance subsidiaries' statutory surplus. Under our Plan, which was approved by the Department in the first quarter 2002, we recommenced sales in certain states, but intend to limit new business growth to levels that will allow us to maintain sufficient statutory surplus. See "Liquidity and Capital Resources."

    Effective September 10, 2001, we discontinued the sale nationally of all new long-term care insurance policies until the Plan was completed and approved by the Department. This decision resulted from our concern about further depletion of statutory surplus from new policy sales prior to the completion and approval of the Plan and from increasing concern with respect to the status of the Plan expressed by many states in which the Company is licensed to conduct business. Upon the approval by the Department of the Plan in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We have since recommenced new policy sales in nine additional states, including Florida and Texas (See "Liquidity and Capital Resources"), which have historically represented approximately 25% and 5%, respectively of our new policy sales. However, we have not yet commenced new policy sales in California, Virginia or Illinois, which together have traditionally represented approximately 27% of sales, or in 15 other states. We are actively working with the remaining states, to recommence new policy sales in all jurisdictions.

    Total renewal premiums earned in the 2002 period increased 4.3% to $246,947, compared to $236,721 in the 2001 period. Renewal long-term care premiums earned in the 2002 period increased 5.8% to $238,825, compared to $225,715 in the 2001 period. This increase reflects renewals of a larger base of in-force policies and premium rate increases. We may experience reduced renewal premiums if policies lapse, especially given our recent premium rate increases, which are anticipated to cause additional policy lapses. Current declines in first year premiums, as discussed above, will negatively impact future renewal premium growth.

    NET INVESTMENT INCOME. Net investment income earned for the 2002 period increased 32.7% to $29,829, from $22,481 for the 2001 period.

    As a result of our new reinsurance agreement, substantially all of our investable assets from business written prior to December 31, 2001, were transferred to the reinsurer. The reinsurer maintains a notional experience account on our behalf in the event that the reinsurance agreement is later commuted. As discussed above in "Overview," the notional experience account is credited with an investment credit equal to the most recent yield to maturity of a series of benchmark indices and hedges, which are designed to closely match the duration of our liabilities. See "Liquidity and Capital Resources."

    Our average yield on invested assets at cost, including cash and cash equivalents, was 6.3% and 5.7%, respectively, in the 2002 and 2001 periods. Although market rates have declined, the higher yield in the 2002 period resulted from having investments only in higher yielding bonds (including the makeup of the underlying experience account indices, which have a duration of approximately 11 years), rather than in bonds and common stocks as were present in the 2001 period. The investment income component of our experience account investment credit generated $28,391 in the 2002 period.

    NET REALIZED CAPITAL GAINS AND TRADING ACCOUNT ACTIVITY. During the 2002 period, we recognized capital gains of $14,649, compared to capital losses of $1,168 in the 2001 period. We accounted for the transfer of the securities portion of the initial premium payment for our new reinsurance agreement as a sale of these assets. Substantially all of the recognized capital gains in the 2002 period resulted from the transfer of the initial premium of approximately $563,000 to the reinsurer. The results in the 2001 period were recorded as a result of our normal investment management operations.

    During the 2001 period, we classified our convertible bond portfolio as trading account investments. Changes in trading account investment market values were recorded in our statement of operations during the period in which the change occurred, rather than as an unrealized gain or loss recorded directly through equity. As a result, we recorded a trading account loss in the 2001 period of $2,830, which reflected the unrealized and realized loss of our convertible portfolio that arose during that period. No investments were classified as trading during the 2002 period.

    MARKET GAIN (LOSS) ON EXPERIENCE ACCOUNT. We recorded a market gain on our experience account balance of $56,745 in the 2002 period.

    As discussed in "Overview" and "Net Investment Income" above, the reinsurer of our new reinsurance agreement maintains a notional experience account for our benefit in the event of future recapture. The notional experience account receives an investment credit based upon the total return of a series of benchmark indices and derivative hedges, which are designed to closely match the duration of our reserve liabilities. Periodic changes in the market values of the benchmark indices and derivative hedges are recorded in our financial statements as a realized gain or loss in the period in which they occur. As a result, our future financial statements are subject to significant volatility.

    OTHER INCOME. We recorded $9,523 in other income during the 2002 period, up from $7,313 in the 2001 period. The increase is attributable primarily to an increase in commissions earned by United Insurance Group on sales of insurance products underwritten by unaffiliated insurers, to income generated from our ownership of corporate owned life insurance policies, and to a recognition of deferred gain from the sale of our disability business in the 2001 period. The sale was done as a 100% quota share agreement, in contemplation of a subsequent assumption of the business, where actual ownership of the policies would change. In the 2002 period, approximately 50% of the policies were assumed and we recorded the corresponding portion of the deferred gain as a gain to other income.

    BENEFITS TO POLICYHOLDERS. Total benefits to policyholders in the 2002 period increased 70.9% to $306,872 compared to $179,592 in the 2001 period. Our loss ratio, or policyholder benefits to premiums, was 121.9% in the 2002 period, compared to 67.4% in the 2001 period.

    As discussed in "Overview" "Level of required reserves for policies in-force" above, we establish reserves for current claims based upon current and historical experience of our policyholder benefits, including an expectation of claims incidence and duration, as well as the establishment of a reserve for claims that have been incurred but are not yet reported ("IBNR"). We continuously monitor our experience to determine the best estimate of reserves to be held for future payments of these claims. As a result, we periodically refine our process to incorporate the most recent known information in establishing these reserves.

    Claims experience can differ from our expectations due to numerous factors, including mortality rates, duration of care and type of care utilized. When we experience deviation from our estimates, we typically seek premium rate increases that are sufficient to offset future deviation. During the third quarter 2001, we filed for premium rate increases on the majority of our policy forms. These rate increases were sought as a result of increased loss ratios resulting from higher claims expectations than existed at the time of the original form filings. The assumptions used in requesting and supporting the premium rate increase filings are consistent with those incorporated in our newest policy form offerings. We have currently received approval for more than 90% of the rate increases requested, as measured by premiums. We have been generally successful in the past in obtaining state insurance department approvals for increases. If we are unsuccessful in obtaining future rate increases when deemed necessary, or if we do not pursue rate increases when actual claims experience exceeds our expectations, we would suffer a financial loss.

    We establish reserves for the future payment of all currently incurred claims. The amount of reserves relating to reported and unreported claims incurred is determined by periodically evaluating historical claims experience and statistical information with respect to the probable number and nature of such claims. Claim reserves reflect actual experience through the most recent time period. Claim reserves include current assumptions as to type and duration of care, remaining policy benefits, and interest rates. We compare actual experience with estimates and adjust reserves on the basis of such comparisons.

    To estimate reserves for future claims payments more precisely, we have refined our assumptions and processes for developing these reserves. We have recently completed an analysis of the adverse deviation recognized in the past development of our reserves for current claims. As a result of this analysis, our actuarial modeling suggests that future claim payments will likely exceed our past assumptions, which, if unaddressed, could continue to cause future adverse deviation.

    As a result, we have made two modifications to our process for developing claims reserves:

    a)  Redefinition of Claims:

    Over the past 10 years, our percentage of policies in-force offering benefits for both nursing facility and in-home health care coverage has increased. We have recorded claims that begin in one type of care and later move to another type of care as two separate claims. Defining claims in this manner has projected a greater number of expected claims from certain types of policies. However, we believe that we have also underestimated the expected length of individual claims. We have now determined to define this as one claim, using the earliest date of service as the incurral date. This redefinition of claims results in fewer expected future claims, but anticipates that each claim will last longer.

    b)  Continuance Assumptions:

    Once a claim occurs, we develop claim reserves by using continuance tables, which measure the likelihood of a claim continuing in the future. Historically, we have applied every claim to a set of uniform continuance tables. Our actuarial modeling suggests that this assumption and process method no longer reflects the increasing number of claims from policies with longer benefit periods or increased benefit amounts. We have developed improved assumptions and processes by creating separate continuance patterns for facility, home health and comprehensive care, as well as for tax qualified and non-qualified plans. In addition, we have established separate continuance tables for claims caused by cognitive impairment. As a result, we believe that the duration of existing claims will be longer than was previously expected and have adopted this assumption and process change.

    By redefining these `multiple' claims as a single claim and by employing new assumptions and processes for predicting the continuance of claims, we are confident that we can predict future claims development with a much higher degree of precision. By retrospectively applying these findings to earlier periods in multiple tests, we would have seen substantially less adverse deviation from expected results in the development of claims reserves. We believe that the new assumptions will serve to reduce future reserve volatility by more closely predicting future claims development.

    As a result of this redefinition of claims and employment of new continuance tables for separate types of claims, we have increased our policy and contract claims by $83,000 in the 2002 period, which is primarily attributable to claims incurred prior to January 1, 2002.

    Further, by employing a lower discount rate of 5.7% at September 30, 2002, rather than the 6.5% that had been used prior to the current quarter, we increased our claims reserves by approximately $5,000. We believe that, as a result of lower market interest rates, the lower discount rate more closely matches our currently anticipated return from the investment of assets supporting these reserves.

    During the 2002 period, we experienced a change in the composition of our aggregate policyholder base. The resultant composition included more policies with inflation protection, shorter elimination periods and type of care protection than we had previously seen. As a result, during the 2002 period, we are holding higher reserves per policy than in the 2001 period. This change in composition has caused us to hold approximately $21,500 in additional benefit reserves.

    COMMISSIONS. Commissions to agents decreased 42.6% to $36,034 in the 2002 period, compared to $62,744 in the 2001 period.

    First year commissions on accident and health business in the 2002 period decreased 89.6% to $2,754, compared to $26,528 in the 2001 period, due to the decrease in first year accident and health premiums. The ratio of first year accident and health commissions to first year accident and health premiums was 57.0% in the 2002 period and 67.5% in the 2001 period. We believe that the decrease in the first year commission ratio is primarily attributable to the increased sale of our Secured Risk-Registered Trademark- and Medicare Supplement policies as a percentage of total sales. These policies pay a lower commission. Our Secured Risk-Registered Trademark- policy provides limited benefits to higher risk policyholders at a substantially increased premium rate. We believe that we are likely to experience an increase in the sale of these policies as a percentage of new sales when we reenter sales in many states as a result of our lower financial ratings with A.M. Best and Standard and Poor's rating services.

    Renewal commissions on accident and health business in the 2002 period decreased 9.2% to $34,264, compared to $37,744 in the 2001 period, due to the decrease in renewal premiums discussed above. The ratio of renewal accident and health commissions to renewal accident and health premiums was 14.0% in the 2002 period and 16.4% in the 2001 period. We began the implementation of premium rate increases of approximately 20% at the end of the 2001 period, for which we do not pay commissions. As a result, commission ratios are reduced.

    During the 2002 period, we reduced commission expense by netting, as an intercompany elimination, $2,051 from override commissions affiliated insurers paid to our agency subsidiaries. During the 2001 period, we reduced commissions by $2,973.

    NET POLICY ACQUISITION COSTS AMORTIZED (DEFERRED). The net deferred policy acquisition costs in the 2002 period increased to a net amortization of costs of $7,854, compared to $3,608 in the 2001 period.

    Deferred costs are typically all costs that are directly related to, and vary with, the acquisition of new premiums. These costs include the variable portion of commissions, which are defined as the first year commission rate less ultimate renewal commission rates, and variable general and administrative expenses related to policy underwriting. Deferred costs are amortized over the life of the policy based upon actuarial assumptions, including persistency of policies in-force. In the event that a policy lapses prematurely due to death or termination of coverage, the remaining unamortized portion of the deferred amount is immediately recognized as expense in the current period.

    The amortization of deferred costs is generally offset largely by the deferral of costs associated with new premium generation. Lower new premium sales during the 2002 period produced significantly less expense deferral to offset amortized costs.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in the 2002 period decreased 4.7% to $34,929, compared to $36,670 in the 2001 period. The 2002 and 2001 periods include $4,526 and $4,995, respectively, of general and administrative expenses related to United Insurance Group expense. The ratio of total general and administrative expenses to premium revenues, excluding United Insurance Group, was 12.1% in the 2002 period, compared to 11.9% in the 2001 period.

    Certain expenses have declined as a result of reduced new premium sales, related underwriting and policy issuance expenses and management initiatives to reduce operating expenses. However, we believe that if we remain unable to write new business in certain states where we have ceased new production, or if we are unable to utilize our existing staff and infrastructure capacity to generate additional premiums, we will need to decrease production expenses further.

    EXPENSE AND RISK CHARGES ON REINSURANCE AND EXCISE TAX EXPENSE. Our reinsurance agreement provides the reinsurer with annual expense and risk charges, which are charged against our experience account in the event of future commutation of the agreement. The annual charge consists of a fixed cost and a variable component based upon reserve and capital levels needed to support the reinsured business. In the 2002 period, we incurred an expense of $10,731 for this charge. In addition, we are subject to an excise tax for premium payments made to a foreign reinsurer. We recorded $2,185 for excise tax expenses in the 2002 period.

    PROVISION FOR FEDERAL INCOME TAXES. As a result of current losses, our provision for Federal income taxes for the 2002 period decreased 728% to an income tax benefit of $13,487, compared to an income tax provision of $2,148 for the 2001 period. The effective tax rate of 34% in the 2002 and 2001 periods is below the normal Federal corporate income tax rate as a result of anticipated credits from our investments in corporate owned life insurance and the Cumulative effect of accounting change. We

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recognized an impairment loss of $5,151 in the 2002 period as a result of our transitional impairment test of goodwill. See "New Accounting Principles."

    COMPREHENSIVE INCOME. During the 2002 period, our investment portfolio generated pre-tax unrealized gains of $347, compared to unrealized gains of $15,519 in the 2001 period. The reduced unrealized gain at September 30, 2002 is primarily attributable to the sale of the majority of our investment portfolio in conjunction with the initial premium payment for our reinsurance agreement. After accounting for deferred taxes from these gains, shareholders' equity decreased by $40,770 from comprehensive losses during the 2002 period, compared to comprehensive income of $16,855 in the 2001 period.

TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000 (AMOUNTS IN THOUSANDS)

    PREMIUMS. Total premium revenue earned in the twelve month period ended December 31, 2001, including long-term care, disability, life and Medicare supplement, decreased 1.9% to $350,391, compared to $357,113 in the twelve month period ended December 31, 2000. Total premium in the 2001 period was reduced by $10,009 as a result of premium ceded for the reinsurance of our disability product line.

    Total first year premiums earned in 2001 decreased 54.5% to $44,539, compared to $97,888 in 2000. First year long-term care premiums earned in 2001 decreased 56.0% to $42,135, compared to $95,693 in 2000. We experienced significant reductions in new premium sales due to the cessation of new business generation in all states during the third and fourth quarters and as a result of the market's concerns regarding our insurance subsidiaries' statutory surplus.

    Effective September 10, 2001, we discontinued the sale, nationally, of all new long-term care insurance policies until our Corrective Action Plan was completed and approved by the Department. This decision resulted from our concern about further depletion of statutory surplus from new sales prior to the completion and approval of the Corrective Action Plan and from increasing concern regarding our financial status expressed by many states in which we are licensed to conduct business. Under our Corrective Action Plan, we intend to limit future new business growth to levels that will allow us to maintain sufficient statutory surplus. See "Liquidity and Capital Resources." Since the approval of our Corrective Action Plan on February 12, 2002, we have recommenced sales in 26 states and are continuing efforts to recommence new policy sales in all states upon individual state approvals.

    Total renewal premiums earned in 2001 increased 18.0% to $305,852, compared to $259,225 in 2000. Renewal long-term care premiums earned in 2001 increased 18.7% to $290,632, compared to $244,945 in 2000. This increase reflects renewals of a larger base of in-force policies, as well as a continued increase in policyholder persistency.

    NET INVESTMENT INCOME. Net investment income earned during 2001 increased 11.7% to $30,613, from $27,408 for 2000. Management attributes this growth to an increase in invested assets, which resulted from premium receipts and from the investment of additional funds generated from the exercise of rights to purchase shares of our common stock distributed to our shareholders and holders of our Subordinated Notes. Our average yield on invested assets at cost, including cash and cash equivalents, was 5.6% in 2001, compared to 6.2% in 2000. The average yield is lower due to reduced market rates for reinvesting of maturing investments and due to higher cash balances held during 2001.

    The total return of the Lehman Brothers US Aggregate Bond Index was 8.44% and 11.63% for 2001 and 2000, respectively. Including the effect of realized and unrealized capital gains and losses and trading account results arising during the period, the total return of our fixed income portfolio was 8.92% and 8.83% in the 2001 and 2000 periods, respectively. While the performance in the 2001 was similar to the total return of the Lehman Brothers US Aggregate Bond Index, our 2000 performance was below the benchmark index due primarily to significant declines in the market value of three bonds during the year, totaling approximately $5,100.

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    NET REALIZED CAPITAL GAINS AND TRADING ACCOUNT ACTIVITY.  During 2001, we
recognized capital losses of $4,367, compared to capital gains of $652 in 2000. The results of both years were recorded due to realized gains and losses from our normal investment management operations and from impairment losses of approximately $5,800 in 2001 and $3,200 in 2000 on equity and debt securities, which we deemed to be other than temporary. At December 31, 2001, we entered a reinsurance agreement for which a substantial portion of our investment portfolio was later ceded as the initial premium for this agreement. As a result of this intended transfer or sale of assets, we determined that all gross unrealized losses on our debt and equities securities would not be recovered and therefore were deemed other than temporary impairments. We recognized a loss of $3,867 from this determination.

    We classified our convertible bond portfolio as trading account investments as a result of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). Changes in trading account investment market values are recorded in our statement of operations during the period in which the change occurs, rather than as an unrealized gain or loss recorded directly through equity. Therefore, we recorded a trading account loss in 2001 of $3,428, which reflects the unrealized and realized loss of our convertible portfolio that arose during the year ended December 31, 2001. We sold all of our convertible bond investments during 2001.

    OTHER INCOME. We recorded $9,208 in other income during 2001, up from $8,096 in 2000. The increase is attributable to an increase of commissions earned by United Insurance Group on sales of insurance products underwritten by unaffiliated insurers and to income generated from corporate owned life insurance policies.

    BENEFITS TO POLICYHOLDERS. Total benefits to policyholders in 2001 decreased 1.8% to $239,115, compared to $243,571 in 2000. Our loss ratio, or policyholder benefits to premiums, was 68.3% in 2001, compared to 68.2% in 2000.

    We review the adequacy of our deferred acquisition costs on an annual basis, utilizing assumptions for future expected claims and interest rates. If we determine that the future gross profits of our in-force policies are not sufficient to recover our deferred acquisition costs, we recognize a premium deficiency and "unlock" (or change) our original assumptions and reset our reserves to appropriate levels using new assumptions. During the second quarter of 2001, we performed a DAC recoverability analysis on our existing business, utilizing our most current assumptions. Upon the completion of the analysis, we determined to record an impairment charge of approximately $300 and utilized the new assumptions in the establishment of our current DAC and policy benefit reserves, in accordance with SFAS 60. This reset of DAC and reserves resulted in a decrease of approximately $7,600 to reserves and a decrease to DAC of approximately $7,900, representing 2% and 4% of the respective balances. The resultant net GAAP liability (reserves less DAC) is $300 higher than before the impairment charge. We believe that the new levels of DAC and reserves more appropriately represent the future anticipated development of both accounts.

    Claims experience can differ from our expectations due to numerous factors, including mortality rates, duration of care and type of care utilized. When we experience adverse deviation from our estimates, we typically seek premium rate increases that are sufficient to offset future deviation. During 2001, we filed premium rate increases on the majority of our policy forms in a majority of states. These rate increases were sought as a result of higher claims expectations and policyholder persistency than existed at the time of the original form filings. The assumptions used in requesting and supporting the premium rate increase filings are consistent with those incorporated in our newest policy form offerings. We have been generally successful in the past in obtaining state insurance department approvals for increases. If we are unsuccessful in obtaining rate increases when deemed necessary, or if we do not pursue rate increases when actual claims experience exceeds our expectations, we could suffer a financial loss.

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    Due to the utilization of assumptions in establishing reserves, it has been necessary in the past for us to increase the estimated liabilities reflected in our reserves for claims and policy expenses. In the year in which a claim is first incurred, we establish policy and contract claims reserves that are actuarially determined to be the present value of all future payments required for that claim. We assume that our current reserve amount and interest income earned on invested assets will be sufficient to make all future payments. We evaluate our prior year assumptions by reviewing the development of reserves for the prior period. This amount of $17,477 and $13,427, in 2001 and 2000, respectively, includes imputed interest from prior year-end reserve balances plus adjustments to reflect actual versus estimated claims experience. These adjustments (particularly when calculated as a percentage of the prior year-end reserve balance) provide a relative measure of deviation in actual performance as compared to our initial assumptions.

    The adjustments to reserves for claims incurred in prior periods are primarily attributable to claims incurred from our long-term care insurance policies, which represent approximately 95% of our premium in-force.

    We evaluate the assumptions utilized at the time the claim is incurred compared to our most current assumptions. In 2001, two factors affected the reserves we held for claims incurred in prior years. (1) Excluding $7,050 from the effect of imputed interest, we added $8,845 to our claim reserves for 2000 and prior claim incurrals. Prior to 2001, we based our expectations on claim continuance patterns determined from our historical claims payments. In 2001, we engaged a new consulting actuary that provided us with additional industry data to incorporate in our revised continuance expectations (the probability that a claim in one duration will continue to another). Our analysis of this supplemental data suggested that we would recognize higher future payments on currently incurred claims than was previously anticipated. As a result, we lengthened our continuance tables for claim durations beyond the third year, and increased our reserves held for claims incurred to record this liability. We believe that our experience for claims in the first, second and third duration was consistent with industry data and, therefore, did not alter this portion of our continuance tables. (2) In 2001, we reduced the discount rate used in the establishment of reserves to appropriately reflect the current investment rate earned on assets supporting this liability. As a result, reserves for claims incurred in prior years was increased $1,582.

    In 2000, excluding the effect of $6,863 from imputed interest, we added $6,565 for claims incurred in prior years. While this increase in reserves for prior year incurred claims of 4.8% does not reflect a material variance from our expectations, we believe that the increases were attributable to the method we employed for determining incurred but not reported claims ("IBNR"). This method sought to project a ratio of incurred claims to earned premium based upon historic experience and current trends. The actual number and type of claims that were ultimately reported to us exceeded the amount of IBNR that we had recorded at the original estimated date.

    The establishment of reserves for claims liabilities incorporates assumptions regarding the duration of claims, lag in reporting of claims, and interest discount rates. We periodically reevaluate these assumptions based upon actual results. Although we believe that our current reserves accurately reflect our most recent assumptions, continued adverse claims experience could result in additional future increases. Adverse development of our claim reserves, however, will not generally be known until future payments occur or other evidence exists to cause us to change our assumptions. As a result, we could experience positive or negative deviation from the established reserves, which would impact our results of operations.

    COMMISSIONS. Commissions to agents decreased 24.9% to $76,805 in 2001, compared to $102,313 in 2000.

    First year commissions on accident and health business in 2001 decreased 54.9% to $29,371, compared to $65,117 in 2000, due to the decrease in first year accident and health premiums. The mix of policyholder issue ages for new business affects the percentage of commissions paid for new business

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due to our age-scaled commission rates. Generally, sales to younger policyholders result in a higher commission percentage. The ratio of first year accident and health commissions to first year accident and health premiums was 67.4% in 2001 and 67.1% in 2000.

    Renewal commissions on accident and health business in 2001 increased 25.8% to $49,536, compared to $39,390 in 2000, consistent with the increase in renewal premiums discussed above. The ratio of renewal accident and health commissions to renewal accident and health premiums was 16.3% in 2001 and 15.7% in 2000, which varies as a result of the weighting of policies written by agents with differing contracts.

    During 2001 and 2000, we reduced commission expense, as an intercompany elimination, by netting $3,706 and $4,923, respectively, from override commissions that affiliated insurers paid to our subsidiary agencies. The reduction in commission overrides earned by these agencies in 2001 resulted from our suspension of new sales in all states at varying times throughout 2001.

    NET POLICY ACQUISITION COSTS AMORTIZED (DEFERRED) AND IMPAIRMENT OF
DAC. The net deferred policy acquisition costs in 2001 decreased 22.8% to a net amortization of $9,860, compared to net deferrals of $43,192 in 2000.

    Deferred costs typically include all costs that are directly related to, and vary with, the acquisition of policies. These costs include the variable portion of commissions, which are defined as the first year commission rate less ultimate renewal commission rates, and variable general and administrative expenses related to policy underwriting. Deferred costs are amortized over the life of the policy based upon actuarial assumptions, including persistency of policies in-force. In the event a policy lapses prematurely due to death or termination of coverage, the remaining unamortized portion of the deferred amount is immediately recognized as expense in the current period.

    The amortization of deferred costs is generally offset largely by the deferral of costs associated with new premiums generation. Lower new premium sales during 2001 produced significantly less expense deferral to offset amortized costs.

    During 2001, with the assistance of our consulting actuary, we completed an analysis to determine if existing policy reserves and policy and contract claim reserves, together with the present value of future gross premiums, would be sufficient to (1) cover the present value of future benefits to be paid to policyholders and settlement and maintenance costs and (2) recover unamortized deferred policy acquisition costs, referred to as recoverability analysis. We determined that we would require premium rate increases on certain of our existing products in order to fully recover our present deferred acquisition cost asset from future profits. We perform the recoverability analysis each quarter. During the second quarter we recognized an impairment charge of $300 as a result of this analysis. Effective December 31, 2001, we entered a reinsurance agreement for substantially all of our long-term care insurance policies. The reinsurance agreement includes an annual expense and risk charges. These additional expense and risk charges reduced our anticipated future gross profits and resulted in a further impairment of our deferred policy acquisition cost asset of $61,500. We also amortized approximately $10,000 more of deferred acquisition cost asset during 2001 due to changing our future assumptions. "See Premiums."

    When an impairment occurs, the historical assumptions utilized in the establishment of the reserves and DAC are "unlocked" and based on current assumptions. Changes in policy reserves and unamortized deferred policy acquisition costs will be based on these revised assumptions in future periods. In determining the impairment, we evaluated future claims expectations, premium rates and our ability to obtain future rate increases, persistency and expense projections.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in 2001 decreased 1.4% to $49,282, compared to $49,973 in 2000. The amounts for the years ended 2001 and 2000, respectively, include $6,591 and $8,138 related to United Insurance Group. The ratio of total general and

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administrative expenses, excluding United Insurance Group expense, to premium revenues was 12.2% in 2001, compared to 11.7% in 2000.

    General and administrative expenses were increased during 2001 as a result of supplemental accounting and actuarial fees, legal fees, depreciation expenses and the recognition of $434 of compensation expense related to the variable treatment of options granted to employees. The compensation expense represents the December 31, 2001 market value of our common stock in excess of the grant price of the options. Throughout 2001 we took certain actions to reduce costs, including staff eliminations, marketing reductions and overhead eliminations. We believe that if we remain unable to write new policies in states where we have ceased new production, we will need to decrease production expenses further.

    As a result of our December 31, 2001 reinsurance agreement with a foreign reinsurer, we must pay federal excise tax of 1% on all ceded premium. At December 31, 2001, we accrued $5,635 of excise tax, which represents the total amount due for the transfer of premium at the inception of the agreement. This amount was paid in the first quarter 2002.

    RESERVE FOR CLAIM LITIGATION. In the second quarter 2000, a jury awarded compensatory damages of $24 and punitive damages of $2,000 in favor of the plaintiff in a disputed claim case against one of our subsidiaries. We subsequently appealed the decision. During the second quarter 2001, we agreed to settle the claim for $750 rather than pursuing the appeal process.

    PROVISION FOR FEDERAL INCOME TAXES. Our provision for Federal income taxes for 2001 decreased 276.8% to a tax benefit of $16,280, compared to a tax provision of $11,720 for 2000 as a result of net losses in 2001. During 2001, we determined that the net operating loss carryforward attributable to our non-life parent may be impaired due to the life subsidiary's inability to utilize these losses within the allowed future periods. As a result, we recognized a valuation allowance of $5,775 to our deferred tax asset in 2001.

    COMPREHENSIVE INCOME. During 2001, our investment portfolio generated pre-tax, unrealized gains of $11,606, compared to $10,350 in 2000. After accounting for deferred taxes from these gains, shareholders' equity decreased by $37,345 from comprehensive losses during 2001, compared to comprehensive income of $29,151 in 2000.

TWELVE MONTHS ENDED DECEMBER 31, 2000 AND 1999 (AMOUNTS IN THOUSANDS)

    PREMIUMS. Total premiums earned in the twelve month period ended December 31, 2000, including long-term care, disability, life and Medicare supplement, increased 22.1% to $357,113, compared to $292,516 in the twelve month period ended December 31, 1999.

    First year long-term care premiums earned in 2000 increased 1.8% to $95,693, compared to $93,957 in 1999. We attribute our growth to continued improvements in product offerings, which competitively meet the needs of the long-term care marketplace, and growth from expansion into new states, such as New Jersey, Connecticut and New York. In addition, we introduced our group plan, which offers long-term care insurance to group members on a guaranteed acceptance basis. Group plan sales accounted for approximately $4,000 in 2000 first year premium. We believe that our growth was otherwise hampered during 2000 as a result of the introduction of higher priced products in many states and unfavorable press reports regarding the long-term care industry and our company as a market leader.

    Renewal premiums earned in 2000 increased 33.5% to $259,225, compared to $194,243 in 1999. Renewal long-term care premiums earned in 2000 increased 35.3% to $244,945, compared to $181,010 in 1999. This increase reflects renewals of a larger base of in-force policies and policyholder persistency, which remained constant at approximately 87%, as well as rate increases.

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    NET INVESTMENT INCOME.  Net investment income earned for 2000 increased
21.2% to $27,408, from $22,619 for 1999. Management attributes this growth to an increase in invested assets as a result of higher established reserves. Investment income was reduced, however, by our use of $6,000 of invested cash for the acquisition of Network Insurance Senior Health Division on January 1, 2000. Our average yield on invested assets at cost, including cash and cash equivalents, was 6.2% in 2000, compared to 5.8% in 1999. Average yields generally increased due to cash from maturing bonds invested at higher rates. These yields are reduced as a result of investments in equity securities, which generate low or no dividend yields.

    NET REALIZED CAPITAL GAINS. During 2000, we recognized capital gains of $652, compared to gains of $5,393 in 1999. Capital gains and losses are generally recorded as a result of our normal investment management operations. At December 31, 2000, however, we realized a capital loss of $3,200 by marking the cost basis of one of our bonds to its current market value. The issuer of this bond declared bankruptcy, which prompted the bond's impairment. In 1999, we recognized capital gains to offset expenses of approximately $2,800 as a result of the impairment of certain of our fixed assets as discussed below.

    OTHER INCOME. We recorded $8,096 in other income during 2000, up from $6,297 in 1999. The increase is attributable to the partial settlement of a previously disclosed lawsuit, the details of which are confidential in accordance with the settlement agreement, and to income generated from corporate owned life insurance policies.

    BENEFITS TO POLICYHOLDERS. Total benefits to policyholders in 2000 increased 21.6% to $243,571, compared to $200,328 in 1999. Our loss ratio, or policyholder benefits to premiums, was 68.2% in 2000, compared to 68.5% in 1999. This ratio is expected to grow as new business premiums as a percentage of total premiums decreases.

    Claims experience can differ from our expectations due to numerous factors, including mortality rates, duration of care and type of care utilized. When we experience adverse deviation from our estimates, we typically seek premium rate increases that we estimate will be sufficient to offset future deviation. We have been generally successful in the past in obtaining state insurance department approvals for increases.

    Policyholder benefits include additions to reserves and claims payments for policyholders' incurring claims in the current and prior years. In 2000, we paid $37,864 related to current year incurrals and $85,153 related to claims incurred in 1999 and prior years. In 1999, we paid $25,145 for current year claims and $69,887 related to prior year incurrals. Paid claims as a percentage of premiums were 34.4% in 2000, compared to 32.5% in 1999. This ratio increased as a result of aging policies and a reduction in new premium as a percentage of total premium reduction.

    In the year in which a claim is first incurred, we establish reserves that are actuarially determined to be the present value of all future payments required for that claim. We assume that our current reserve amount and interest income earned on invested reserves will be sufficient to make all future payments. We measure the validity of our prior year assumptions by reviewing the development of reserves for the prior period (i.e., incurred from prior years). This amount, $13,427 and $9,231 in 2000 and 1999, respectively, includes imputed interest from prior year-end reserve balances of $6,863 and $5,085, respectively, plus adjustments to reflect actual versus estimated claims experience. These adjustments, particularly as a percentage of the prior year-end reserve balance, yield a relative measure of deviation in actual performance to our initial assumptions. In 2000, we added approximately $6,600 or 4.8% of prior year-end reserves to our claim reserves for 1999 and prior claim incurrals. In 1999, we added approximately $4,100 or 3.9% of prior year-end reserves to our claim reserves for 1998 and prior claim incurrals.

    COMMISSIONS. Commissions to agents increased 5.7% to $102,313 in 2000, compared to $96,752 in 1999.

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    First year commissions on accident and health business in 2000 decreased .6%
to $65,117, compared to $65,538 in 1999, due primarily to the lack of commissions paid for our new group policies. The ratio of first year accident and health commissions to first year accident and health premiums was 67.1% in 2000 and 69.4% in 1999, which also reflects the lack of group product commissions. The mix of policyholder issue ages for new business affects the overall percentage of commissions paid for new business due to our age-scaled commission rates. Generally, sales to younger policyholders have a higher commission percentage.

    Renewal commissions on accident and health business in 2000 increased 32.5% to $39,390 compared to $29,736 in 1999, consistent with the increase in renewal premiums discussed above. The ratio of renewal accident and health commissions to renewal accident and health premiums was 15.7% in 2000 and 16.0% in 1999. This ratio fluctuates in relation to the age of the policies in-force and the rates of commissions paid to the producing agents.

    Commission expense during 2000 was reduced by the netting, as an intercompany elimination, of $4,923 from override commissions paid to our insurance agency subsidiaries by affiliated insurers. During 1999, commissions were reduced by $2,593. In 2000, override commission reductions included approximately $1,991 from the insurance agency that we purchased in January 2000.

    NET POLICY ACQUISITION COSTS DEFERRED. The net deferred policy acquisition costs in 2000 decreased 15.5% to $43,192, compared to $51,134 in 1999.

    Although new premiums increased in 2000, lower first year commissions from our group product line resulted in lower deferred acquisition costs. In addition, amortization of previously deferred costs offsets a greater portion of the current period deferral, especially when new premium growth slows, as has been the case in 2000.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in 2000 increased 22.7% to $49,973, compared to $40,736 in 1999. In 2000 and 1999 general and administrative expenses included $8,138 and $7,748, respectively, related to United Insurance Group. Generally, costs such as premium taxes and salaries related to business processing increase proportionately to premium growth. Management believes that current cost savings initiatives, such as remote office consolidation and outsourcing of certain administrative functions, has helped to contain the level of our expenses. 2000 expenses increased due to the depreciation of capitalized costs for new internal software development, legal expenses and sales promotion expense. General and administrative expenses as a percentage of premiums (excluding United Insurance Group and goodwill amortization related to its purchase) were 11.8% in 2000, compared to 11.3% in 1999.

    LOSS DUE TO IMPAIRMENT OF PROPERTY AND EQUIPMENT. During 1999, we discontinued the implementation of a new computer system. At June 30, 1999, we had capitalized $2,799 of expenditures related to this project, including licensing costs and fees paid to outside parties for system development and implementation. As the system was not yet in service, none of these costs had previously been depreciated. When we decided not to use these fixed assets, their value became fully impaired and we recognized the entire amount as current period expense.

    In conjunction with our decision to discontinue our implementation of this computer system, we filed suit against the software manufacturer and several consultants, alleging misrepresentations regarding the system's capabilities and ability to meet our expectations. We received $1,119 in settlement of a portion of the lawsuit in 2000. In 2001, we received settlement in our favor of $357 from two additional parties who acted as consultants on the project.

    RESERVE FOR CLAIM LITIGATION. In the second quarter 2000, a jury awarded compensatory damages of $24 and punitive damages of $2,000 in favor of the plaintiff in a disputed claim case against one of our subsidiaries. We subsequently appealed the decision. During the second quarter 2001, we agreed to settle the claim for $750 rather than pursuing the appeal process.

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    PROVISION FOR FEDERAL INCOME TAXES.  Our provision for Federal income taxes for 2000 increased 8.1% to $11,720, compared to $10,837 for 1999. The effective tax rates of 34.0% and 33.7% in 2000 and 1999, respectively, are at or below the normal Federal corporate rate as a result of credits from our investments in tax-exempt bonds and corporate owned life insurance and dividends we receive that are partially exempt from taxation and are partially offset by non-deductible goodwill amortization and other non-deductible expenses.

    COMPREHENSIVE INCOME. During 2000, our investment portfolio generated pre-tax unrealized gains of $10,350, compared to 1999 unrealized losses of $18,009. After accounting for deferred taxes from these gains, shareholders' equity increased by $29,151 from comprehensive income during 2000, compared to comprehensive income of $5,875 in 1999.

LIQUIDITY AND CAPITAL RESOURCES (AMOUNTS IN THOUSANDS)

    Our consolidated liquidity requirements have historically been met from the operations of our insurance subsidiaries, from our agency subsidiaries and from funds raised in the capital markets. Our primary sources of cash are premiums, investment income and maturities of investments. We have obtained, and may in the future obtain, cash through public and private offerings of our common stock, the exercise of stock options and warrants, other capital markets activities or debt instruments. Our primary uses of cash are policy acquisition costs (principally commissions), payments to policyholders, investment purchases and general and administrative expenses.

    Our 2000 Report of Independent Accountants contained a going concern opinion resulting from uncertainty regarding Penn Treaty liquidity and insurance subsidiary statutory surplus. Our 2001 Report of Independent Accountants does not contain a going concern opinion because of the steps that we have taken to improve parent company liquidity and insurance subsidiary statutory surplus, including the approval of our Corrective Action Plan with the Pennsylvania Insurance Department, our reinsurance agreement with Centre Solutions (Bermuda) Limited (see "Subsidiary Operations") and the public and private placement of additional shares of our Common Stock (see "Penn Treaty Operations"). However, we cannot make assurances that parent company liquidity and insurance subsidiary statutory surplus will not cause uncertainty with respect to our ability to continue as a going concern without additional resources in the future. See "Parent Company Operations."

    In the 2002 period, our cash flows were attributable to cash provided by operations, cash used in investing and cash provided by financing. Our cash decreased $90,897 in the 2002 period primarily due to payments made to our reinsurer and the purchase of $25,543 in bonds and equity securities. Cash was provided primarily from the maturity and sale of $486,773 in bonds and equity securities. These sources of funds were supplemented by $59,165 from operations. The major source of cash from operations was premium and investment income received.

    In 2001, our cash decreased by $1,996, primarily from funds used to purchase bonds and equity securities of $263,388. Our cash was primarily increased by proceeds from the sale and maturity of investment securities of $128,881. These sources of funds were supplemented with $111,277 from operations and $25,726 generated from the exercise of rights to purchase shares of our common stock distributed to our shareholders and holders of our subordinated notes.

    In 2000, our cash increased by $99,249, primarily due to the maturity and sale of $250,765 of our bond and equity securities portfolio. These sources of funds were supplemented with $92,415 from operations. The major source of cash from operations was premium revenue used to fund reserve additions of $116,227. The primary uses of cash during 2000 were the purchase of $233,539 in bonds and equity securities, $102,313 paid as agent commissions and $6,000 used to purchase Network Insurance Senior Health Division.

    In 1999, our cash decreased $21,055, primarily due to $192,990 used to purchase bonds and equity securities, $4,999 used to purchase our common stock, which is held as treasury stock, and $9,194 used to purchase United Insurance Group. Cash was provided primarily from the maturity and sale of

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$140,892 in bonds and equity securities. These sources of funds were supplemented with $50,533 from operations. The major provider of cash from operations was premium revenue used to fund reserve additions of $104,610.

    We invest in securities and other investments authorized by applicable state laws and regulations and follow an investment policy designed to maximize yield to the extent consistent with liquidity requirements and preservation of assets. As of September 30, 2002, shareholders' equity was increased by $1,125 due to unrealized gains of $1,730 in the investment portfolio. As of December 31, 2001, shareholders' equity was increased by $10,581 due to unrealized gains of $16,032 in the investment portfolio.

  SUBSIDIARY OPERATIONS

    Our insurance subsidiaries are regulated by various state insurance departments. In its ongoing effort to improve solvency regulation, the National Association of Insurance Commissioners ("NAIC") has adopted Risk-Based Capital ("RBC") requirements for insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, mortality and morbidity, asset and liability matching, benefit and loss reserve adequacy, and other business factors. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that an insurer must maintain. Regulatory compliance is determined by a ratio of the enterprise's regulatory Total Adjusted Capital, to its Authorized Control Level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which may require specific corrective action depending upon the insurer's state of domicile.

    Our insurance subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, and American Independent Network Insurance Company of New York (representing approximately 92%, 6% and 2% of our in-force premium, respectively) are required to hold statutory surplus that is above a certain required level. If the statutory surplus of either of our Pennsylvania subsidiaries falls below such level, the Department would be required to place such subsidiary under regulatory control, leading to rehabilitation or liquidation. At December 31, 2000, Penn Treaty had Total Adjusted Capital at the Regulatory Action level. As a result, it was required to file a Corrective Action Plan (the "Plan") with the insurance commissioner.

    On February 12, 2002, the Department approved the Plan. As a primary component of the Plan, effective December 31, 2001, Penn Treaty Network America Insurance Company and American Network Insurance Company entered a reinsurance transaction to reinsure, on a quota share basis, substantially all of our long-term care insurance policies then in-force. The agreement is subject to certain coverage limitations, including an aggregate limit of liability that is a function of certain factors and that may be reduced in the event that the rate increases that the reinsurance agreement may require are not obtained. As part of this agreement we incur annual risk charges in excess of $10,000. The risk charges increase to approximately $13,000 annually if we do not commute before January 1, 2008. This agreement meets the requirements to qualify for reinsurance treatment under statutory accounting rules. However, this agreement does not qualify for reinsurance treatment in accordance with FASB No. 113 because, based on our analysis, the agreement does not result in the reasonable possibility that the reinsurer may realize a significant loss. This is due to a number of factors related to the agreement, including experience refund provisions, expense and risk charges due to the reinsurer and the aggregate limit of liability.

    The initial premium of the treaties was approximately $619,000, comprised of $563,000 of cash and qualified securities transferred in February 2002, and $56,000 as funds held due to the reinsurer. The initial premium and future cash flows from the reinsured policies, less claims payments, ceding commissions and risk charges, is credited to a notional experience account, which is held for our

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benefit in the event of commutation and recapture on or after December 31, 2007.
The notional experience account balance receives an investment credit based upon the total return from a series of benchmark indices and derivative hedges that are intended to match the duration of our reserve liability.

    The reinsurance agreement contains commutation provisions and allows us to recapture the statutory reserve liabilities and the notional experience account balance as of December 31, 2007, or on December 31 of any year thereafter. Our intention to commute the agreement on December 31, 2007 is predicated upon our actuarial modeling, which suggested that, by that time, Penn Treaty Network America Insurance Company would have sufficient statutory surplus to support the reinsured business under regulatory requirements. In the event we determine, due to future revisions of our actuarial projections, that our planned commutation is likely to occur after December 31, 2007, we would record annual expense and risk charges that incorporate future escalation provisions through the newly determined commutation date, as well as extend the period of time over which the initial costs are amortized. We would also evaluate and potentially record an impairment of our DAC asset due to any additional expense and risk charges.

    As a result of our intention to commute, we assessed only the expense and risk charges anticipated prior to the commutation date in our most recent DAC recoverability analyses and are not recording the potential of future escalating charges in our current financial statements. In addition, we are recognizing the up front costs of entering the agreement, such as the fair value of the warrants granted to the reinsurer, over the period of time to the expected commutation date.

    The agreement also granted the reinsurer an option to participate in reinsuring new business sales up to 50% on a quota share basis. In August 2002, the reinsurer exercised its option to reinsure a portion of future sales. Subsequent to September 30, 2002, we submitted a preliminary draft of the proposed reinsurance agreement to the Department for review. Because the proposed reinsurance agreement has not yet been agreed upon by the entering parties or the Pennsylvania Insurance Department, no impact has been reflected in our statements of operations.

    The Plan requires Penn Treaty to comply with certain other agreements at the direction of the Department, including, but not limited to:

    - New investments are limited to NAIC 1 or 2 rated securities.

    - Affiliated transactions are limited and require Department approval.

    - An agreement to increase statutory reserves by an additional $50,000 throughout 2002-2004, such that our subsidiaries' policy reserves will be based on new, current claims assumptions and will not include any rate increases. These claim assumptions are applied to all policies, regardless of issue year and are assumed to have been present since the policy was first issued. The reinsurance agreement has provided the capacity to accommodate this increase.

    Effective September 10, 2001, we determined to discontinue the sale nationally of all new long-term care insurance policies until the Plan was approved by the Department. The decision resulted from our concern about further depletion of statutory surplus from new sales prior to the completion and approval of the Plan and from increasing concern regarding our status by many states in which we are licensed to conduct business. The form of our cessation varied by state, ranging from no action to certificate suspensions.

    Upon the approval by the Department of the Plan in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We have since recommenced new policy sales in nine additional states, including Florida and Texas (See "Liquidity and Capital Resources"), which have historically represented approximately 25% and 5%, respectively of our new policy sales. However, we have not yet commenced new policy sales in California, Virginia or Illinois, which together have traditionally represented approximately 27% of sales, or in 15 other states. We are actively working with the remaining states to recommence new policy sales in all jurisdictions.

    The majority of our insurance subsidiaries' cash flow results from our existing long-term care policies, which have been ceded to the reinsurer under this agreement. Our subsidiaries' ability to meet additional liquidity needs and fixed expenses in the future is highly dependent upon our ability to issue new policies and to control expense growth.

    Our future growth is dependent upon our ability to continue to expand our historical markets, retain and expand our network of agents and effectively market our products and our ability to fund our marketing and expansion while maintaining minimum statutory levels of capital and surplus required to support such growth. Under the insurance laws of Pennsylvania and New York, where our insurance subsidiaries are domiciled, insurance companies can pay ordinary dividends only out of earned surplus. In addition, under Pennsylvania law, our Pennsylvania insurance subsidiaries (including our primary insurance subsidiary) must give the Department at least 30 days' advance notice of any proposed "extraordinary dividend" and cannot pay such a dividend if the Department disapproves the payment during that 30-day period. For purposes of that provision, an extraordinary dividend is a dividend that, together with all other dividends paid during the preceding twelve months, exceeds the greater of 10% of the insurance company's surplus as shown on the company's last annual statement filed with Department or its statutory net income as shown on that annual statement. Statutory earnings are generally lower than earnings reported in accordance with generally accepted accounting principles due to the immediate or accelerated recognition of all costs associated with premium growth and benefit reserves. Additionally, the Plan requires the Department to approve all dividend requests made by Penn Treaty Network America, regardless of normal statutory requirements for allowable dividends. We believe that the Department is unlikely to consider any dividend request in the forseeable future, as a result of Penn Treaty Network America's current statutory surplus position. Although not stipulated in the Plan, this requirement is likely to continue until such time as Penn Treaty meets normal statutory allowances, including reported net income and positive cumulative earned surplus. We do not expect that this will occur in the foreseeable future.

    Under New York law, our New York insurance subsidiary (American Independent) must give the New York Insurance Department 30 days' advance notice of any proposed dividend and cannot pay any dividend if the regulator disapproves the payment during that 30-day period. In addition, our New York insurance company must obtain the prior approval of the New York Insurance Department before paying any dividend that, together with all other dividends paid during the preceding twelve months, exceeds the lesser of 10% of the insurance company's surplus as of the preceding December 31 or its adjusted net investment income for the year ended the preceding December 31.

    Penn Treaty Network America Insurance Company and American Network Insurance Company have not paid any dividends to Penn Treaty for the past three years and are unlikely in the foreseeable future to be able to make dividend payments due to insufficient statutory surplus and anticipated earnings. However, our New York subsidiary is not subject to the Plan and was permitted by New York statute to make a dividend payment following December 31, 2001. Consequently, in 2002, Penn Treaty received a dividend from our New York subsidiary of $651.

    Our subsidiaries' debt currently consists primarily of a mortgage note in the amount of $1,516 that was issued by a former subsidiary and assumed by us when that subsidiary was sold. The mortgage note is currently amortized over 15 years, and has a balloon payment due on the remaining outstanding balance in December 2003. Although the note carries a variable interest rate, we have entered into an amortizing swap agreement with the same bank with a nominal amount equal to the outstanding debt, which has the effect of converting the note to a fixed rate of interest of 6.85%.

  PENN TREATY OPERATIONS

    Penn Treaty is a non-insurer that directly controls 100% of the voting stock of our insurance subsidiaries. If we are unable to meet our financial obligations, become insolvent or discontinue operations, the financial condition and results of operations of our insurance subsidiaries could be materially affected.

    On April 27, 2001, we distributed rights to our shareholders and holders of our 6.25% convertible subordinated notes due 2003 ("Rights Offering") for the purpose of raising new equity capital. Pursuant to the Rights Offering, holders of our common stock and holders of our convertible subordinated notes received rights to purchase 11,547 newly issued shares of common stock at a set price of $2.40 per share. The Rights Offering was completed on May 25, 2001 and generated net proceeds of $25,726 in additional equity capital. We contributed $18,000 of the net proceeds to the statutory capital of our subsidiaries.

    In March 2002, we completed a private placement of 510 shares of common stock for net proceeds of $2,352. The common stock was sold to several current and new institutional investors, at $4.65 per share. The offering price was a 10 percent discount to the 30-day average price of our common stock prior to the issuance of the new shares. Our common stock is listed on the New York Stock Exchange. We filed a registration statement with the Securities and Exchange Commission on June 5, 2002 to register these shares for resale.

    In June 2002, we completed a private placement of 60 shares of common stock as compensation to our financial advisor. We filed a registration statement for 30 of these additional shares with the Securities and Exchange Commission on June 5, 2002.

    In October 2002, we announced our intention to raise additional equity capital prior to March 31, 2003 in order to support future sales growth, provide additional parent company liquidity and to continue to meet statutory requirements. We are required to raise an amount we estimate to be approximately $23,000 of additional equity capital prior to December 31, 2002 in order for Penn Treaty Network America Insurance Company to remain in compliance with its Consent Order entered with the Florida Insurance Department upon the recommencement of sales in July 2002. The Consent Order includes, among other requirements for which our subsidiary is currently in compliance, a requirement to raise sufficient equity capital to meet Florida requirements for gross premium to surplus ratios.

    To meet this requirement, we intend, and have received approval from the Department in compliance with statutory accounting principles, to establish a receivable at our insurance subsidiary for the anticipated surplus infusion as of December 31, 2002. Our ability to record the surplus infusion in our 2002 statutory filings is conditioned upon the successful completion of this offering and the receipt of sufficient funds to pay the receivable prior to the filing of our year-end statutory reports on or before February 28, 2003.

    If we are unsuccessful in our efforts to raise additional capital and are unable to report December 31, 2002 statutory capital sufficient to meet the required Florida gross premium to surplus ratio, our subsidiary could be required to cease new sales in Florida and its certificate of authority could be suspended by the Florida Insurance Department until sufficient capital could be raised.

    Penn Treaty debt currently consists of $11,407 of 6.25% convertible subordinated notes due 2003 ("the 2003 Notes") and $63,343 of 6.25% convertible subordinated notes due 2008 ("the 2008 Notes").

    The 2003 Notes, issued in November 1996, are convertible into common stock at $28.44 per share until maturity in December 2003. At maturity, to the extent that any portion has not been converted into common stock, we will have to repay their entire principal amount in cash. The 2003 Notes carry a fixed interest coupon of 6.25%, payable semi-annually. Because we do not have sufficient cash flow to retire the debt upon maturity, and the conversion price of $28.44 per share is not likely to be met, we expect that we will need to refinance the remaining 2003 Notes on or before maturity in 2003.

    In September 2002, we commenced an offer of up to $74,750 in aggregate principal amount of 2008 Notes in exchange for up to all of our then outstanding 2003 Notes. Under the terms of the exchange offer, the new notes would have terms similar to the former notes but mature in

October 2008 and would be convertible into shares of our common stock at a conversion price of $5.31. Prior to the termination of the exchange offer, we reduced our offered conversion price to $4.50. In addition, beginning in October 2004, the 2008 Notes are mandatorily convertible if, at any time, the 15-day average closing price of our common stock exceeds 110% of the conversion price. Subsequent to September 30, 2002, we exchanged approximately $63,343 of the 2003 Notes for 2008 Notes.

    On January 1, 1999, we purchased all of the common stock of United Insurance Group, a Michigan based consortium of long-term care insurance agencies, for $18,192. As part of the purchase, we issued a note payable for $8,078, which was in the form of a three-year zero-coupon installment note. The installment note, after discounting for imputed interest, was recorded as a note payable of $7,167, and had an outstanding balance of $2,858 at December 31, 2001. The remainder of the purchase price was paid in cash. The total outstanding balance of the note was repaid in January 2002.

    At September 30, 2002, our total debt and financing obligations through 2008 adjusted on a pro forma basis for the exchange of 2003 Notes for 2008 Notes were as follows:

                                                               LEASE
                                                   DEBT     OBLIGATIONS    TOTAL
                                                 --------   -----------   --------
2002...........................................  $    --        $245      $   245
2003...........................................   12,923         344       13,267
2004...........................................       --         252          252
2005...........................................       --          18           18
2006...........................................       --          18           18
2007...........................................       --          18           18
2008...........................................   63,343          18       63,361
                                                 -------        ----      -------
  Total........................................  $76,266        $913      $77,179
                                                 =======        ====      =======

    Other amounts due after 2008 are immaterial.

    In December 1999, we contributed $1,000 to initially capitalize another subsidiary, which concurrently lent us $750 in exchange for a demand note, which is still outstanding.

    As part of our reinsurance agreement, effective December 31, 2001, the reinsurer was granted four tranches of warrants to purchase shares of non-voting convertible preferred stock. The first three tranches of warrants are exercisable through December 31, 2007 at common stock equivalent prices ranging from $4.00 to $12.00 per share. If exercised for cash, at the reinsurer's option, the warrants could yield additional capital and liquidity of approximately $20,000 and the convertible preferred stock would represent, if converted, approximately 15% of the then outstanding shares of our common stock on a fully diluted basis. If the agreement is not commuted on or after December 31, 2007, the reinsurer may exercise the fourth tranche of convertible preferred stock purchase warrants at a common stock equivalent price of $2.00 per share, potentially generating additional capital of $12,000 and, if converted, the convertible preferred stock would represent an additional 20% of the then outstanding common stock on a fully diluted basis. No assurance can be given that the reinsurer will exercise any or all of the warrants granted or that it will pay cash in connection with their exercise.

    Cash flow needs of Penn Treaty primarily include interest payments on outstanding debt and operating expenses. The funding is primarily derived from the operating cash flow of our agency subsidiary operations and dividends from the insurance subsidiaries. However, as noted above, the dividend capabilities of the insurance subsidiaries are limited and we may need to rely upon the dividend capabilities of our agency subsidiaries to meet current liquidity needs. Our current cash on hand and these sources of funds are expected to be sufficient to meet our liquidity needs through March 31, 2003, but may be insufficient to meet our interest payments in April and June 2003, and will be insufficient to meet our interest payments in October and December 2003, including any remaining repayment of our 2003 Notes upon maturity in December 2003. We believe that we will need to raise additional equity capital in order to meet our parent company needs in 2003 and for the foreseeable future.

NEW ACCOUNTING PRINCIPLES (AMOUNTS IN THOUSANDS)

    In June 2001, the Financial Accounting Standards Board ("FASB") issued two Statements of Financial Accounting Standards ("SFAS"). SFAS No. 141, "Business Combinations," requires usage of the purchase method for all business combinations initiated after June 30, 2001, and prohibits the usage of the pooling of interests method of accounting for business combinations. The provisions of SFAS No. 141 relating to the application of the purchase method are generally effective for business combinations completed after July 1, 2001. Such provisions include guidance on the identification of the acquiring entity, the recognition of intangible assets other than goodwill acquired in a business combination and the accounting for negative goodwill. The transition provisions of SFAS No. 141 require an analysis of goodwill acquired in purchase business combinations prior to July 1, 2001 to identify and reclassify separately identifiable intangible assets currently recorded as goodwill.

    SFAS No. 142, "Goodwill and Other Intangible Assets," primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. We adopted SFAS No. 142 on January 1, 2002 and ceased amortizing goodwill at that time. During the second quarter 2002, we completed an impairment analysis of goodwill, in accordance with FASB No. 142. Our goodwill was recorded as a result of the purchase of its agencies and its insurance subsidiaries. As part of our evaluation, we completed numerous steps in determining the revocerability of its goodwill. The first required step was the measurement of total enterprise fair value versus book value. Because our fair market value, as measured by our stock price, was below book value at January 1, 2002, goodwill was next evaluated at a reporting unit level, which comprised our insurance agencies and insurance subsidiaries.

    Upon completion of our evaluation, we determined that the goodwill associated with the agency purchases was fully recoverable. The deficiency of current market value to book value was assigned to the insurance subsidiary values. As a result, we determined that the goodwill associated with our insurance subsidiaries was impaired and recognized an impairment loss of $5,151 from our transitional impairment test of goodwill, which we recorded as a cumulative effect of change in accounting principle. The impairment has been recorded effective January 1, 2002. Management has completed an assessment of other intangible assets and has determined to continue to amortize these assets so as to closely match the future profit emergence from these assets.

                                    BUSINESS

    THE FOLLOWING DESCRIPTION OF OUR BUSINESS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6.

PENN TREATY AMERICAN CORPORATION

    We are a leading provider of long-term care insurance in the United States. Our principal products are individual, defined benefit accident and health insurance policies covering long-term skilled, intermediate and custodial nursing home and home health care. Our policies are designed to provide meaningful benefits if and when the insured is no longer capable of functioning independently. We also own insurance agencies that sell senior-market insurance products issued by us as well as other insurers.

    We introduced our first long-term nursing home insurance product in 1972 and our first home health care insurance product in 1983. Since then we have innovated several new products designed to meet the changing needs of our customers that were the first of their kind in the long-term care industry. Our primary product offerings are:

    - The Assisted Living-Registered Trademark- policy, which provides coverage for all levels of facility care and includes a home health care rider;

    - The Personal Freedom-Registered Trademark- policy, which provides comprehensive coverage for facility and home health care; and

    - The Independent Living-Registered Trademark- policy, which provides coverage for home and community based care furnished by licensed care providers, as well as unlicensed caregivers, homemakers or companions.

    Although nursing home and home health care policies accounted for 95.5% of our total annualized premiums in-force as of September 30, 2002, we also market and sell life, disability and Medicare supplement products.

    We maintain and administer one of the largest individual long-term care insurance portfolios in the country. Our sales and marketing efforts through our independent agency distribution channels were very successful between 1995 and 2001 as total in-force premiums grew at a compound annual rate of 22.7% from $102 million to $350 million.

    To eliminate the statutory capital strain associated with additional premium growth, we ceased all sales and marketing initiatives in mid-2001 while we developed our Plan. Upon the successful execution of the major provisions of the Plan (see "Business--Government Regulation--Recent State Regulatory Actions"), we expect a full reengagement of sales and marketing activities in an effort to, once again, become a premier writer of new long-term care insurance policies. See "Our Strategy."

THE LONG-TERM CARE INSURANCE INDUSTRY

    The long-term care insurance market has grown rapidly in recent years. According to studies by Conning & Co. and LifePlans, Inc., the long-term care insurance market experienced a compound average growth rate of 20.1% from 1994 to 1999, rising from approximately $1.7 billion of net written premiums in 1994 to approximately $4.2 billion of net written premiums in 1999. We expect this growth to continue based on the projected demographics of the United States population, the rising costs of health care and a regulatory environment that supports the use of private long-term care insurance.

    The population of senior citizens (people age 65 and over) in the United States is projected to grow from an estimated level of approximately 35 million to approximately 70 million by 2030, according to a 1996 U.S. Census Bureau report. Furthermore, health and medical technologies are improving life expectancy and, by extension, increasing the number of people requiring some form of long-term care. According to a 1999 report by Conning & Co., market penetration of long-term care insurance products in the over-65 age group ranges from 5% to 7%. The size of the target population and the lack of penetration of the existing market indicate a substantial growth opportunity for companies providing long-term care insurance products.

    We believe that the rising cost of nursing home and home health care services, along with the increasing strain these services are having on the state and Federally-financed Medicaid system (which is the largest payer of long-term care services) makes long-term care insurance an attractive means to pay for these services. According to a 2001 report by the Centers for Medicare and Medicaid Services, the combined cost of home health care and nursing home care was $20.0 billion in 1980. By 2000, this cost had risen to $124.7 billion.

OUR STRATEGY

    We seek to enhance shareholder value by strengthening our position as a leading provider of long-term care insurance. Our value proposition incorporates innovative product development, stratification of risk, efficient and effective underwriting and an individualized service culture for agents and policyholders. We expect that these characteristics will provide for the reengagement of currently licensed agents and the recruitment of new agents to generate new policy sales. We intend to achieve our goal of profitable growth by executing the following strategies:

    RECOMMENCEMENT OF SALES AND MARKETING EFFORTS IN ALL STATES. In 2001, we ceased new policy sales nationwide as a result of diminished surplus levels. We have recommenced new policy sales in 32 states. However, we have yet to recommence new policy sales in 18 other states. The key states which remain closed include California, Virginia, Arizona, Illinois and Ohio. These state insurance departments are evaluating our Plan. We are working closely with these insurance departments and the insurance departments of the remaining states to recommence new policy sales in all jurisdictions.

    The sale of our current policies, which we believe are priced with appropriate profit margins, is an important component of our earnings per share growth in the future. We have reached this conclusion because over the past year, we have evaluated the profitability of our in-force business and our policies currently being sold with the assistance of our in-house and consulting actuaries. Although the current in-force business, including our agency subsidiaries, remains marginally profitable, sales of new policies are expected to be the driving force in generating profits in the future.

    As a requirement to recommence sales and marketing activities in the State of Florida, we entered into an amended consent order with the Florida Insurance Department that included a requirement to raise additional statutory surplus prior to December 31, 2002, to satisfy gross premium to surplus ratio requirements specific to Florida. We expect that we will need approximately
$23 million to meet these requirements.

    To meet this requirement, we intend, and have received approval from the Department in compliance with statutory accounting principles, to establish a receivable at our insurance subsidiary for the anticipated surplus infusion as of December 31, 2002. Our ability to record the surplus infusion in our 2002 statutory filings is conditioned upon the successful completion of this offering and the receipt of sufficient funds to pay such receivable prior to the filing of our year-end statutory reports on or before February 28, 2003.

    A portion of the $45 million which we are attempting to raise in this offering will be used to support future sales activities. If we are not successful in raising this capital, the Florida Insurance Department could suspend our Certificate of Authority in Florida, in which case, we would be unable to write new policies in Florida until we are able to comply. We have received a tentative commitment from a group of holders of our 2008 Notes to purchase up to $20 million of the Notes. Further, increased growth through new policy sales will probably require us to raise additional capital surplus in the future to maintain compliance in Florida and other states.

    REENGAGEMENT OF OUR EXISTING SALES FORCE AND THE EXPANSION OF DISTRIBUTION OPPORTUNITIES. In connection with our efforts to recommence sales, we have also been actively involved in reengaging our network of agents. We recognize that our ability to generate new policy sales is highly dependent on experienced and talented agents who understand the needs of our target market. We intend to continue to recruit agents as we recommence new policy sales throughout the United States.

    Besides providing innovative products, competitive commissions and personalized service, our strategy to reengage our sales force is highly dependent upon our claims paying ability, ratings from independent rating agencies, our financial strength, and reputation with agents and policyholders. We believe that the actions taken pursuant to the Plan and the additional statutory capital provided by the issuance of the Notes will enhance our ability to receive favorable treatment by the rating agencies. In addition, we plan to continue our focus on agent communication and education by providing our sales force with periodic updates regarding the progress achieved in the execution of the Plan.

    ENHANCEMENT OF OUR LEADERSHIP TEAM AND FINANCIAL MANAGEMENT CAPABILITY. We have significantly strengthened our leadership team through the addition of individuals with the experience and skills necessary to create value for all of the Company's stakeholders, which include our investors, policyholders, agents and employees.

    Our senior executives have a wide breadth of financial services industry experience. We recently added a new Chief Accounting Officer and a senior actuary. At our last annual meeting shareholders elected a new outside member to the Board of Directors who brings over 25 years of capital markets experience and is a Managing Director at a New York investment firm. Our President and Chief Operating Officer was recruited in May 2001 and appointed to his current position in May 2002. We hired our Vice President and Chief Actuary in June 2001.

    In addition to our efforts to grow our business and serve our agents and policyholders, our management team will be focusing on our business via the utilization of customized actuarial models and other financial projection tools.

    INCREASE OUR OPERATIONAL EFFICIENCY THROUGH TECHNOLOGICAL IMPROVEMENTS. We have embarked on a system replacement project ("SRP") that will redesign our long-term care administration systems over the next three years. Our SRP includes the assessment of each major task performed in our daily operations and the identification of all value and non-value added functions. As part of our SRP, we are redesigning each major process within our business model in order to gain operational efficiency through the redesign and deployment of Company resources. Our SRP design is specific to the processing and administration of long-term care insurance and, we believe, is unique in the industry. Each program component is modular and allows us to custom design its functionality. We expect to recuperate our initial expenses for the program through consistent underwriting, policy issuance and claims processing efficiencies.

    Upon completion of the SRP, we expect to use our new long-term care insurance administration system not only to provide our Company with a more efficient and effective business model, but also to provide third-party administration services for other long-term care insurance carriers. We expect this service will diversify our future revenue and profit streams by capitalizing on our core competencies as a leader in the long-term care insurance marketplace. See "Business--Administration--Systems Operations."

    DEVELOPMENT AND APPROVAL OF NEW PRODUCTS. We have sold long-term care insurance for over 30 years. As an innovator in nursing home and home health care insurance products, we have introduced many new policies over the years, including four new products in the last four years. We continually discuss long-term care insurance needs with our agency sales force and policyholders. As a result, we are able to design new products and to offer what we believe to be the most comprehensive benefit features in the industry. The development of new products enables us to generate new business and provide advancements in the benefits we offer. We are currently in the process of developing the next generation of insurance products designed to meet the needs of of policyholders and their families. We anticipate introducing these products in 2003. See "Business--Insurance Products"

CORPORATE BACKGROUND

    Penn Treaty is registered and approved as a holding company under the Pennsylvania Insurance Code. Penn Treaty was incorporated in Pennsylvania on
May 13, 1965 under the name Greater Keystone Investors, Inc. and changed its name to Penn Treaty American Corporation on March 25, 1987. Our primary business is the sale of long-term care insurance, which we conduct through the following subsidiaries:

    - Penn Treaty Network America Insurance Company--a Pennsylvania based insurance company, formed from the merger of Penn Treaty Life (formerly Greater Keystone Investors, Inc.) and Network America Life Insurance Companies (formerly Amicare Insurance Company, which we purchased in
      1989);

    - American Network Insurance Company--a Pennsylvania based insurance company we acquired in 1996; and

    - American Independent Network Insurance Company of New York--a New York based insurance company we incorporated in 1998.

    We also conduct insurance agency operations through the following subsidiaries:

    - Senior Financial Consultants Company--a Pennsylvania based insurance agency brokerage company we incorporated in 1988;

    - United Insurance Group Agency, Inc.--a Michigan based consortium of long-term care insurance agencies we acquired in 1999; and

    - Network Insurance Senior Health Division--a Florida based insurance agency brokerage company we purchased in 2000.

    In 1999, we incorporated Penn Treaty (Bermuda), Ltd., a Bermuda based reinsurer, for the purpose of reinsuring affiliated long-term insurance contracts at a future date.

INSURANCE PRODUCTS

    Since 1972, we have developed, marketed and sold defined benefit accident and health insurance policies designed to be responsive to changes in:

    - the characteristics and needs of the senior insurance market;

    - governmental regulations and governmental benefits available for senior citizens; and

    - the health care and long-term care delivery systems.

    As of September 30, 2002, 95.5% of our total annualized premiums in-force were derived from long-term care policies, which include nursing home and home health care policies. Our other lines of insurance include life, disability and Medicare supplement products. We solicit input from both our independent agents and our policyholders with respect to the changing needs. In addition, our representatives regularly attend regulatory meetings and seminars to monitor significant trends in the long-term care industry.

    Our focus on long-term care insurance has enabled us to gain expertise in claims and underwriting which we have applied to product development. Through the years, we have continued to build on our brand names by offering the independent agency channel a series of differentiated products.

    The following table sets forth, at the dates indicated, information related to our policies in force:

                                                            (ANNUALIZED PREMIUMS IN $000'S)
                               ------------------------------------------------------------------------------------------
                                                                                   DECEMBER 31,
                               SEPTEMBER 30,              ---------------------------------------------------------------
                                   2002                     2001                  2000                  1999
                               -------------              --------              --------              --------
LT facility, home and
  comprehensive care:
  Annualized premiums........    $344,311       95.5%     $351,268    95.0%     $360,600    95.2%     $313,222    94.6%
  Number of policies.........     209,439                  242,644               242,075               208,955
  Average premium per
    policy...................    $  1,644                 $  1,448              $  1,490              $  1,499
Disability insurance:
  Annualized premiums........    $  3,272        0.9%     $  6,415     1.7%     $  6,634     1.8%     $  7,126     2.2%
  Number of policies.........       6,897                   13,226                13,502                14,963
  Average premium per
    policy...................    $    474                 $    485              $    491              $    476
Medicare supplement:
  Annualized premiums........    $  9,464        2.6%     $  8,449     2.3%     $  7,314     1.9%     $  6,131     1.9%
  Number of policies.........       8,504                    8,216                 7,696                 5,934
  Average premium per
    policy...................    $  1,113                 $  1,028              $    950              $  1,033
Life insurance:
  Annualized premiums........    $  3,026        0.8%     $  3,310     0.9%     $  3,785     1.0%     $  4,095     1.2%
  Number of policies.........       5,328                    5,756                 6,315                 6,677
  Average premium per
    policy...................    $    568                 $    575              $    599              $    613
Other insurance:
  Annualized premiums........    $    301        0.1%     $    398     0.1%     $    609     0.2%     $    548     0.2%
  Number of policies.........       2,302                    2,459                 3,900                 2,968
  Average premium per
    policy...................    $    131                 $    162              $    156              $    185
Total annualized premiums in
  force......................    $360,374        100%     $369,840     100%     $378,942     100%     $331,122     100%
Total Policies...............     232,470                  272,301               273,488               239,497

    We received an insurance license in 1972, which permitted us to write insurance in 12 states. In 1974, we offered our first long-term care policy, which provided a five year benefit for nursing facility coverage care. This was the first long-term care insurance product to cover all levels of facility care, including skilled, intermediate and custodial care, and with an extended five year benefit period.

    In 1983, we began the sale of home health care riders, which pay for licensed nurses, certified nurses' aides and home health care workers who provide care/assistance in the policyholder's home. In 1987, we began offering a stand-alone home care policy, which was the first in the industry to include a limited benefit for homemaker care provided by an unskilled, unlicensed individual such as a friend or neighbor.

    In 1986, we began the use of table-based underwriting, which enables higher risk policyholders to receive coverage at a risk-adjusted premium rate. The table-based underwriting method considers medical conditions and the likelihood of inability to perform daily activities to determine appropriate premium levels. Multiple rate classes enabled us to penetrate an untapped market in long-term care insurance sales.

    In 1994, we introduced the Independent Living -Registered Trademark-policy--the first to provide benefits for care provided by family members, subject to our preapproval. In 1996, we introduced the Personal

Freedom -Registered Trademark- product line. This comprehensive policy provides benefits for both nursing facility and home health care based upon one "pool" of benefit dollars, to be used for either type of care as needed. In 1997, we offered our Pledge and Promise, committing to allow policyholders the ability to convert their policy from non-tax qualified to qualified in the event benefit payments were determined to be taxable for a non-tax qualified plan. In 1998, we introduced the Secured Risk -Registered Trademark- product, a highly underwritten, limited benefit policy, designed solely for previously uninsurable risks.

    LONG-TERM NURSING HOME CARE. Our long-term nursing home care policies provide a benefit payable during periods of nursing facility confinement prescribed by a physician or necessitated by the policyholder's cognitive impairment or inability to perform two or more activities of daily living (such as bathing or dressing, for example). These policies also include built-in benefits for alternative plans of care, waivers of premiums after 90 days of benefit payments on a claim, and restoration of the policy's maximum benefit period. All levels of nursing care, including skilled, intermediate and custodial (assisted living), are covered and benefits continue even when the policyholder's required level of care changes. Skilled nursing care refers to professional nursing care provided by a medical professional (a doctor or registered or licensed practical nurse) located at a licensed facility that cannot be provided by a non-medical professional. Intermediate nursing care is designed to cover situations that would otherwise fall between skilled and custodial care and includes situations in which an individual may require skilled assistance on a sporadic basis. Custodial care generally refers to non-medical care, which does not require professional treatment and can be provided by a non-medical professional with minimal or no training.

    Our current long-term nursing home care policies provide benefits that are payable for defined benefit periods ranging from one to five years, or the lifetime of the policyholder. Certain of these policies provide for a maximum daily benefit on an expense-incurred basis or on an indemnity basis ranging in either case from $60 to $300 per day. We also offer a policy that provides comprehensive coverage for nursing home and home health care, offering benefit "pools of coverage" ranging from $75,000 to $300,000, as well as unlimited coverage.

    LONG-TERM HOME HEALTH CARE. Our home health care policies generally provide a benefit payable on an expense-incurred basis during periods of home care prescribed by a physician or necessitated by the policyholder's cognitive impairment or inability to perform two or more activities of daily living. These policies cover the services of registered nurses, licensed practical nurses, home health aides, physical therapists, speech therapists, medical social workers, and unlicensed or unskilled homemakers. Benefits for our currently marketed home health care policies are payable for defined benefit periods ranging from six months to five years, or the lifetime of the policyholder, and provide from $60 to $300 per day. Our home health care policies generally also include built-in benefits for waivers of premiums after 90 days of benefit payments, and unlimited restoration of the policy's maximum benefit period.

    We currently offer the following products:

    PERSONAL FREEDOM-REGISTERED TRADEMARK- POLICY.  Our Personal
Freedom-Registered Trademark- policy (offered since 1996) provides comprehensive coverage through a pool of money which is available to pay for long-term care in services received in a nursing facility, an assisted living facility, or the policyholder's home.

    ASSISTED LIVING-REGISTERED TRADEMARK- POLICY. The Assisted Living-Registered Trademark- policy (offered since 1999) provides facility coverage in either a traditional nursing home setting or in an assisted living facility. This policy is a lower priced alternative to the Personal Freedom-Registered Trademark- policy. When, coupled with an optional home health care rider, the Assisted Living-Registered Trademark- policy offers benefits similar to those of the Personal Freedom-Registered Trademark- policy, but with the flexibility to determine how much coverage is available for each type of care.

    INDEPENDENT LIVING-REGISTERED TRADEMARK- POLICY. The Independent Living-Registered Trademark- policy (offered since 1994) provides coverage for all levels of care received at home. Besides covering skilled care and care by home health care aides, this policy pays for care provided by unlicensed, unskilled homemakers. This care includes assistance with instrumental activities of daily living, such as cooking, shopping and housekeeping when determined to be medically necessary. Family members also may be reimbursed for any training costs incurred to provide in-home care.

    SECURED RISK-REGISTERED TRADEMARK- POLICY.  Our Secured
Risk-Registered Trademark- policy (offered since 1998) provides limited facility care benefits to people who would most likely not qualify for long-term care insurance under traditional policies. Table-based underwriting allows us to examine these applicants based on their level of activity and independence. This policy provides coverage for all types of care, but with limited benefits for home health care. This policy includes coverage limitations and longer elimination period requirements than our other policies.

    POST ACUTE RECOVERY(SM) POLICY. The PAR policy was introduced in 1999 and offers short-term benefits for long-term care services. The plan is generally purchased as a supplemental coverage provider due to its limited benefits and reduced price.

    RIDERS. We offer numerous riders to our base policies, including inflation protection, which provides escalating benefit amounts, and a non-forfeiture benefit that guarantees certain paid-up benefits in the event the policy lapses in the future Our return of premium benefit rider provides for the return of a portion of the previously paid premium amount in the event of death.

    TAX QUALIFIED AND NON-QUALIFIED POLICIES. With the enactment of the Health Insurance Portability and Accountability Act of 1996, we began offering a tax qualified policy, which was narrowly defined by the United States Congress and allowed for certain income tax deductions for premium payments and stipulated that benefit payments would not be subject to tax. A tax qualified policy only pays benefits for claims that are expected to exceed 90 days and includes restrictive benefit triggers.

    Congress did not provide guidance as to the taxation of benefit payments made on non-tax qualified policies, leading to policyholder concern about the taxation of future benefits for these non-qualified plans. In response, we designed the Pledge and Promise program, which allows policyholders to convert from a less restrictive non-qualified plan to a tax qualified plan in the future in the event that the United States Congress determines that benefit payments would be otherwise taxable. We continue to offer both types of plan.

MARKETING

    MARKETS. The following chart shows premium revenues by state (dollar amounts in thousands):

                                                                                              NINE MONTHS ENDED
                                         NINE MONTHS ENDED      YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                YEAR       SEPTEMBER 30,     ------------------------------         2002
STATE                         ENTERED          2002            2001       2000       1999        % OF TOTAL
-----                         --------   -----------------   --------   --------   --------   -----------------
Arizona(2)..................    1988          $ 10,640       $ 15,392   $ 15,677   $ 13,715          4.2%
California(2)...............    1992            36,561         51,498     50,165     43,514         14.5%
Colorado....................    1969             3,345          4,701      3,564      2,563          1.3%
Florida.....................    1987            45,329         65,067     71,588     63,218         18.0%
Georgia(2)..................    1990             3,504          5,066      4,764      3,350          1.4%
Illinois(2).................    1990            13,396         19,525     19,748     15,970          5.3%
Iowa........................    1990             3,685          5,361      5,097      4,317          1.5%
Maryland....................    1987             2,480          3,948      3,896      3,427          1.0%
Michigan(2).................    1989             4,563          6,654      6,357      5,469          1.8%
Missouri(2).................    1990             2,695          4,061      4,391      4,297          1.1%
Nebraska(2).................    1990             3,066          4,263      4,358      3,952          1.2%
New Jersey(2)...............    1996             5,570          8,374      7,856      4,707          2.2%
New York....................    1998             2,898          4,103      2,665        676          1.2%
North Carolina(2)...........    1990             7,436         10,399      9,690      8,089          3.0%
Ohio(2).....................    1989             8,315         11,880     11,935     10,149          3.3%
Pennsylvania................    1972            33,006         43,126     48,692     37,661         13.1%
Texas.......................    1990            12,347         17,847     16,105     11,879          4.9%
Virginia(2).................    1989            15,911         22,638     22,370     19,597          6.3%
Washington..................    1993             7,684         10,670      9,814      7,485          3.1%
All Other States (1)........                    29,346         35,818     38,381     28,481         11.7%
                                              --------       --------   --------   --------        ------
All States..................                  $251,777       $350,391   $357,113   $292,516        100.0%
                                              ========       ========   ========   ========        ======

------------------------------

    (1) Includes all states in which premiums comprised less than one percent of total premiums in 2001.

    (2) We have not recommenced new policy sales in these states or in seven other unlisted states. For a further discussion of the states in which we have recommenced sales see "Business-Our Strategy."

    Historically, our business has been concentrated in a few key states. Over the past four fiscal years, approximately half of our premiums came from sales of policies in California, Florida and Pennsylvania. In 2001, we ceased new policy sales in all states as a result of the diminished statutory surplus level of our principal insurance subsidiary, Penn Treaty Network America Insurance Company. Upon the Department's approval of our Plan in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We have since recommenced new policy sales in nine additional states, including Florida and Texas, which have historically represented approximately 25% and 5% of our sales, respectively. However, we have not yet recommenced new policy sales in California, Virginia or Illinois, which together have traditionally represented approximately 27% of sales, or in 15 other states. We are working with the remaining states to recommence sales in all jurisdictions.

    The following table summarizes our sales of new policies in the periods indicated (in thousands):

                                                                       YEAR ENDED DECEMBER 31,
                                                     NINE MONTHS    ------------------------------
                                                        ENDED
                                                    SEPTEMBER 30,
                                                        2002          2001       2000       1999
                                                    -------------   --------   --------   --------
Number of new policies sold.......................           2           20          65         66
Annualized premiums...............................      $2,941      $34,786    $111,572   $118,175

    Our goal is to strengthen our position as a leader in providing long-term care insurance by marketing and selling our products throughout the United States. We focus our marketing efforts primarily in those states where we have successfully developed networks of agents and that have the highest concentration of individuals whose financial status and insurance needs are compatible with our products.

    AGENTS. We market our products principally through independent agents. We also employ agents through our subsidiary agencies selling our products as well as the products of other insurance companies. We provide assistance to our agents through seminars, underwriting training and field representatives who consult with agents on underwriting matters, assist agents in research and accompany agents on marketing visits to current and prospective policyholders.

    Each independent agent must be authorized by contract to sell our products in each state in which the agent and our companies are licensed. Some of our independent agents are large general agencies with many sales persons (sub-agents), while others are individuals operating as sole proprietors. Some independent agents sell multiple lines of insurance, while others concentrate primarily or exclusively on accident and health insurance. We do not have exclusive agency agreements with any of our independent agents and they are free to sell policies of other insurance companies, including our competitors.

    We generally do not impose production quotas or assign exclusive territories to single agents; however, some commission levels are subject to production requirements. We periodically review and terminate our agency relationships with non-producing or under-producing agents and agents who do not comply with our guidelines and policies with respect to the sale of our products.

    We are actively engaged in recruiting and training new agents. Sub-agents are recruited by the general agents. Independent agents are generally paid higher commissions than those employed directly by insurance companies, in part to account for the expenses of operating as an independent agent. We believe that the commissions we pay to independent agents are competitive with the commissions paid by other insurance companies selling similar policies. The independent agent's right to renewal commissions is vested and commissions are paid as long as the policy remains in-force, provided the agent continues to abide by the terms of the contract. We provide assistance to our independent agents in connection with the processing of paperwork and other administrative services.

    We have developed a proprietary agent sales system for long-term care insurance, LTCWorks!-C-, which enables agents to sell products utilizing downloadable software. We believe that LTCWorks!-C- increases the potential distribution of our products by enhancing agents' ability to present the products, assist policyholders in the application process and submit applications over the Internet. LTCWorks!-C- provides agents who specialize in the regular sale of long-term care insurance products with a unique and easy to use sales tool and enables agents who are less familiar with long-term care insurance to present our products and to do preliminary underwriting when they are discussing other products such as life insurance or annuities.

    MARKETING GENERAL AGENTS. We selectively use marketing general agents for the purpose of recruiting independent agents and developing networks of agents in various states. Marketing general agents receive an override commission on business written in return for recruiting, training and motivating the independent agents. No single grouping of agents accounted for more than 10% of our new premiums or renewal premiums written in 2001 or 2000. One agency accounted for 16% of total premiums earned in 1999. We acquired a division of this agency during 2000, which reduced our reliance on this unaffiliated agency. We have not delegated any underwriting or claims processing authority to any agents.

    FRANCHISE INSURANCE. We sell franchise insurance, which is a series of individually underwritten policies sold to an association or group. Although franchise insurance is generally presented to groups that endorse the insurance, policies are issued to individual group members. Each application is underwritten and issuance of policies is not guaranteed to members of the franchise group.

ADMINISTRATION

  UNDERWRITING

    We believe that the underwriting process through which we choose to accept or reject an applicant for insurance is critical to our success. We have offered long-term care insurance products for 30 years and we believe we have benefited significantly from our longstanding focus on this specialized line. Through our experience with this family of products, we have been able to establish a system of underwriting designed to permit us to process our new business and assess the risks presented with new applications more effectively and efficiently. This experience has also enabled us to devise a risk stratification system whereby we can accept a broad array of risks with correspondingly appropriate premium levels.

    Applicants for insurance must complete detailed medical questionnaires. All long-term care applications are reviewed by our underwriting department and all applicants are also interviewed by members of our underwriting department via telephone. This "personal history interview" is aimed at not only confirming the information disclosed on the application, but also at gaining more insight into the applicant's physical abilities, activity level and cognitive functioning.

    We consider age, cognitive status and medical history, among other factors, in deciding whether to accept an application for coverage and, if accepted, the appropriate rate class for the applicant. Applicants between ages 65-74 and younger applicants seeking high benefit amounts are screened for cognitive impairment, a major contributor to future claims, using the Minnesota Cognitive Accuity Score performed by an outside vendor. In addition, applicants over 75 are assessed by a visiting nurse and the cognitive test is performed in person. We frequently require medical records and attending physician statements as well. Pre-existing conditions disclosed on an application for new long-term nursing home care and most home health care policies are covered immediately upon approval of the policy. Undisclosed pre-existing conditions are covered after six months in most states and two years in certain other states. Our underwriting process extends beyond current conditions, however, and takes into account how existing health conditions are likely to progress and to what degree the independence of the applicant is likely to change as the applicant ages.

    We use table-based underwriting, or multiple rate classifications, as a means to approve a greater number of applicants by obtaining the premiums for appropriate additional risk levels. Applicants are placed in different risk classes for acceptance and premium calculation based on medical conditions and level of activity during the underwriting process. In conjunction with the development of our LTCWorks!-C- system, we developed an underwriting credit-scoring system, which provides consistent underwriting and rate classification for applicants with similar medical histories and conditions. We currently offer Preferred, Premier, Select, Standard and Secured risk classifications. If we determine that we cannot offer the requested coverage, we may suggest an alternative product suitable for coverage for higher risk applicants. Accepted policies are usually issued within seven working days from receipt of the information necessary to underwrite the application.

  CLAIMS

    Claims for policy benefits, except with respect to Medicare supplement and disability claims, are processed by our claims department, which includes nurses employed or retained as consultants. We use third party administrators to process our Medicare supplement claims due to the large number of claims and the small benefit amount typically paid for each claim.

    For nursing home claims, a personal claims assistant is assigned to review all necessary documentation, including verification of the claimant's confinement and continued care. A claims examiner verifies eligibility of the claim under the policy. Every effort is made to facilitate the processing of the claim, recognizing that service efficiency provides substantial value to the policyholder and his or her family. The personal claims assistant verifies the continued residence of the policyholder in the facility each month and expedites payment of the claim by obtaining required information without placing this burden on the policyholder.

    We frequently use the services of "care managers" to review certain claims, particularly those filed under home health care policies. When a claim is filed, we may engage a care manager to review the claim, including the specific health problem of the insured and the nature and extent of the health care services being provided. This review may include visiting the claimant to conduct a face to face assessment of his or her current condition. The care manager assists the insured and us by ensuring that the services provided to the insured, and the corresponding benefits paid, are appropriate under the circumstances. The care manager then follows the claimant's progress with periodic contact to ensure that the plan of care, which sets forth the type, frequency and duration of services, continues to be appropriate and that it is adjusted if warranted by improvement in the claimant's condition.

    Home care claims require the greatest amount of diligent overview and we have used care management tools for nearly ten years. Our policies with home care benefits provide an incentive, via increased benefits, to work with one of our care managers to develop and maintain an ongoing plan of care. Over 90% of our home care claims involve some form of care management. Most of these services are performed by our in-house care management unit, which is comprised of over a dozen registered nurses. We also use external care management firms when face to face assessments are warranted.

  SYSTEMS OPERATIONS

    We maintain our own computer system for most aspects of our operations, including policy issuance, billing, claims processing, commission reports, premium production (by agent, state, and product), and general ledger. We consider it critical to continue to provide the quality of service for which we are known to our policyholders and agents. We believe that our overall systems are an integral component in delivering that service. Accordingly, Penn Treaty has started development of the System Replacement Project, known as SRP. This is a three phase project estimated to cost from $7.5 - $9.0 million. This effort will essentially reengineer the application infrastructure of the entire business. We believe this process will result in annual savings once the entire system is in place. These savings are expected to be achieved through productivity improvements, labor avoidance costs, and a reduction in the transaction error rates. In addition, we believe the SRP will allow us to be a third party administrator and offer back office support to other insurance carriers on a transaction fee basis.

    The SRP will provide us with a system that will support our business plan, will allow us to grow the business without a significant increase in staffing, will transform our existing processes from clerical-based to knowledge based, and will allow us to continue to provide and improve our services to both agents and policyholders. We believe the SRP will position us to be the leader in the long-term care insurance market arena by allowing us to reduce policy issue time from 5-13 days to 3 days, to reduce claims processing time from 7-10 days to 3 days, and to reduce our transaction error rates from as much as 5% to 1% or less.

    We expect phase 1 of this project to be completed during the second quarter of 2003. Benefits associated with phase 1 will start to accrue during the third and fourth quarters of 2003. We believe the project and anticipated benefits will be fully implemented by the end of 2004.

    We have an outsourcing agreement with a computer services vendor providing for the daily operations of our systems, future program development and assurance of continued operations in the event of a disaster or business interruption. We believe that this vendor can provide better expertise in the evolving arena of information technology than we can provide by running our own operations.

PREMIUMS

    Our long-term care policies provide for guaranteed renewability, at the option of the insured, at then current premium rates. The insured may elect to pay premiums on a monthly, quarterly, semi-annual or annual basis. In addition, we offer an automatic payment feature that allows policyholders to have premiums automatically withdrawn from a checking account.

    Premium rates for all lines of insurance are subject to state regulation. Premium regulations vary greatly among jurisdictions. Rates for our insurance policies are established by our actuarial staff with the assistance of our actuarial consultants. All rates, including changes to previously approved rates, must be approved by the insurance regulatory authorities in each state. However, regulators may not approve the increases we request, may approve them only with respect to certain types of policies, or may approve increases that are smaller than those we request.

    As a result of minimum statutory loss ratio standards imposed by state regulations, the premiums on our accident and health polices are subject to reduction and/or corrective measures in the event insurance regulatory agencies in states where we do business determine that our loss ratios either have not reached or will not reach required minimum levels. See "Government Regulation."

FUTURE POLICY BENEFITS AND CLAIMS RESERVES

    We began offering home health care coverage in 1983 and have written a significant number of home health care policies, either as stand alone policies or as riders to long term nursing home policies. Claims experience with respect to our policies offering home health care coverage is much more limited than the corresponding claims experience for policies offering nursing home care because the former have been offered for a much shorter time period. Accordingly, we believe that wide variations in claims experience may be more likely in home health care insurance than in nursing home insurance. Our actuarial consultants use both our experience and other industry data in the computation of reserves for the home health care product line.

    In addition, newer long-term care products, developed as a result of regulation or market conditions, may incorporate more benefits with fewer limitations or restrictions. For instance, the NAIC has recently adopted model long-term care policy language providing nonforfeiture benefits and a rate stabilization standard for long-term care policies, either or both of which have been or may be adopted by the states in which we write policies. The fluidity in market and regulatory forces may limit our ability to rely on historical claims experience for the development of new premium rates and reserve allocations. See "Government Regulation."

    We use an independent firm of actuarial consultants and an in-house actuarial staff to assist us in pricing insurance products and establishing reserves. Additionally, actuaries assist us in improving the documentation of our reserve methodology and in determining the adequacy of our reserves and their underlying assumptions, a process that has resulted in adjustments to our reserve levels from time to time. Although we believe that our reserves are adequate to cover all policy liabilities, we cannot assure you that reserves are adequate or that future claims experience will be similar to, or accurately predicted by, our past or current claims experience.

    Our insurance policies are accounted for as SFAS 60 long duration contracts. As a result, there are two components of policyholder liabilities. The first is a policy reserve liability as required by SFAS 60 for future policyholder benefits, represented by our estimate of the present value of future benefits less future premium collection. These reserves are calculated based on assumptions that include estimates for mortality, morbidity, interest rates, premium rate increases and persistency. The assumptions are consistent with industry experience and historical results, as modified for our own experience.

    The second is a reserve for claims which have already been incurred, whether or not they have yet been reported. The amount of reserves relating to reported and unreported claims incurred is determined by periodically evaluating statistical information with respect to the number and nature of historical claims. We compare actual experience with estimates and adjust our reserves on the basis of such comparisons to the extent that our analysis suggests that an adverse development is likely to continue or occur in future periods.

REINSURANCE

  GENERAL

    We purchase reinsurance to increase the number and size of the policies we may underwrite. Reinsurance is purchased by insurance companies to insure their liability under policies written to their insureds. By transferring, or ceding, certain amounts of premium (and the risk associated with that premium) to reinsurers, we can limit our exposure to risk. However, if a reinsurance company becomes insolvent or otherwise fails to honor its obligations under any reinsurance agreements, we would remain fully liable to the policyholder.

    We currently reinsure our ordinary life policies through Reassurance Company of Hanover. We also have a reinsurance agreement with Transamerica Occidental Life Insurance Company to reinsure term life policies whose risk exceeds $15,000, and with Employer's Reassurance Corporation to reinsure credit life policies whose risk exceeds $15,000.

    We have ceded, through a fronting arrangement, 100% of certain whole life and deferred annuity policies to Provident Indemnity Life Insurance Company. No new policies have been ceded under this arrangement since December 31, 1995. We have recently entered an agreement with an unaffiliated insurer to cede 100% of these policies and related reserves on an assumption basis. The new agreement will be effective December 31, 2002.

    We also entered into a reinsurance agreement to cede 100% of certain life, accident, health and Medicare supplement insurance policies to Life and Health of America. These fronting arrangements are used when one insurer wishes to take advantage of another insurer's ability to procure and issue policies. As the fronting company, we remain ultimately liable to the policyholder, even though all of our risk is reinsured. Therefore, the agreements require the maintenance of securities in escrow for our benefit in the amount equal to our statutory reserve credit.

    We have also entered into a reinsurance agreement with Cologne Life Reinsurance Company with respect to home health care policies with benefit periods exceeding 36 months. No new policies have been reinsured under this agreement since 1998.

    We have also entered into funds withheld financial reinsurance treaties, which allow us to temporarily increase statutory surplus. The agreements met the requirements to qualify for reinsurance treatment under statutory accounting rules. However, the agreements did not qualify for reinsurance treatment in accordance with SFAS 113 because, based on our analysis, the agreements did not result in the reasonable possibility that the reinsurer could realize a significant loss in the event of adverse development. As a result, our accounting and results of operations reflect only the annual fee paid to the reinsurer. Since the contracts were funds withheld, there was no reinsurance recoverable or payable on a GAAP basis on the balance sheet. We do not currently have any funds withheld financial reinsurance treaties.

    We have stop-loss reinsurance on our disability business that limits our liability in aggregate for the life of the policy or above monthly loss amounts. This coverage is ceded to Employer's Reassurance Corporation, Reassurance America Life Insurance Company and Lincoln National Life Insurance Company. Since January 1, 2000, no new policies have been ceded to Employer's Reassurance Corporation, which has historically provided the majority of our stop-loss reinsurance. In 2001, we ceded substantially all of our disability policies to Assurity Life Insurance Company on a 100% quota share basis. The reinsurer may assume ownership of the policies as a sale upon various state and policyholder approvals. We received a ceding allowance of approximately $5,000,000 and ceded reserves to the reinsurer of approximately $10,300,000.

    The following table shows our historical use of reinsurance, excluding financial reinsurance:

                                                                      (IN THOUSANDS)
                                                ----------------------------------------------------------
                                                                AS OF
                                                A.M. BEST   SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
REINSURANCE RECOVERABLE COMPANY                  RATING          2002            2001            2000
-------------------------------                 ---------   --------------   -------------   -------------
General and Cologne Life Re of America........    A+            $14,355         $10,365         $8,196
Assurity Life Insurance Company...............    A-              4,559           8,403             --
Provident Indemnity Life Insurance Company....   NR3              4,362           4,362          4,643
Lincoln National Life Insurance Company (1)...    A                 544             999          1,142
Employer's Reassurance Corporation (1)........   A++                275             510            662
Reassure America Life Insurance Company (1)...   A++                230             426            400
Life and Health of America....................    B-                419             388            409
Transamerica Occidental Life Insurance
  Company.....................................    A+                 30              30              1
Reassurance Company of Hanover................    A                  15              15             11
Swiss Reassurance Life and Health America.....   A++                  7               7              6

------------------------------

(1) We determine the amount of reinsurance recoverable in accordance with GAAP on an aggregate basis for multiple companies that provide reinsurance on our disability business. In order to segregate the risk by reinsurer, we have listed the amount reported for Reassure America Life Insurance Company and Lincoln National Life Insurance Company for reserve credits as calculated under statutory accounting principles as of September 30, 2002, December 31, 2001 and December 31, 2000. The amounts reported for Employer's Reassurance Corporation include the net differences between statutory and GAAP reporting for our disability reinsurance.

  REINSURANCE AGREEMENT WITH CENTER SOLUTIONS (BERMUDA) LIMITED

    Effective December 31, 2001, we entered into a reinsurance agreement with Centre Solutions (Bermuda) Limited to reinsure, on a quota share basis, substantially all of our respective long-term care insurance policies then in-force. The following is a summary of the reinsurance agreement and is qualified in its entirety by reference to the reinsurance agreement which has been filed with the Securities and Exchange Commission as an exhibit to one of our periodic reports. The agreement is subject to certain coverage limitations and an aggregate limit of liability which may be reduced if we are unable to obtain premium rate increases. This agreement meets the requirements to qualify for reinsurance treatment under statutory accounting rules. However, this agreement does not qualify for reinsurance treatment in accordance with FASB No. 113 because, based on our analysis, the agreement does not result in the reasonable possibility that the reinsurer may realize a significant loss. This is due to a number of factors related to the agreement, including experience refund provisions, expense and risk charges due to the reinsurer and the aggregate limit of liability.

    The initial premium paid by us under the agreement was approximately
$619 million, comprised of $563 million of cash and securities, and $56 million held as funds due to the reinsurer. Such withheld funds are scheduled to be released to the reinsurer in increments between December 31, 2003 and December 31, 2008, subject to Centre Solutions (Bermuda) Limited's right to demand that the withheld funds be released in their entirety at any time by giving us fifteen business days prior written notice. The initial premium and future cash flows from the reinsured policies, less claims payments, ceding commissions and risk charges, will be credited to a notional experience account, which is held for our benefit in the event of commutation and recapture on or after December 31, 2007. The notional experience account balance also receives an investment credit based upon the total return of a series of benchmark indices and hedges, which are designed to closely match the duration of our reserve liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    For each of the first seven years of the reinsurance agreement, Centre Solutions (Bermuda) Limited will receive a base fee of $2.8 million plus 0.4% of the statutory reserves ceded to it. Thereafter, the fees rise to a maximum in year twelve and each year thereafter of $5.4 million plus

0.8% of the statutory reserves ceded to it. These fees are to be deducted from the notional experience account on a quarterly basis.

    We receive a monthly payment based on a yearly reinsurance allowance equal to approximately 19.65% of the net premiums received by Centre Solutions (Bermuda) Limited, subject to certain adjustments for premium rate increases and actual commissions paid in 2002, plus 3.5% of certain paid net losses and statutory claim reserves. The yearly reinsurance allowance is not permitted to exceed 25% of the net premiums received in the applicable calendar year. We will also receive a fixed amount of $2 million for each of the 2002 and 2003 calendar years and we pay $1.2 million for each of the 2004, 2005, 2006 and 2007 calendar years.

    The reinsurance agreement excludes certain losses from coverage, including liabilities arising from (i) our actions or failure to act, (ii) insolvency funds, (iii) nuclear hazards, (iv) terrorism, and (v) war or military action.

    The reinsurance agreement is subject to certain coverage limitations, including an aggregate limit of liability, which is the sum of
(i) $200 million, (ii) the initial premium of approximately $619 million,
(iii) net premiums received and retained by the reinsurer on or after December 31, 2001, less reinsurance allowance and taxes related to such premiums, and (iv) 4.5% of (i) through (iii), less certain losses.

    The reinsurance agreement requires us to review the performance of our policies to ascertain their actual to expected loss experience at least every six months and to conduct an analysis of our underlying actuarial assumptions to ascertain the future morbidity experience at least once a year. If we have reason to believe that future experience is likely to be worse than projected at the later of December 31, 2002 or the date of the most recent rate increase approval, and that such deterioration in expected experience would justify an increase in premium rates of 5% or more on any individual policy form, we are required to file for and obtain increases in premium rates. Failure to obtain such increases will constitute a material breach under the agreement resulting in a reduction in the aggregate limit of liability. We are in the process of completing the most recent analysis required by the reinsurance agreement. We anticipate that in light of our recent assumption and process changes for claims, reserves premium rate increases are likely to be required on some policies.

    The reinsurance agreement contains commutation provisions and allows us to recapture the reserve liabilities and the notional experience account balance as of (i) a change in control of our subsidiaries Penn Treaty Network America Insurance Company or American Network Insurance Company, (ii) an insolvency of either of these subsidiaries, (iii) our material breach of the reinsurance agreement, or (iv) December 31, 2007 or December 31 of any year thereafter. We intend to commute the reinsurance agreement on December 31, 2007; therefore, we are accounting for the reinsurance agreement in anticipation of this commutation. In the event we do not commute the reinsurance agreement on December 31, 2007, we will be subject to escalating expenses and a fourth tranche of warrants held by Centre Solutions (Bermuda) Limited will become exercisable for Penn Treaty convertible preferred stock that, if converted, would represent approximately 20% of the outstanding common stock following such conversion on a fully diluted basis (and approximately 35% of the outstanding common stock following such conversion on a fully diluted basis if all four tranches of warrants have been exercised).

    As a result of our intention to commute, we assessed only the expense and risk charges anticipated prior to the commutation date in our most recent DAC recoverability analyses and are not recording the potential of future escalating charges in our current financial statements. In addition, we are recognizing the up front costs of entering into the agreement, including the fair value of the warrants granted to the reinsurer, over the period of time to the expected commutation date.

    The reinsurance agreement also granted the reinsurer an option to participate in reinsuring new business sales up to 50% on a quota share basis. In August 2002, the reinsurer exercised its option to reinsure a portion of future sales. We have recently submitted the new agreement to the Pennsylvania Insurance Department for approval. The agreement, if approved, will provide for 50% reinsurance, subject to a limitation of the reinsurer's risk, for the next $100 million in new policy premium issued after January 1, 2002. We believe the potential of exceeding this limitation is unlikely. The reinsurer retains the option to provide additional reinsurance for the next $1 billion in new policy premiums.

    Pennsylvania insurance regulations require that funds ceded for reinsurance provided by a foreign or "unauthorized" reinsurer must be secured by funds held in a trust account or by a letter of credit for the protection of policyholders. We received approximately $648 million in statutory reserve credits from this transaction as of December 31, 2001, of which $619 million was held by us and $29 million was backed by letters of credit, which increased our statutory surplus by $29 million as well.

INVESTMENTS (DOLLARS IN THOUSANDS)

    We have categorized all of our investment securities as available for sale because they may be sold in response to changes in interest rates, prepayments and similar factors. Investments in this category are reported at their current market value with net unrealized gains and losses, net of the applicable deferred income tax effect, being added to or deducted from total shareholders' equity on the balance sheet. As of September 30, 2002, shareholders' equity was increased by $1,125 due to unrealized gains of $1,730 in the investment portfolio. As of December 31, 2001, shareholders' equity was increased by $10,581 due to unrealized gains of $16,032 in the investment portfolio. The amortized cost and estimated market value of our available for sale investment portfolio as of September 30, 2002 and December 31, 2001 are as follows:

                                                      SEPTEMBER 30, 2002         DECEMBER 31, 2001
                                                   ------------------------   ------------------------
                                                   AMORTIZED    ESTIMATED     AMORTIZED    ESTIMATED
                                                     COST      MARKET VALUE     COST      MARKET VALUE
                                                   ---------   ------------   ---------   ------------
U.S. Treasury securities and obligations of
  U.S. Government authorities and agencies.......   $14,532       $15,767     $164,712      $172,063
Obligations of states and political
  sub-divisions..................................        --            --          572           612
Mortgage backed securities.......................     1,824         1,899       42,587        43,331
Debt securities issued by foreign governments....       206           217       11,954        12,089
Corporate securities.............................     9,214         9,623      243,793       250,513
Equities.........................................        --            --        8,760         9,802
Policy Loans.....................................       237           237          181           181
                                                    -------       -------     --------      --------
Total Investments................................   $26,013       $27,743     $472,559      $488,591
                                                                  =======                   ========
Net unrealized gain..............................     1,730                     16,032
                                                    -------                   --------
                                                    $27,743                   $488,591
                                                    =======                   ========

    Our investment portfolio, excluding our notional experience account, consists primarily of investment grade fixed income securities. Income generated from this portfolio is largely dependent on prevailing levels of interest rates. Due to the duration of our investments (approximately 5.0 years), investment income does not immediately reflect changes in market interest rates.

    In 2001, we classified our convertible portfolio as trading account investments. Changes in trading account investment market values are recorded in our statement of operations during the period in which the change occurs, rather than as an unrealized gain or loss recorded directly through equity. We recorded a trading account loss in 2001 of $3,428, which reflects the unrealized and realized loss of our convertible portfolio that arose during the year ended December 31, 2001. At December 31, 2001, we had liquidated our entire trading portfolio.

    In connection with our reinsurance agreement with Centre Solutions (Bermuda) Limited, we transferred substantially all of our investment portfolio to the reinsurer as the initial premium payment. The initial and future premium for the reinsured policies, less claims payments, ceding commissions and risk charges is credited to a notional experience account, the balance of which also receives an investment credit. The notional experience account balance represents an amount to be paid to us in the event of commutation of the agreement. Based on our analysis of SFAS 133, we believe that the experience account represents a hybrid instrument, containing both a fixed debt host contract and an embedded derivative.

    1. the fixed debt host yields a fixed return based upon the yield to maturity of the underlying benchmark indices. The return on the fixed debt host is reported as investment income in the Statement of Operations.

    2. the change in fair value of the embedded derivative represents the percentage change in the underlying indices applied to the notional experience account, similar to that of an unrealized gain/loss on a bond. The change in the fair value of the embedded derivative is reported a Market gain on experience account in the Statement of Operations.

    As a result, our results of operation are subject to significant volatility. Recorded market value gains or losses, although recognized in current earnings, are expected to be offset in future periods as a result of our receipt of the most recent market rates, and, therefore, have no anticipated long-term impact on shareholder value. The benchmark indices are comprised of United States treasury strips, agencies and investment grade corporate bonds, with weightings of approximately 25%, 15% and 60%, respectively, and have a duration of approximately 11 years.

SELECTED FINANCIAL INFORMATION: STATUTORY BASIS

    The following table shows certain ratios derived from our insurance regulatory filings with respect to our accident and health policies presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities ("SAP"), which differ from the presentation under generally accepted accounting principles ("GAAP") and, which also differ from the presentation under SAP for purposes of demonstrating compliance with statutorily mandated loss ratios. See "Business--Government Regulation."

                                   YEAR ENDED DECEMBER 31,                 AS OF SEPTEMBER 30,
                            -------------------------------------   ---------------------------------
                              1999       2000          2001              2001              2002
                            --------   --------   ---------------   ---------------   ---------------
Loss ratio (1) (4)........    70.4%      67.1%              154.4%             78.3%             76.7%
Expense ratio (2) (4).....    44.1%     114.4%             (201.3)%            52.7%             31.5%
                             ------     ------    ---------------   ---------------   ---------------
Combined loss and expense
  ratio...................   114.5%     181.5%              (46.9)%          131.0%             108.2%
Persistency (3)...........    86.7%      86.4%               88.0%

------------------------
(1) Loss ratio is defined as incurred claims and increases in policy reserves divided by collected premiums.

(2) Expense ratio is defined as commissions and expenses incurred divided by collected premiums.

(3) Persistency represents the percentage of premiums renewed, which we calculate by dividing the total annual premiums in-force at the end of each year (less first year premiums for such year) by the total annual premiums in-force for the prior year. For purposes of this calculation, a decrease in total annual premiums in-force at the end of any year would be a result of non-renewal policies, including those policies that have terminated by reason of death, lapse due to nonpayment of premiums and/or conversion to other policies offered by us. Persistency is not calculated for the interim periods.

(4) The 2001, 2000 and 1999 loss ratios and expense ratios are significantly affected by the reinsurance of approximately $408 million, $226 million and $90 million, respectively, in premium on a statutory basis under financial and other reinsurance treaties reserves are accounted for as offsetting negative benefits and negative premium, causing substantial deviation in reported ratios.

    STATUTORY ACCOUNTING PRACTICES. State insurance regulators require our insurance subsidiaries to have statutory surplus at a level sufficient to support existing policies and new business growth. Under SAP, we charge costs associated with sales of new policies against earnings as such costs are incurred. These costs, together with required reserves, generally exceed first year premiums and accordingly, cause a reduction in statutory surplus during periods of increasing first year sales. The commissions paid to agents are generally higher for new policies than for renewing policies. Because statutory accounting requires commissions to be expensed as paid, rapid growth in first year policies generally results in higher expense ratios.

    Effective December 31, 2001, we entered a reinsurance transaction that, according to Pennsylvania insurance regulation, required the reinsurer to provide us with Letters of Credit in order for us to receive statutory reserve and surplus credit from the reinsurance. The Letters of Credit were dated subsequent to December 31, 2001, as a result of the final closing of the agreement. In addition, the initial premium paid for the reinsurance included investment securities carried at amortized cost but valued at market price for purposes of the premium transfer and the experience account. The Pennsylvania Insurance Department permitted us to receive credit of $29 million for the Letters of Credit, and to accrue the anticipated, yet unknown, gain of $18 million from the sale of securities at market value, in our statutory financial results for December 31, 2001. The impact of this permitted practice served to increase the statutory surplus of our insurance subsidiaries by approximately $47 million at December 31, 2001. Had we not been granted a permitted practice, our statutory surplus would have been negative until the first quarter 2002 reporting period, when a permitted practice would no longer be required due to our receipt of the Letters of Credit prior to March 31, 2002.

INSURANCE INDUSTRY RATING AGENCIES

    Our subsidiaries have A.M. Best ratings of "B- (fair)" and Standard & Poor's ratings of "B- (weak)." A.M. Best and Standard & Poor's ratings are based on a comparative analysis of the financial condition and operating performance for the prior year of the companies rated, as determined by their publicly available reports. A.M. Best's classifications range from "A++ (superior)" to "F (in liquidation)." Standard & Poor's ratings range from "AAA (extremely strong)" to "CC (extremely weak)." A.M. Best and Standard & Poor's ratings are based upon factors of concern to policyholders and insurance agents and are not directed toward the protection of investors and are not recommendations to buy, hold or sell a security. In evaluating a company's financial and operating performance, the rating agencies review profitability, leverage and liquidity, as well as book of business, the adequacy and soundness of reinsurance, the quality and estimated market value of assets, the adequacy of reserves and the experience and competence of management.

    Certain distributors will not sell our group products unless we have a financial strength rating of at least an "A-." The inability of our subsidiaries to obtain higher A.M. Best or Standard & Poor's ratings could adversely affect the sales of our products if customers favor policies of competitors with better ratings. In addition, a downgrade in our ratings may cause our policyholders to allow their existing policies to lapse. Increased lapsation would reduce our premium income and would also cause us to expense fully the deferred policy costs relating to lapsed policies in the period in which those policies lapsed. Recent downgrades or further downgrades in our ratings also may lead some independent agents to sell less of our products or to cease selling our policies altogether.

COMPETITION

    We operate in a highly competitive industry. We believe that competition is based on a number of factors, including service, products, premiums, commission structure, financial strength, industry ratings and name recognition. We compete with a large number of national insurers, smaller regional insurers and specialty insurers, many of whom have considerably greater financial resources, higher ratings from A.M. Best and Standard and Poor's and larger networks of agents than we do. Many insurers offer long-term care policies similar to those we offer and utilize similar marketing techniques. In addition, we are subject to competition from insurers with broader product lines. We also may be subject, from time to time, to new competition resulting from changes in Medicare benefits.

    We also actively compete with other insurers in attracting and retaining agents to distribute our products. Competition for agents is based on quality of products, commission rates, underwriting, claims service and policyholder service. We continuously recruit and train independent agents to market and sell our products. We also engage marketing general agents from time to time to recruit independent agents and develop networks of agents in various states. Our business and ability to compete may suffer if we are unable to recruit and retain insurance agents and if we lose the services provided by our marketing general agents.

    We also compete with non-insurance financial services companies such as banks, securities brokerage firms, investment advisors, mutual fund companies and other financial intermediaries marketing insurance products, annuities, mutual funds and other retirement-oriented investments. The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 implemented fundamental changes in the regulation of the financial services industry, permitting mergers that combine commercial banks, insurers and securities firms under one holding company. The ability of banks to affiliate with insurers may adversely affect our ability to remain competitive.

    The insurance industry may undergo further change in the future and, accordingly, new products and methods of service may also be introduced. In order to keep pace with any new developments, we may need to expend significant capital to offer new products and to train our agents and employees to sell and administer these products and services. Our ability to compete with other insurers depends on our success in developing new products.

GOVERNMENT REGULATION

  GENERAL

    Insurance companies are subject to supervision and regulation in all states in which they transact business. Penn Treaty is registered and approved as a holding company under the Pennsylvania Insurance Code. Our insurance company subsidiaries are chartered in the states of Pennsylvania and New York.

    The extent of regulation of insurance companies varies, but generally derives from state statutes which delegate regulatory, supervisory and administrative authority to state insurance departments. Although many states' insurance laws and regulations are based on models developed by the National Association of Insurance Commissioners ("NAIC"), and are therefore similar, variations among the laws and regulations of different states are common.

    The NAIC is a voluntary association of all of the state insurance commissioners in the United States. The primary function of the NAIC is to develop model laws on key insurance regulatory issues that can be used as guidelines for individual states in adopting or enacting insurance legislation. While the NAIC model laws are accorded substantial deference within the insurance industry, these laws are not binding on insurance companies unless adopted by states, and variation from the model laws within states is common.

    The Pennsylvania Insurance Department, the New York Insurance Department and the insurance regulators in other jurisdictions have broad administrative and enforcement powers relating to the granting, suspending and revoking of licenses to transact insurance business, the licensing of agents, the regulation of premium rates and trade practices, the content of advertising material, the form and content of insurance policies and financial statements and the nature of permitted investments. In addition, regulators have the power to require insurance companies to maintain certain deposits, capital, surplus and reserve levels calculated in accordance with prescribed statutory standards. The

NAIC has developed minimum capital and surplus requirements utilizing certain risk-based factors associated with various types of assets, credit, underwriting and other business risks. This calculation, commonly referred to as RBC, serves as a benchmark for the regulation of insurance company solvency by state insurance regulators. The primary purpose of such supervision and regulation is the protection of policyholders, not investors.

    Most states mandate minimum benefit standards and policy lifetime loss ratios for long-term care insurance policies and for other accident and health insurance policies. A significant number of states, including Pennsylvania and Florida, have adopted the NAIC's proposed minimum loss ratio of 60% for both individual and group long-term care insurance policies. Certain states, including New Jersey and New York, have adopted a minimum loss ratio of 65% for long-term care. The states in which we are licensed have the authority to change these minimum ratios, the manner in which these ratios are computed and the manner in which compliance with these ratios is measured and enforced.

    In December 1986, the NAIC adopted the Long-Term Care Insurance Model Act ("Model Act"), which was adopted to promote the availability of long-term care insurance policies, to protect applicants for such insurance and to facilitate flexibility and innovation in the development of long-term care coverage. The Model Act establishes standards for long-term care insurance, including provisions relating to disclosure and performance standards for long-term care insurers, incontestability periods, nonforfeiture benefits, severability, penalties and administrative procedures. Model regulations were also developed by the NAIC to implement the Model Act. Some states have also adopted standards relating to agent compensation for long-term care insurance. In addition, from time to time, the federal government has considered adopting standards for long-term care insurance policies, but it has not enacted any such legislation to date.

    Some state legislatures have adopted proposals to limit rate increases on long-term care insurance products. In the past, we have been generally successful in obtaining rate increases when necessary. We currently have rate increases on file with various state insurance departments and anticipate that increases on other products may be required in the future. If we are unable in the future to obtain rate increases, or in the event of legislation limiting rate increases, we believe it would have a negative impact on our future earnings.

    In September 1996, Congress enacted the Health Insurance Portability and Accountability Act ("HIPAA"), which permits premiums paid for eligible long-term care insurance policies after December 31, 1996 to be treated as deductible medical expenses for federal income tax purposes. The deduction is limited to a specified dollar amount ranging from $200 to $2,500, with the amount of the deduction increasing with the age of the taxpayer. In order to qualify for the deduction, the insurance contract must, among other things, provide for limitations on pre-existing condition exclusions, prohibitions on excluding individuals from coverage based on health status and guaranteed renewability of health insurance coverage. Although we offer tax-deductible policies, we will continue to offer a variety of non-deductible policies as well. We have long-term care policies that qualify for tax exemption under HIPAA in all states in which we are licensed.

    In 1998, the NAIC adopted the Codification of Statutory Accounting Principles ("Codification") guidance, which replaced the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas, including the recognition of deferred income taxes.

    The Pennsylvania and New York Insurance Departments have adopted the Codification guidance, effective January 1, 2001. The Codification guidance serves to reduce the insurance subsidiaries' surplus, primarily due to certain limitations on the recognition of goodwill and EDP equipment and the recognition of other than temporary declines in investments. In 2001, our statutory surplus was reduced by approximately $2 million as a result of the Codification guidance. These reductions are partially offset by certain other items, including the recognition of deferred tax assets subject to certain limitations.

    We are also subject to the insurance holding company laws of Pennsylvania and of the other states in which we are licensed to do business. These laws generally require insurance holding companies and their subsidiary insurers to register and file certain reports, including information concerning their capital structure, ownership, financial condition and general business operations. Further, states often require prior regulatory approval of changes in control of an insurer and of intercompany transfers of assets within the holding company structure. The Pennsylvania Insurance Department and the New York Insurance Department must approve the purchase of more than 10% of the outstanding shares of our common stock by one or more parties acting in concert, and may subject such party or parties to the reporting requirements of the insurance laws and regulations of Pennsylvania and New York and to the prior approval and/or reporting requirements of other jurisdictions in which we are licensed. In addition, our officers, directors and 10% shareholders and those of our insurance subsidiaries are subject to the reporting requirements of the insurance laws and regulations of Pennsylvania and New York, as the case may be, and may be subject to the prior approval and/or reporting requirements of other jurisdictions in which they are licensed.

    Under Pennsylvania law, public utilities and their affiliates, subsidiaries, officers and employees may not be licensed or admitted as insurers. If any public utility or affiliate, subsidiary, officer or employee of any public utility acquires 5% or more of the outstanding shares of our common stock, such party may be deemed to be an affiliate, in which event our Certificate of Authority to do business in Pennsylvania may be revoked upon a determination by the Pennsylvania Insurance Department that such party exercises effective control over us. Although several entities own more than 5% of our common stock, no public utility or affiliate, subsidiary, officer or employer of any public utility holds sufficient voting authority to exercise effective control over us.

    States also restrict the dividends our insurance subsidiaries are permitted to pay. Dividend payments will depend on profits arising from the business of our insurance company subsidiaries, computed according to statutory formulae. Under the insurance laws of Pennsylvania and New York, where our insurance subsidiaries are domiciled, insurance companies can pay ordinary dividends only out of earned surplus. In addition, under Pennsylvania law, our Pennsylvania insurance subsidiaries (including our primary insurance subsidiary) must give the Department at least 30 days' advance notice of any proposed "extraordinary dividend" and cannot pay such a dividend if the Department disapproves the payment during that 30-day period. For purposes of that provision, an extraordinary dividend is a dividend that, together with all other dividends paid during the preceding twelve months, exceeds the greater of 10% of the insurance company's surplus as shown on the company's last annual statement filed with Department or its statutory net income as shown on that annual statement. Statutory earnings are generally lower than earnings reported in accordance with generally accepted accounting principles due to the immediate or accelerated recognition of all costs associated with premium growth and benefit reserves. Additionally, our Plan requires the Department to approve all dividend requests made by Penn Treaty, regardless of normal statutory requirements for allowable dividends. We believe that the Department is unlikely to consider any dividend request in the foreseeable future, as a result of Penn Treaty's current statutory surplus position. Although not stipulated in the Plan, this requirement is likely to continue until such time as Penn Treaty meets normal statutory allowances, including reported net income and positive cumulative earned surplus.

    Under New York law, our New York insurance subsidiary (American Independent Network Insurance Company of New York) must give the New York Insurance Department 30 days' advance notice of any proposed dividend and cannot pay any dividend if the regulator disapproves the payment during that 30-day period. In addition, our New York insurance company must obtain the prior approval of the New York Insurance Department before paying any dividend that, together with all other dividends paid during the preceding twelve months, exceeds the lesser of 10% of the insurance company's surplus as of the preceding December 31 or its adjusted net investment income for the year ended the preceding December 31.

    Penn Treaty Network America Insurance Company and American Network Insurance Company have not paid any dividends to Penn Treaty for the past three years and are unlikely in the foreseeable future to be able to make dividend payments due to insufficient statutory surplus and anticipated earnings. However, our New York subsidiary is not subject to the Plan and in March 2002, we received a dividend from our New York subsidiary of $651,000. American Network Insurance Company was permitted to make a special dividend payment of $5 million following December 31, 2001 to Penn Treaty Network America Insurance Company.

    Periodically, the Federal government has considered adopting a national health insurance program. Although it does not appear that the Federal government will enact an omnibus health care reform law in the near future, the passage of such a program could have a material impact on our operations. In addition, other legislation enacted by Congress could impact our business. Among proposals sometimes considered are the implementation of certain minimum consumer protection standards for inclusion in all long-term care policies, including guaranteed renewability, protection against inflation, and limitations on waiting periods for pre-existing conditions. These proposals would also prohibit "high pressure" sales tactics in connection with long-term care insurance and would guarantee consumers access to information regarding insurers, including lapse and replacement rates for policies and the percentage of claims denied. As with any pending legislation, it is possible that any laws finally enacted will be substantially different from the current proposals. Accordingly, we are unable to predict the impact of any such legislation on our business and operations.

    Compliance with multiple Federal and state privacy laws may affect our profits. Congress enacted the Gramm-Leach-Bliley Financial Services Modernization Act in 1999. Federal agencies have adopted regulations to implement this legislation. The Gramm-Leach-Bliley Act empowers states to adopt their own measures to protect the privacy of consumers and customers of insurers that are covered by the Gramm-Leach-Bliley Act, so long as those protections are at least as stringent as those required by the Gramm-Leach-Bliley Act. If states do not enact their own insurance privacy laws or adopt regulations, the privacy requirements of the Gramm-Leach-Bliley Act will apply to insurers, although no enforcement mechanism has yet been adopted for insurers. The Department of Health and Human Services has adopted privacy rules, which will also apply to at least some of our products. The NAIC has adopted the Insurance Information and Privacy Model Act, but no state has yet adopted this model act. Individual state insurance regulators have indicated that their states may adopt privacy laws or regulations that are more stringent than the NAIC's model act and those provided for under federal law. Compliance with different laws in states where we are licensed could prove extremely costly.

    We monitor economic and regulatory developments that have the potential to affect our business. Recently enacted federal legislation will allow banks and other financial organizations to have greater participation in securities and insurance businesses. This legislation may present an increased level of competition for sales of our products. Furthermore, the market for our products is enhanced by the tax incentives available under current law. Any legislative changes that lessen these incentives could negatively impact the demand for these products.

  RECENT STATE REGULATORY ACTIONS

    Our insurance subsidiaries are regulated by various state insurance departments. In its ongoing effort to improve solvency regulation, the National Association of Insurance Commissioners ("NAIC") has adopted Risk-Based Capital ("RBC") requirements for insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, mortality and morbidity, asset and liability matching, benefit and loss reserve adequacy, and other business factors. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that an insurer must maintain. Regulatory compliance is determined by a ratio of the enterprise's regulatory Total Adjusted Capital, to its Authorized Control Level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which may require specific corrective action depending upon the insurer's state of domicile.

    Our insurance subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, and American Independent Network Insurance Company of New York (representing approximately 92%, 6% and 2% of our in-force premium, respectively), are each required to hold statutory surplus that is, above a certain required level. If the statutory surplus of either of our Pennsylvania subsidiaries falls below such level, the Department would be required to place such subsidiary under regulatory control, leading to rehabilitation or liquidation. At December 31, 2000, Penn Treaty Network America Insurance Company had Total Adjusted Capital below the Regulatory Action level. As a result, it was required to file the Plan with the insurance commissioner.

    On February 12, 2002, the Department approved the Plan.

    The Corrective Order requires Penn Treaty to comply with certain other agreements at the direction of the Department, including, but not limited to:

    - New investments are limited to NAIC 1 or 2 rated securities.

    - Affiliated transactions are limited and require Department approval.

    - An agreement to increase statutory reserves by an additional $125 million by December 31, 2004, of which $50 million remains to be done, such that our subsidiaries' policy reserves will be based on new, current claims assumptions and will not include any rate increases. These claim assumptions are applied to all policies, regardless of issue year and are assumed to have been present since the policy was first issued. The reinsurance agreement has provided the capacity to accommodate this increase.

    - Enter into a reinsurance treaty with Centre Solutions (Bermuda) Limited through which Penn Treaty Network America Insurance Company and American Network Insurance Company reinsure 100% of their individual long term care insurance business in effect on December 31, 2001;

    - File copies of the fully executed reinsurance agreement and trust agreement with the Department no later than ten days after execution;

    - File with the Department monthly statements of the balance of the trust account required under the trust agreement among them, Centre Solutions (Bermuda) Limited, and The Bank of New York within five days of receipt of any such statement;

    - Compute contract and unearned premium reserves using the initial level net premium reserve methodology;

    - Notify the Department within five days of the date of the Corrective Order of the licensing status of Penn Treaty Network America Insurance Company and American Network Insurance Company in all jurisdictions in which they are authorized to write insurance;

    - Submit to the Department all filings with the Securities and Exchange Commission made by Penn Treaty, and all press releases issued by Penn Treaty, Penn Treaty Network America Insurance Company or American Network Insurance Company;

    - Not enter into any new reinsurance contract or treaty, or amend, commute or terminate any existing reinsurance treaty without the prior written approval of the Department, such approval not to be unreasonably withheld;

    - Not make any new special deposits or make any changes to existing special deposits without the prior written approval of the Department, such approval not to be unreasonably withheld;

    - Not enter into any new agreements or amend any existing agreements with Penn Treaty or any affiliate in excess of $100,000 or make any dividends or distributions to Penn Treaty or any affiliate without the prior written approval of the Department, such approval not to be unreasonably withheld;

    - Notify the Department within five days of receiving notification of default on Penn Treaty debt requiring acceleration of repayment; and

    We are in compliance with all terms of the Corrective Order as of the date of this Prospectus Supplement. If we fail to continue to comply with the terms of the Corrective Order, the Department could take action to suspend our ability to continue to write new policies, or impose other sanctions on us.

    The Florida Department of Insurance issued a Consent Order dated July 30, 2002, as amended, reinstating Penn Treaty's Certificate of Authority in Florida as a foreign issuer. The Consent Order sets forth the following obligations which Penn Treaty Network America Insurance Company must satisfy to maintain its Certificate of Authority in Florida:

    - Maintain compliance with Florida laws which establish minimum surplus required for health and life insurers;

    - Comply, by December 31, 2002, with Florida laws which establish a maximum writing ratio limitation on accident and health premiums to policyholders' capital/surplus, which we expect will require approximately $23 million;

    - Submit monthly financial statements to the Department of Insurance;

    - Maintain compliance with Florida laws governing investments in subsidiaries and related corporations;

    - Limit direct premiums on new business in the State of Florida so as not to exceed $4 million during 2002 (which we will not have exceeded) and $15 million during 2003;

    - Limit direct premium growth in Florida to ten percent annually after 2003 unless otherwise approved in writing by the Department of Insurance based upon evidence of adequate capitalization;

    - Maintain a Risk Based Capital ratio in excess of 2.0; and

    - Submit quarterly reports to the Department of Insurance demonstrating all claims that have been assumed by Centre Solutions (Bermuda) Limited.

In the event that Penn Treaty Network America Insurance Company fails to maintain compliance with Florida laws or the above requirements, the Department of Insurance will notify Penn Treaty Network America Insurance Company and could require it to take corrective action. If the Department of Insurance determines that the corrective action is not timely, Penn Treaty Network America Insurance Company's Certificate of Authority could be suspended and it could be required to cease writing new direct business in Florida, until such time as it took any required corrective action.

EMPLOYEES

    As of November 30, 2002, we had 300 full-time employees (not including independent agents). We are not a party to any collective bargaining agreements.

PROPERTIES

    Our principal offices in Allentown, Pennsylvania occupy two buildings, totaling approximately 33,000 square feet of office space in a 40,000 square foot building and all of an 16,000 square foot building. We own both buildings and a 2.42 acre undeveloped parcel of land located across the street from our home offices. We also lease additional office space in Michigan and New York.

LEGAL PROCEEDINGS

    Our subsidiaries are parties to various lawsuits generally arising in the normal course of their business. We do not believe that the eventual outcome of any of the suits to which we are party will have a material adverse effect on our financial condition or results of operations. However, the outcome of any single event could have a material impact upon the quarterly or annual financial results of the period in which it occurs.

    Penn Treaty and certain of its key executive officers are defendants in consolidated actions that were instituted on April 17, 2001 in the United States District Court for the Eastern District of Pennsylvania by shareholders of the Company, on their own behalf and on behalf of a putative class of similarly situated shareholders who purchased shares of Penn Treaty's common stock between July 23, 2000 through and including March 29, 2001. The consolidated amended class action complaint seeks damages in an unspecified amount for losses allegedly incurred as a result of misstatements and omissions allegedly contained in our periodic reports filed with the SEC, certain press releases issued by us, and in other statements made by our officials. The alleged misstatements and omissions relate, among other matters, to the statutory capital and surplus position of our largest subsidiary, Penn Treaty Network America Insurance Company. We believe that the complaint is without merit, and we will continue to vigorously defend the matter. On July 1, 2002, the defendants filed an answer to the complaint, denying all liability. Plaintiffs filed a motion for class certification on August 15, 2002, which is currently pending.

    Penn Treaty and two of its subsidiaries, Penn Treaty Network America Insurance Company and Senior Financial Consultants Company, are defendants in an action instituted on June 5, 2002 in the United States District Court for the Eastern District of Pennsylvania by National Healthcare Services, Inc. The complaint seeks compensatory damages in excess of $150,000 and punitive damages in excess of $5,000,000 for an alleged breach of contract and misappropriation. The claims arise out of a joint venture related to the AllRisk Healthcare program, which was marketed first by Penn Treaty Network America Insurance Company and then later by Senior Financial Consultants Company. The defendants have denied the allegations of the complaint and will continue to defend the matter vigorously. We have not accrued any amount related to these claims in our financial statements.

                              DEBT EXCHANGE OFFER

    On August 28, 2002 we commenced an offer to exchange the $74.8 million principal amount of 2003 Notes outstanding for a like amount of 2008 Notes. On October 25, 2002, we completed the exchange offer with $63.3 million of the Notes exchanged for 2008 Notes. The exchange offer was a significant component of our ongoing plan for balance sheet and capital reformation.

    By exchanging notes, the 2003 Note holder were able (i) to extend the maturity date to 2008, (ii) gain seniority over 2003 Note holders remaining after the completion of the exchange, and (iii) obtain a conversion price on the 2008 Notes of $4.50 per share, compared to a conversion price of $28.44 per share for the 2003 Notes. Further, we intend to lower the conversion price of the 2008 Notes from $4.50 to $2.50 per share upon the sale of at least
$20 million of the Notes.

                                   MANAGEMENT

    As of December 22, 2002, our directors and executive officers were:

NAME                                       AGE      POSITION
----                                     --------   --------
Irving Levit...........................     73      Chairman and Chief Executive Officer
Jack D. Baum...........................     69      Director and Vice President, Agency Management
A. J. Carden...........................     69      Director and Executive Vice President
Alexander M. Clark.....................     69      Director
Francis R. Grebe.......................     70      Director
Michael F. Grill.......................     52      Director and Treasurer and Comptroller
Gary E. Hindes.........................     52      Director
James Heyer............................     39      Senior Vice President, Risk Management
William W. Hunt, Jr....................     43      President and Chief Operating Officer
Matthew W. Kaplan......................     44      Director
Domenic P. Stangherlin.................     75      Director
Cameron B. Waite.......................     42      Executive Vice President and Chief Financial Officer

    Irving Levit has served as Chairman of the Board of Directors and Chief Executive Officer of Penn Treaty since 1972. Mr. Levit also served as President from 1972 to May 2002. Mr. Levit has also served as President of PTNA, ANIC and AINIC from December 2000 to September 2002, as the Chairman of the Board of Directors and Chief Executive Officer of PTNA since 1989, ANIC since 1996 and of AINIC since its inception in 1997 and as the Chairman of the Board of Directors, President and Chief Executive Officer of the Agency since 1988. Mr. Levit also serves as Chairman of the Board, President and Chief Executive Officer of NISHD, and Chairman of the Board of UIG. In addition, Mr. Levit has been the sole owner of the Irv Levit Insurance Management Corporation ("IMC"), an insurance agency, since 1961. Mr. Levit has over 40 years experience in the insurance business.

    Jack D. Baum has served as a Vice President of Penn Treaty since 1985, of the Agency since 1988, of PTNA since 1989, of ANIC since 1996 and of AINIC since its inception in 1997. Prior to joining Penn Treaty, Mr. Baum served as Vice President of Marketing for National Security General Insurance Company in Lancaster, Pennsylvania from 1983 to 1985 and as a Director of Group Sales and Marketing for Educators Mutual Life Insurance in Lancaster, Pennsylvania from 1976 to 1983. Mr. Baum has over 25 years experience in the insurance business.

    A. J. Carden has served as Executive Vice President of Penn Treaty since 1983. Mr. Carden has also served as Executive Vice President and Director of the Agency since 1988, of PTNA since 1989, of ANIC since 1996 and of AINIC since its inception in 1997. Mr. Carden also serves as Vice President, Secretary and Director of NISHD. From 1970 to 1983, Mr. Carden served as Assistant to the President and Vice President of Claims for Columbia Life Insurance Company and Columbia Accident and Health Insurance Company located in Bloomsburg, Pennsylvania. Mr. Carden has over 40 years experience in the insurance business.

    Alexander M. Clark has served as Director of Penn Treaty since 1999 and of AINIC since its inception in 1997. Mr. Clark is a Managing Director of Advest, Inc., a position he has held since 1993. He previously served as Senior Vice President at Gramercy Partners and McKinley Allsopp, both of New York; as President of John Alden Life Insurance Company of New York; and as Associate Director of Research of Dean Witter & Co. Mr. Clark is a member of the Association of Insurance and Financial Analysts(CFA-1968). Mr. Clark has also served as Director of Pennsylvania National Insurance Group since 1989, and of Great American Life Insurance Company of New York, a subsidiary of Great American Financial Resources, Inc., since 2001.

    Francis R. Grebe has served as a Director of Penn Treaty since 1999.
Mr. Grebe is a partner at the investment counseling firm of Davidson Investment Counselors, formerly James M. Davidson and Company. He has held this position since 1988. Mr. Grebe has also served as an Administrative Officer of Davidson Trust Company, formerly The Main Line Trust Company, a private fiduciary, since 1996. Mr. Grebe has over 40 years experience with leading financial institutions in the trust and investment area, including Girard Trust Bank, Philadelphia National Bank and U.S. Trust Company of Florida. Mr. Grebe currently serves as a Director of the Athenaeum of Philadelphia and as a Trustee of The Guthrie Healthcare System. He is also a Director and former President of Family Services of Montgomery County, Pennsylvania and currently serves on The Board of Surrey Services for Seniors. He also serves as Trustee of the Meshewa Farm Foundation and The Sylvan Foundation. Mr. Grebe is a Phi Beta Kappa graduate of the University of Rochester and the University of Michigan Law School, and is admitted to practice law in Michigan, Illinois and New York.

    Michael F. Grill has served as Treasurer and Comptroller of Penn Treaty since 1981, of the Agency since 1988, of PTNA since 1989, of ANIC since 1996 and of AINIC since its inception in 1997. Mr. Grill became a Director of the Agency in 1988, of PTNA in 1989, of ANIC in 1996, of AINIC in 1997 and of NISHD in 2000. Prior to joining Penn Treaty, Mr. Grill served as Chief Accountant for World Life and Health Insurance Company located in King of Prussia, Pennsylvania from 1973 to 1981. Mr. Grill has over 25 years experience in the insurance business.

    Gary E. Hindes has served as Managing Director of Deltec Asset Management, LLC, a professional investment management firm located in New York City, since 2000. From 1996 to 2000, Mr. Hindes was a principal of PMG Capital, Inc., a Philadelphia investment banking and brokerage concern. From 1986 to 1996, Mr. Hindes served as Chief Executive Officer of the Delaware Bay Company, Inc. Mr. Hindes has formerly served on the board of directors of Lancer Industries and Intranet Corporation. Mr. Hindes has also served as the Chairman of the Board of Trustees of Wilmington Head Start, Inc. since 1982 and served by presidential appointment from 1993 to 2001 as a trustee of the John F. Kennedy Center for the Performing Arts. Mr. Hindes is currently a member of the Investment Oversight Committee of the United States Holocaust Memorial Museum and is a commissioner of the Wilmington Housing Authority.

    James M. Heyer has served as Senior Vice President of Penn Treaty and its insurance company subsidiaries since September 2002. Mr. Heyer served as Chief Operating Officer of Penn Treaty's insurance company subsidiaries from January 1999 to September 2002. Mr. Heyer served as a director of Penn Treaty from May 2001 to May 2002, of ANIC since 1996, and of AINIC since 1997. From 1993 to 1998, Mr. Heyer served as the companies' Vice President of Administration. Mr. Heyer oversees all aspects of claims, underwriting, compliance and product development for Penn Treaty's insurance company subsidiaries. Prior to joining Penn Treaty in 1988, Mr. Heyer was employed by The Guardian Life Insurance Company of North America. Mr. Heyer received his B.S. in Business Administration and Marketing from Penn State University.
Mr. Heyer has over 15 years experience in the insurance business.

    William W. Hunt, Jr. has served as President and Chief Operating Officer of Penn Treaty since May 2002. Mr. Hunt served as Senior Vice President of Penn Treaty from May 2001 to May 2002. Mr. Hunt has served as the President and Chief Operating Officer of PTNA, ANIC and AINIC since September 2002. Mr. Hunt formerly served as Vice President and Chief Financial Officer of the Individual Life Insurance Unit of Prudential Insurance Company of America from 1999 to 2000. He was responsible for financial management, planning and analysis functions for Prudential's Individual Life Insurance profit center and its third party distribution channel. From 1997 to 1999, Mr. Hunt served as Vice President of Corporate Planning and Development at Provident Mutual Life Insurance Company ("Provident"), where he was responsible for the development and management of the strategic planning process and for providing leadership in the facilitation of major corporate development projects. Provident is a multi-billion dollar diversified Financial Services organization that develops and distributes fixed and variable life insurance and annuity products, pension products and mutual funds. Prior to joining Provident, Mr. Hunt served in financial management roles at Advanta Corporation, Covenant Life Insurance Company and Reliance Insurance Companies. Mr. Hunt, a Certified Public Accountant, began his career as an auditor with Touche Ross & Co.

    Matthew W. Kaplan has served as Director of Penn Treaty and AINIC since 2001. Mr. Kaplan has served as Chief Executive Officer and Director of Crown Reinsurance Company (Cayman) Limited since 1999; as Chairman of Northstar TeleFilm, Inc. since 1999; and as a Principal of Northstar Consulting since 2001. Mr. Kaplan previously served as Vice President of Bench International, LLC during 2001, and as President and Chief Executive Officer of U.S. Care, Inc. from 1996 to 2001. From 1995 to 1996, Mr. Kaplan served as Chief Marketing Officer for U.S. Care, Inc. Prior to joining U.S. Care, Inc., Mr. Kaplan served as General Manager and Vice Chairman of the North Melbourne Giants Basketball Pty. Ltd.; Consultant, Strategic Planning and Evaluation for the World Health Organization, Regional Office for Europe and for the Commission for the European Communities; Managing Partner for B&K Development LLP; and held several positions with U.S. Administrators, Inc., the last position being that of Executive Vice President. Mr. Kaplan is a member of the Board of Trustees for the UCLA Center on Aging and is a Founding Director of Cancervive. Mr. Kaplan also currently serves on the Board of Directors of the American Manufacturers Warranty Association, Healant, Inc., and U.S. Care. U.S. Care is an integrated chronic care management company, whose services include the design and management of long-term care insurance programs.

    Domenic P. Stangherlin has served as Director of Penn Treaty since 1971, of the Agency since 1988, of PTNA since 1989, and of ANIC since 1996.
Mr. Stangherlin also served as Secretary of Penn Treaty from 1971 to 1999, of the Agency from 1988 to 2000, of PTNA from 1989 to 2000, of ANIC from 1996 to 2000, and of AINIC from 1997 to 2000. Mr. Stangherlin is the owner and manager of the Line Tool Company, a manufacturer of micropositioners, located in Allentown, Pennsylvania.

    Cameron B. Waite has served as Executive Vice President of Penn Treaty since May 2002 and Chief Financial Officer since May 1996. Mr. Waite has served as a Director of ANIC since 1996 and of AINIC since 1997. Mr. Waite also serves as Director, Treasurer and Chief Financial Officer of NISHD. From 1994 to 1996,
Mr. Waite was Chief Financial Officer and Treasurer of Blue Fish
Clothing, Inc., a manufacturer, wholesaler and retailer of women's clothing. From 1983 to 1994, Mr. Waite held various positions with Independence
Bancorp. Inc., which merged with CoreStates Financial Corporation, his last position being Vice President of Asset Liability Management. Mr. Waite holds a B.A. in Economics from Dickinson College and an M.B.A. from Lehigh University.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of November 30, 2002, information with respect to the beneficial ownership of our Common Stock by (i) each person known to Penn Treaty to own 5% or more of the outstanding shares of Common Stock,
(ii) each Director, the Chief Executive Officer and the four most highly compensated Executive Officers, and (iii) all Directors and Executive Officers as a group:

                                                              SHARES BENEFICIALLY   PERCENTAGE
NAME AND ADDRESS(1)                                                OWNED(2)         OWNERSHIP
-------------------                                           -------------------   ----------
CERTAIN BENEFICIAL OWNERS:
Wellington Management Co., LLP (3)..........................       1,593,082            8.0%
75 State Street
Boston, MA 02109

WLR Recovery Fund II, L.P. (4)..............................       2,160,444           9.79%
101 East 52nd Street, 19th Floor
New York, NY 10022

DIRECTORS AND EXECUTIVE OFFICERS:
Irving Levit (5)............................................       2,497,895           12.5%
Jack D. Baum (6)............................................          50,658              *
A. J. Carden (7)............................................          50,000              *
Alexander M. Clark..........................................           5,000              *
Francis R. Grebe............................................              --              *
Michael F. Grill (7)........................................          49,919              *
James Heyer (8).............................................          37,694              *
Gary E. Hindes (9)..........................................          30,100              *
William W. Hunt, Jr. (7)....................................          30,000              *
Matthew W. Kaplan...........................................              --              *
Domenic P. Stangherlin......................................          87,963              *
Cameron B. Waite (10).......................................           9,000              *
All Directors and Executive Officers as a group                    2,848,229           14.3%
(14 persons) (11)...........................................

------------------------

*   Less than 1%

(1) Unless otherwise noted, the address of each person named above is in care of Penn Treaty American Corporation 3440 Lehigh Street, Allentown, Pennsylvania 18103.

(2) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of November 30, 2002 are deemed outstanding for purposes of computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, Penn Treaty believes that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table.

(3) According to the Schedule 13G filed with the SEC by Wellington Management Company, LLP for the year ended December 31, 2001. Wellington Management Company, LLP reported shared voting power with respect to 920,324 shares and shared dispositive power with respect to 1,593,082 shares.

                                         [FOOTNOTES CONTINUED ON FOLLOWING PAGE]

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(4) According to the Schedule 13G filed with the SEC by WLR Recovery Fund II, L.P., WLR Recovery Associates II, LLC, WL Ross & Co. LLC and Wilbur Ross dated October 21, 2002, each of the reporting persons reported shared voting power and shared dispositive power with respect to all shares. For each of the reporting persons, beneficial ownership of the shares represents the total number of shares issuable upon conversion of the 2008 Notes held by WLR Recovery Fund, L.P. If we decrease the conversion price of the 2008 Notes to $2.50 per share (which we have agreed to do if we sell at least
    $20 million of Notes), WLR Recovery Fund II, L.P. will be beneficial owner of 3,888,799 shares assuming no other change in the holdings of the reporting persons.

(5) Includes 46,350 shares held by a private foundation of which Mr. Levit is an officer and director, 45,007 shares held by Mr. Levit as trustee of a retirement account, 147,167 shares held by Mr. Levit as co-trustee of an irrevocable trust for Mr. Levit's children and exercisable options to purchase 241,455 shares of Common Stock. Also includes 46,000 shares held by Mr. Levit's wife as to which he disclaims beneficial ownership. Excludes 59,233 shares held by other family members as to which he also disclaims beneficial ownership.

(6) Includes exercisable options to purchase 50,577 shares of Common Stock.

(7) Consists of exercisable options to purchase shares of Common Stock.

(8) Includes exercisable options to purchase 37,500 shares of Common Stock.

(9) Includes 23,100 shares owned by Fallen Angels Fund, L.P., a limited partnership of which Mr. Hindes has sole voting power as the managing member of the general partnership, 1,500 shares held by Mr. Hindes' wife as to which he disclaims beneficial ownership and 1,700 shares held by Mr. Hindes' children as to which he disclaims beneficial ownership.

(10) Includes exercisable options to purchase 8,000 shares of Common Stock.

(11) Includes exercisable options held by members of the group to purchase 467,451 shares of Common Stock.

                              PLAN OF DISTRIBUTION

    We have distributed without charge to holders of our common stock and our Existing Notes transferable rights to purchase an aggregate principal amount of $45 million of Notes. Holders of our common stock will receive one right to purchase a principal amount of $1,000 of Notes for each 973 shares of common stock that they held on the record date. Holders of the 2003 Notes or the 2008 Notes will receive one right to purchase a principal amount of $1,000 of Notes for each $26,673 or $2,433 principal amount of such notes, respectively, that they held on the record date.

    Each right entitles the holders to purchase Notes in excess of the amounts set forth above if all of the rights are not exercised. If the principal amount of Notes available to satisfy the demand for such additional Notes is insufficient, requesting holders will receive a pro rata portion of the principal amount of Notes remaining.

    If rights to purchase the entire aggregate principal amount of $45 million of Notes are not exercised, any remaining Notes will be sold directly by us, with or without the assistance of our financial advisors, Merrill Lynch & Co., Advest, Inc., and Philadelphia Brokerage Corporation.

    We have entered into agreements with Merrill Lynch & Co. and Advest, Inc. pursuant to which we have agreed to pay them collectively 2% of the aggregate proceeds raised through the exercise of rights by existing securityholders of Penn Treaty and 6.5% of the aggregate proceeds raised through the direct sale of Notes to persons who are not existing securityholders of Penn Treaty. Merrill Lynch & Co. is entitled to 2/3 of such fees and Advest, Inc. is entitled to 1/3 of such fees. We also have entered into an agreement with Philadelphia Brokerage Corporation pursuant to which we have agreed to pay it .75% of the aggregate proceeds raised through the exercise of rights by existing securityholders of Penn Treaty and 1.4% of the aggregate proceeds raised through the direct sale of Notes to persons who are not existing securityholders of Penn Treaty.

    In addition to the fees described above, we have agreed to reimburse Merrill Lynch & Co. and Advest, Inc. for their reasonable out-of-pocket expenses incurred in connection with the transactions contemplated herein. The agreements also provide that we will indemnify each of Merrill Lynch & Co. and Advest, Inc. and their affiliates and their respective directors, officers, employees, agents and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933. Each of the agreements with Merrill Lynch & Co. and Advest, Inc. specifies that they may be terminated by either party at any time upon written notice to the other party, provided, however, that the provisions of the agreements relating to fees and expenses and indemnification shall survive any such termination indefinitely.

    Alexander M. Clark, a director of Penn Treaty, is a Managing Director of Advest, Inc. In addition, Penn Treaty has an ongoing relationship with Philadelphia Brokerage Corporation, pursuant to which Penn Treaty has paid Philadelphia Brokerage Corporation fees in the form of cash and securities for various services.

    There is no existing market for the Notes. We do not intend to apply for listing of the Notes on any national securities exchange or interdealer quotations system. There can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of holders of the Notes to sell their Notes, or the price at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

    Penn Treaty will pay all expenses, including fees of our financial advisors, estimated to be approximately $2.3 million, associated with the rights offering and the direct sale of the Notes.

                                 LEGAL MATTERS

    Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania will pass on the validity of the Notes offered pursuant to this prospectus supplement.

                                    EXPERTS

    PricewaterhouseCoopers LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K/A as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the reporting requirements of the Exchange Act, and we file reports and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the offer and sale of the Notes and common shares under this prospectus. Neither the prospectus nor this prospectus supplement, filed as a part of the registration statement, contains all of the information set forth in the registration statement or the exhibits and schedules to the registration statement as permitted by the rules and regulations of the SEC. You should read these exhibits for a more complete description of the matters involved. Our reports, the registration statement and the exhibits and schedules to the registration statement filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information regarding the SEC's public reference facility by calling 1-800-SEC-0330. Our reports, the registration statement and other information filed by us with the SEC are also available at the SEC's Website on the Internet at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange under the symbol "PTA."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

    - Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001;

    - Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 2002;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

    - Current Reports on Form 8-K filed February 21, 2002 and December 24, 2002;

    - Proxy Statement for the 2002 Annual Meeting of Shareholders; and

    - The description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings, at no cost, by writing to us at the address below or calling us at the telephone number below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

                        Penn Treaty American Corporation
                          Attention: Cameron B. Waite
              Executive Vice President and Chief Financial Officer
                               3440 Lehigh Street
                              Allentown, PA 18103
                                 (610) 965-2222

                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2000

PROSPECTUS

                                     [LOGO]

                        PENN TREATY AMERICAN CORPORATION
                               3440 Lehigh Street
                         Allentown, Pennsylvania 18103
                                 (610) 965-2222

                                  $75,000,000

                              PENN TREATY AMERICAN
                                  CORPORATION

                                Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants

    Penn Treaty American Corporation has listed its shares of common stock on the New York Stock Exchange under the symbol "PTA".

                            ------------------------

    We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

    YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THESE SECURITIES THAT WE DESCRIBE STARTING ON PAGE 1 OF THIS PROSPECTUS.

                            ------------------------

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE SECURITIES OFFERED BY THIS PROSPECTUS UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SHARES NOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THIS PROSPECTUS IS DATED NOVEMBER 15, 2000.

PENN TREATY IS A HOLDING COMPANY THAT CONTROLS INSURANCE COMPANY SUBSIDIARIES DOMICILED IN PENNSYLVANIA, NEW YORK AND BERMUDA. THE INSURANCE LAWS AND REGULATIONS OF EACH OF PENNSYLVANIA AND NEW YORK PROVIDE, AMONG OTHER THINGS, THAT WITHOUT THE CONSENT OF THE INSURANCE COMMISSIONER OF THAT STATE, NO PERSON MAY ACQUIRE CONTROL OF US AND THAT ANY PERSON POSSESSING 10% OR MORE OF THE AGGREGATE VOTING POWER OF OUR COMMON STOCK (INCLUDING SHARES THAT MAY BE ISSUED IF ALL CONVERTIBLE SECURITIES ARE CONVERTED) WILL BE PRESUMED TO HAVE ACQUIRED CONTROL UNLESS EACH INSURANCE COMMISSIONER, UPON APPLICATION, HAS DETERMINED OTHERWISE.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Risk Factors................................................      1
Where You Can Find More Information.........................      4
Summary.....................................................      4
  Penn Treaty...............................................      4
Use of Proceeds.............................................      6
Ratio of Earnings To Fixed Charges..........................      6
Description of the Securities To Be Offered.................      6
  Description of Our Senior Debt Securities and Subordinated
    Debt Securities.........................................      7
  Description of Capital Stock..............................     18
  Description of Warrants...................................     24
Plan of Distribution........................................     25
  Legal Matters.............................................     26
Experts.....................................................     26

                                  RISK FACTORS

    You should carefully consider the following factors and other information in this prospectus before deciding to invest in any of our securities.

    WE WOULD SUFFER A FINANCIAL LOSS IF ACTUAL LOSSES AND EXPENSES ARE GREATER
     THAN THE RESERVES.

    Our reserves for losses and expenses are estimates for actual, future reported and unreported claims and expenses. We compute the amount of these reserves based on facts and circumstances known at the time the reserves are established. In establishing these reserves, we use historical claims information, industry statistics and other factors. We would suffer a financial loss if our reserves are not sufficient to cover our actual losses and expenses.

    WE MAY HAVE TO REDUCE OR REFUND PREMIUMS ON NEW PRODUCTS IF LOSS RATIOS ARE TOO LOW AND MAY SUFFER FINANCIAL LOSS IF LOSS RATIOS ARE TOO HIGH.

    We are subject to a greater risk for new insurance products because we cannot estimate policy claims as well for new products. If as a result of actual claims, we do not meet state mandated loss ratios for a new product, state insurance regulators may require us to reduce or refund the premiums on these new products. Because of our relatively limited claims experience with newer product areas and the introduction of existing products in new markets, we may also incur higher than expected loss ratios. In response to these higher than expected loss ratios, we may increase our reserve levels for these new products. If we fail to anticipate the need for reserve increases, we may suffer a financial loss because the reserves may not be adequate to cover the actual losses.

    WE MAY RECOGNIZE A DISPROPORTIONATE AMOUNT OF POLICY COSTS IN ONE FINANCIAL REPORTING PERIOD IF OUR ESTIMATE FOR THE LIFE OF A POLICY IS INACCURATE OR IF POLICIES ARE TERMINATED EARLY.

    In our sale of insurance policies, we recognize the policy acquisition costs over the life of the policy. These costs include all expenses that are directly related to and vary with the acquisition of the policy, including commission, underwriting and other expenses. We use actuarial assumptions to determine the time period over which to spread these policy costs. If these actuarial assumptions are inaccurate, we would recognize a disproportionate amount of these expenses at one time which would negatively affect our results of operations for that period. In addition, these acquisition costs cannot be spread over time if either we or the insured party terminates the policy early. In that case, we would recognize the remaining costs in one lump sum at the time of termination.

    IF ANY OF THE POLICIES WE OFFER ARE NOT IN COMPLIANCE WITH STATE MINIMUM STATUTORY LOSS RATIOS, WE MAY HAVE TO REDUCE OR REFUND PREMIUMS.

    We are licensed by a number of states to do business as an insurance company in those states. These states may change the minimum mandated statutory loss ratios required for insurance companies, like ours, to maintain. These state regulations also mandate the manner in which insurance companies, like ours, may compute these ratios and the manner in which the states measure and enforce compliance with these ratios. We are unable to predict the impact of:

    - any changes in the mandatory statutory loss ratios for individual or group long-term care policies;

    - any changes in the minimum loss ratios for individual or group long-term care or Medicare supplement policies; or

    - any change in the manner in which these minimums are computed or enforced in the future.

    If we offer policies which are not in compliance with state minimum statutory loss ratios, state regulators may require us to reduce or refund premiums.

    IF GOVERNMENTAL AUTHORITIES CHANGE THE REGULATIONS APPLICABLE TO THE INSURANCE INDUSTRY, WE MAY HAVE TO REDUCE PREMIUMS.

    We, as an insurance company, are subject to stringent state governmental requirements including:

    - licensure;

    - benefit structure;

    - payment of dividends;

    - settlement of claims;

    - capital levels;

    - premium increases; and

    - transfer of control of insurers.

    The applicable governmental authority may change these laws and regulations, including any of the following changes:

    - rate rollback legislation;

    - legislation to control premiums; and

    - policy terminations and other policy terms, including premium levels.

    Any of these changes may affect the amount we may charge for insurance premiums. Because insurance premiums are our primary source of income, our income may be negatively affected by any of these changes.

    In addition, from time to time, our income may be affected by significant federal and state legislative developments in long-term care and Medicare coverage. Among the proposals currently pending in the United States Congress that may affect our income are the implementation of minimum consumer protection standards for inclusion in all long-term care policies, including:

    - guaranteed premium rates;

    - protection against inflation;

    - limitations on waiting periods for pre-existing conditions;

    - prohibiting "high pressure" sales tactics for long-term care insurance;

    - guaranteed consumer access to information about insurers, including lapse and replacement rates for policies and the percentage of claims our insurance company have denied; and

    - permitting premiums paid for long-term care insurance to be treated as deductible medical expenses, with the amount of the deduction increasing with the age of the taxpayer.

    BECAUSE OUR COMPETITORS HAVE GREATER RESOURCES AND LARGER NETWORKS OF AGENTS AND HIGHER RATINGS, WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

    We sell our products in highly competitive markets. We compete with large national and smaller regional insurers, as well as specialty insurers. Many insurers are larger, have greater resources, larger networks of agents and higher ratings than us. In addition, we are also subject to competition from other insurers with better breadth, flexibility of coverage and pricing. In addition, we may be subject, from time to time, to new competition resulting from changes in Medicare benefits, as well as from additional private insurance carriers introducing products similar to those offered by us. In addition, we compete with other insurance companies for producing agents to market and sell our products.

    Over the past three fiscal years, more than half of our premiums were from sales of policies in Florida and Pennsylvania. Our ability to compete successfully may suffer from competitive changes in these markets.

    WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IF WE CANNOT RECRUIT AND RETAIN INSURANCE AGENTS.

    We continuously recruit and train independent agents to market and sell our products. We may not be able to continue to attract and retain independent agents to sell our products. We also engage marketing general agents from time to time to recruit independent agents and develop networks of agents in various states. Our business and ability to compete may suffer from the inability to recruit and retain insurance agents and from the loss of services provided by our marketing agents.

    WE ARE LIABLE TO POLICYHOLDERS IF ANY OF OUR REINSURANCE AGREEMENTS ARE INEFFECTIVE OR EXCEED ANTICIPATED LEVELS.

    We obtain reinsurance from unaffiliated reinsurers on some of our policies to:

    - increase the number and size of the policies we may underwrite; and

    - reduce the risk to which we are exposed.

    If a third party insurer becomes insolvent or otherwise fails to honor its obligations to us under any of our reinsurance agreements, we remain fully liable to the policyholder.

    We also act as reinsurer on some in-force policies which we have acquired from unrelated insurance companies. We may have increased liability with respect to these reinsurance policies if actual losses on these policies exceed levels anticipated by us.

    IF SENIOR CITIZENS ARE NOT ABLE TO AFFORD OUR POLICIES, OUR INCOME MAY DECREASE.

    Our insurance products are designed primarily for sale to persons age 65 and over. Many of these persons live on fixed incomes and, as a result, are highly sensitive to inflation and interest rate fluctuations, which affect their buying power. Senior citizens are less able to afford our products in times of adverse economic conditions and high interest rates. If senior citizens do not purchase our policies, our income may decrease.

    WE MAY EXPEND SIGNIFICANT CAPITAL TO KEEP PACE WITH DEVELOPMENTS IN THE INSURANCE INDUSTRY AND FOR INTERNAL GROWTH.

    The insurance industry may undergo development and change in the future and, accordingly, new products and methods of service may also be introduced. In order to keep pace with any new developments, we may need to expend significant capital to offer new products and to train our employees for these products and services. We may not be successful in developing new products and these capital expenditures may have a material adverse effect on us.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission ("SEC") a registration statement under the Securities Act for senior debt securities, subordinated debt securities, preferred stock, common stock and warrants. This prospectus, which is part of the registration statement, omits information from the registration statement and its exhibits and schedules. We file annual, quarterly and special reports, proxy statements and other information with the SEC which you may read and copy at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, 75 Park Place, New York, New York 10007 and 219 South Dearborn Street, Chicago, Illinois 60604. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of our filings with the SEC over the Internet at the SEC's web site at http://www.sec.gov. Our common stock is listed on the NYSE and, as a result, we also file reports, proxy statements and other information with the NYSE.

    The SEC allows us to "incorporate by reference" the information that we file, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically supersede this information. We incorporate by reference the documents filed with the SEC (File No. 0-15972) listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, until this offering is terminated:

    - our Annual Report on Form 10-K for the year ended December 31, 1999;

    - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

    - our Current Report on Form 8-K filed April 12, 2000; and

    - the description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act, and any amendments or reports filed for the purpose of updating this description.

    We will provide at no cost to each person who receives a copy of this prospectus, upon written or oral request, a copy of any and all of the documents (without exhibits) incorporated by reference in this prospectus. You should request copies from: Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, Pennsylvania 18103, Attention: Cameron B. Waite, Chief Financial Officer (telephone number (610) 965-2222).

                                    SUMMARY

    This summary calls your attention to selected information about us and our business, but may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus or incorporated herein by reference. In this prospectus, we frequently use the terms "we" and "our" to refer to Penn Treaty American Corporation and our subsidiaries.

PENN TREATY

    We are one of the leading providers of long-term nursing home care and home health care insurance. We market our products primarily to persons age 65 and over through independent insurance agents and underwrite our policies through three subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company and American Independent Network Insurance Company of New York. Our principal products are individual fixed, defined benefit accident and health insurance policies covering long-term skilled, intermediate and custodial nursing home care and home health care. We design our policies to make the administration of claims simple, quick and sensitive to the needs of our policyholders. As of December 31, 1999, long-term nursing home care and home health care policies accounted for approximately 95% of our total annualized premiums in-force.

    We introduced our first long-term nursing home care insurance product in 1972 and our first home health care product in 1987. In late 1994, we introduced our Independent Living(SM) policy which provides coverage over the full term of the policy for home care services furnished by an unlicensed homemaker or companion as well as a licensed care provider. In late 1996 and throughout 1997, we began the introduction of our Personal Freedom policies, which provide comprehensive coverage for nursing home and home health care. In late 1996, we also introduced our Assisted Living policy, which, as a nursing home plan, provides enhanced benefits and includes a home health care rider. During 1998, we developed our Secured Risk Nursing Facility and Post Acute Recover Plans, which provide limited benefits to higher risk applicants. Insureds may tailor their policies and include an automatic annual benefit increase, benefits for adult day-care centers and a return of premium benefit. We also market and sell life, disability, Medicare supplement and other hospital care insurance products.

    Our objective is to strengthen our position as a leader in providing long-term care insurance to senior citizens. To meet this objective and to continue to increase profitability, we are implementing the following strategies:

    - developing and qualifying new products with state insurance regulatory authorities;

    - increasing the size and productivity of our network of independent agents;

    - seeking to acquire complementary insurance companies and blocks of in-force policies underwritten by other insurance companies;

    - introducing existing products in newly licensed states;

    - utilizing internet strategies for the marketing and underwriting of our products; and

    - entering marketing and administration agreements with third parties.

    The shift in the population towards individuals over age 55 represents significant opportunities for the long-term care insurance market as these individuals begin to focus on their long-term care needs. According to a 1996 report by the U.S. Census Bureau, there are projected to be 39.7 million individuals over age 65 and 75.1 million individuals over age 55 by 2010, as compared to 1980 when there were 25.5 million individuals over age 65 and
47.3 million individuals over age 55. Trends in life expectancy of the United States population also support the projected growth in long-term care insurance. According to a 1999 report by the U.S. National Center for Life Statistics, life expectancy has been increasing and is expected to increase to 77.4 years by 2010 from a current level of 76.4 years. At the same time, life expectancy among individuals over age 65 has been steadily improving, which has resulted in people living longer, healthy lives. Overall, we expect these trends to generate awareness and demand for long-term care insurance while providing some assurances that claim costs will not increase more than anticipated.

    The rising cost of nursing and home health care further supports the potential for long-term care insurance as a means to pay for such services. According to a 1998 report by the U.S. Healthcare Financing Administration, the combined cost of home health care and nursing home care was $20.0 billion in 1980. By 1996, this cost had risen to $108.7 billion. In addition, recent legislative changes have continued to encourage individuals to use private insurance for long-term care needs through the implementation of tax incentives at both the national and state levels.

    We believe that one of the principal methods of supporting our growth is increasing the number of agents licensed to sell our products. We attract and retain agents through competitive compensation arrangements, timely payment of claims and a history of satisfied customers. Through seminars and lectures, we train and educate our agents about our products and our operations, including our rigorous underwriting procedures, in order to increase our agents' productivity. In 2000, our policies were marketed through approximately 10,000 producing agents.

    We are currently licensed to market products in 50 states and the District of Columbia. Although not all of our products are currently eligible for sale in all of these jurisdictions, we actively seek to expand the regions where we sell our products. Our business is generated primarily in Florida, California, Pennsylvania, Virginia, Illinois, and Arizona.

    Our principal executive offices are located at 3440 Lehigh Street, Allentown, Pennsylvania 18103, and our telephone number is (610) 965-2222.

                                USE OF PROCEEDS

    Unless otherwise indicated in a supplement or supplements to this prospectus, the net proceeds we receive from the sale of the securities offered by this prospectus are expected to be used for general corporate purposes and as statutory surplus to our subsidiary insurers. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in that supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following are our consolidated ratios of earnings to fixed charges for each of the periods indicated:

                                                    SIX MONTHS                   YEARS ENDED DECEMBER 31,
                                                       ENDED       ----------------------------------------------------
                                                   JUNE 30, 2000     1999       1998       1997       1996       1995
                                                   -------------   --------   --------   --------   --------   --------
                                                    (UNAUDITED)
Ratio of earnings to fixed charges...............      7.0x          7.1x       8.3x       3.1x      24.5x      34.3x

    The ratio of earnings to combined fixed charges and preferred stock dividends for the identified periods are identical to the ratios of earnings to fixed charges in the table because we had no issued and outstanding preferred stock in any of those periods.

    We determined the earnings in the calculation of the ratio of earnings to fixed charges by increasing income before federal income taxes by an amount equal to fixed charges. Fixed charges consist of interest expense on borrowings (including capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.

                  DESCRIPTION OF THE SECURITIES TO BE OFFERED

    We may offer and sell from time to time (i) our unsecured senior debt securities or unsecured subordinated debt securities, consisting of notes or other evidences of indebtedness, (ii) shares of our common stock, $.10 par value, (iii) shares of our series preferred stock, $1.00 par value or
(iv) warrants to purchase Senior Debt Securities, Subordinated Debt Securities, Common Stock or Preferred Stock. We may offer these securities in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a prospectus supplement. We may sell these securities for U.S. dollars, foreign denominated currency or currency units. Amounts payable with respect to any such securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units.

    The securities offered by this prospectus may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all the securities offered by this prospectus will be limited to $75,000,000. Specific terms of the securities offered by this prospectus will be set forth in an accompanying prospectus supplement or supplements at the time of that offering, together with the net proceeds from their sale.

DESCRIPTION OF OUR SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

    Our Senior Debt Securities and Subordinated Debt Securities (collectively, "Debt Securities"), consisting of notes or other evidences of indebtedness, may be issued from time to time under in one or more series, in the case of Senior Debt Securities, under a Senior Debt Indenture (the "Senior Debt Indenture") between us and the named trustee, which we anticipate to be First Union National Bank, and in the case of Subordinated Debt Securities under a Subordinated Debt Indenture (the "Subordinated Debt Indenture") between us and the named trustee, which we anticipate to be First Union National Bank. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes referred to in this prospectus individually as an "Indenture" and together as the "Indentures." First Union National Bank, in its capacity as the anticipated trustee under the Indentures, is referred to hereinafter as "indenture trustee".

    Each of the Indentures shall be included as an exhibit to the relevant prospectus supplement pursuant to which the respective Debt Securities are offered. The following description summarizes the material terms of the Indentures and Debt Securities and is qualified in its entirety by reference to the detailed provisions of the Debt Securities and the Indentures, which will contain the full text of these provisions and other information regarding the Debt Securities, including definitions of some of the terms used in this prospectus. Wherever particular sections are defined or defined terms of the Indentures are referred to, these sections or defined terms are incorporated herein by reference as part of the statement made and the statement is qualified in its entirety by such reference.

    The Indentures will be substantially identical except for provisions relating to subordination.

GENERAL

    The Indentures will not limit the aggregate principal amount of Debt Securities that may be issued and will provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars, foreign currencies or currency units.

    The specific terms of a series of Debt Securities will be established in or pusuant to a resolution of our Board of Directors or in one or more indentures supplemental to an Indenture (each, an "Indenture Supplement"). Pursuant to the Indentures, we will be able to establish different rights with respect to each series of Debt Securities issued under such Indentures, including, pursuant to an Indenture Supplement, different covenants and events of default.

    The applicable prospectus supplement will provide information regarding the specific terms of the Debt Securities, including: (i) the classification as senior or subordinated Debt Securities and the specific title and designation, aggregate principal amount (including any limit thereon), purchase price and denominations of those Debt Securities; (ii) currency in which principal of, premium, if any, on and/or any interest on those Debt Securities will or may be payable; (iii) the date or dates on which the principal of those Debt Securities is payable or the method of determining the same, if applicable; (iv) the rate or rates (which may be fixed or variable) at which those Debt Securities will bear interest, if any, or the method of determining interest payment dates, if applicable; (v) the date or dates from which such interest, if any, will accrue or the method of determining interest payment dates, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on those Debt Securities; (vi) the place or places where the principal of and premium, if any, on and interest on the Debt Securities will be payable; (vii) any redemption, repayment or sinking fund provisions; (viii) whether those Debt Securities are convertible into or exchangeable for our common stock or other securities or rights of us or other issuers and, if so, the applicable conversion or exchange terms and conditions; (ix) whether the Debt Securities will be issuable in registered form ("Registered Debt Securities") or bearer form ("Bearer Debt Securities") or both and, if Bearer Debt Securities are issuable, any restrictions applicable to the place of payment of any principal of and premium, if any, on and interest on those Bearer Debt Securities, to the exchange of one form for another and to the offer, sale and delivery of those Bearer Debt Securities (except that under current United States federal income tax law, Registered Debt Securities will not be exchangeable into Bearer Debt Securities); (x) any applicable material United States federal income tax consequences, including those related to the Debt Securities issued at a discount below their stated principal amount; (xi) the proposed listing; if any, of the Debt Securities on any securities exchange or market; and (xii) any other specific terms pertaining to the Debt Securities, whether in addition to, or modification or deletion of, the terms described herein.

    Unless otherwise specified in a prospectus supplement, Registered Debt Securities will be issued only in denominations of U.S. $1,000 and any integral multiple thereof.

    Debt Securities will bear interest, if any, at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any discounted Debt Securities or to Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

REGISTRATION AND TRANSFER

    Debt Securities may be presented for exchange and Registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions described in the applicable prospectus supplement. These services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations described in the applicable prospectus supplement. Bearer Debt Securities and the related coupons, if any, will be transferable by delivery.

GLOBAL DEBT SECURITIES

    Registered Debt Securities of a series may be issued in the form of one or more global securities (a "Global Security") that will be deposited with, or on behalf of, a depositary (a "Depositary") or with a nominee for a Depositary identified in the prospectus supplement relating to that series. In that case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Registered Debt Securities of the series to be represented by the Global Security or Securities. Unless and until it is exchanged in whole for Registered Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for the Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

    Bearer Debt Securities of a series may also be issued in the form of one or more Global Securities (a "Bearer Global Security") that will be deposited with a Depositary for Euroclear System and Cedel Bank, S.A., or with a nominee for the Depositary identified in the prospectus supplement relating to that series. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of Debt Securities in definitive form in exchange for a Bearer Global Security, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the prospectus supplement relating to that series.

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    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the prospectus supplement relating to that series. However, except for Debt Securities issued in foreign currencies, unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC") will be the Depositary and the following depositary arrangements will apply.

    DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised us that, pursuant to procedures established by it,
(i) upon deposit of a Global Security representing Debt Securities, DTC will credit the accounts of the designated Participants with the applicable portions of the principal amount of such Debt Securities and (ii) ownership of beneficial interests in a Global Security representing Debt Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests).

    Investors in a Global Security representing Debt Securities may hold their interests therein directly through DTC if they are Indirect Participants or indirectly through organizations that are Indirect Participants. All beneficial interests in a Global Security representing Debt Securities will be subject to procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of securities that they own in definitive form. Consequently, the ability to transfer beneficial interests in a Global Security representing Debt Securities to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Security representing Debt Securities to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    Payments in respect of a Global Security representing Debt Securities will be payable in same-day funds by the indenture trustee to Cede & Co. as nominee of DTC in its capacity as the holder thereof under the applicable Indenture. Under the terms of each Indenture, the indenture trustee will treat the persons in whose names Debt Securities, including a Global Security representing Debt Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the indenture trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial interests in a Global Security representing Debt Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial interests in a Global Security representing Debt Securities or (ii) any other matter relating to the actions and

                                       9
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practices of DTC or any of its Participants or Indirect Participants. DTC has
advised us that its current practice, upon receipt of any payment in respect of securities, such as a Global Security representing Debt Securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Security representing Debt Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC or the indenture trustee. Neither we nor the indenture trustee will be liable for any delay by DTC or any of its Participants in identifying the owners of beneficial interests in a Global Security representing Debt Securities, and we and the indenture trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Beneficial interests in a Global Security representing Debt Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC, the Participants and the Indirect Participants.

    Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to beneficial owners, and vice versa, will be governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time. Neither we nor the indenture trustee will have any responsibility or liability with respect thereto.

    Prior to any redemption of Debt Securities covered by a Global Security, we will provide DTC with notices of redemption containing all information required by DTC's rules and procedures. Such notices will be provided to DTC for distribution to Participants within the time periods established by DTC. If less than the entire principal amount of Subordinated Debt Securities of a series represented by a Global Security is to be redeemed, DTC's practice is to determine by lot the amount of the interest of each Participant to be redeemed.

    DTC has advised us that it will take any action permitted to be taken by a holder of Debt Securities only at the direction of one or more Participants to whose account with DTC interests in a Global Security representing Debt Securities are credited and only in respect of such portion of the principal amount of Debt Securities as to which such Participant or Participants has or have given such direction.

    The foregoing information concerning DTC and its book-entry system has been obtained from sources that we and the indenture trustee believe to be reliable, but neither we nor the indenture trustee takes responsibility for the accuracy thereof.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of beneficial interests in a Global Security representing Debt Securities among Participants in DTC, it is under no obligation to follow or to continue to follow such procedures, and such procedures may be discontinued at any time. Neither we nor the indenture trustee will have any responsibility for the performance by DTC, the Participants or the Indirect Participants of their respective obligations under the rules and procedures governing DTC's operations.

    Under the applicable Indenture, a Global Security representing Debt Securities will be exchangeable for Debt Securities in definitive form if
(i) DTC (x) notifies us that it is unwilling or unable to continue as depositary therefor or (y) has ceased to be a clearing agency registered under the Exchange Act, and we thereupon fail to appoint a successor depositary within 90 days,
(ii) we, in our sole discretion, elect to cause the issuance of our Debt Securities in definitive form or (iii) there shall

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have occurred and be continuing an Event of Default under the applicable
Indenture or any event which after notice or lapse of time or both would be an Event of Default under such Indenture.

RANKING

    SENIOR DEBT SECURITIES. Payment of the principal of and premium, if any, on and interest on Senior Debt Securities will rank PARI PASSU with all of our other unsecured and unsubordinated debt.

    SUBORDINATED DEBT SECURITIES. Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will, to the extent set forth in the Subordinated Debt Indenture, be subordinated in right of payment to the prior payment in full of all senior indebtedness. Upon any distribution to our creditors in a liquidation or dissolution of us or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding related to us or our property, in an assignment for the benefit of creditors or any marshalling of our assets and liabilities, the holders of all senior indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Debt Securities (except that holders of Subordinated Debt Securities may receive securities that are subordinated at least to the same extent as the Subordinated Debt Securities to senior indebtedness and any securities issued in exchange for senior indebtedness).

    We also may not make any payment upon or in respect of the Subordinated Debt Securities (except in Subordinated Debt Securities) and may not acquire from the indenture trustee or the holder of any Subordinated Debt Securities for cash or property (other than securities subordinated to at least the same extent as the Subordinated Debt Securities to (i) senior indebtedness and (ii) any securities issued in exchange for senior indebtedness) until senior indebtedness has been paid in full if (i) a default in the payment of the principal of, premium, if any, or interest on senior indebtedness occurs and is continuing beyond any applicable period of grace, or (ii) any other default occurs and is continuing with respect to senior indebtedness that permits holders of the senior indebtedness as to which that default relates to accelerate its maturity and the indenture trustee receives a notice of that default (a "Payment Blockage Notice") from the representative or representatives of holders of at least a majority of principal amount of senior indebtedness then outstanding. Payments on the Subordinated Debt Securities may be resumed (i) in the case of a payment default, upon the date on which that default is cured or waived, or (ii) in the case of a default other than a non-payment default, the number of days after the date on which the applicable Payment Blockage Notice is received as provided in the relevant prospectus supplement unless the maturity of any senior indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the indenture trustee of any prior Payment Blockage Notice. No default, other than a nonpayment default, that existed or was continuing on the date of delivery of any Payment Blockage Notice to the indenture trustee will be, or be made, the basis for a subsequent Payment Blockage Notice, unless that default has been cured or waived for a period of not less than the number of days set forth in the relevant prospectus supplement.

    The term "senior indebtedness," with respect to the Subordinated Debt Securities, means the principal of, premium, if any, on and interest on, and any fees, costs, expenses and any other amounts (including indemnity payments) related to the following, whether outstanding on the date of the Subordinated Debt Indenture or thereafter incurred or created: (i) our indebtedness, matured or unmatured, whether or not contingent, for money borrowed evidenced by notes or other written obligations, (ii) any interest rate contract, interest rate swap agreement or other similar agreement or arrangement designed to protect us or any of our subsidiaries against fluctuations in interest rates, (iii) our indebtedness, matured or unmatured, whether or not contingent, evidenced by notes, debentures, bonds or similar instruments or letters of credit (or reimbursement agreements in respect thereof) including indebtedness under any outstanding Senior Debt Securities, (iv) our obligations as

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lessee under capitalized leases and under leases of property made as part of any sale and leaseback transactions, (v) indebtedness of others of any of the kinds described in the preceding clauses (i) through (iv) assumed or guaranteed by us and (vi) renewals, extensions, modifications, amendments and refundings of, and indebtedness or obligations of the kinds described in the preceding clauses
(i) through (iv), unless the agreement pursuant to which any such indebtedness described in clauses (i) through (iv) is created, issued, assumed or guaranteed expressly provides that the indebtedness is not senior or superior in right of payment to the Subordinated Debt Securities. The following will not constitute senior indebtedness: (i) any of our indebtedness or obligations in respect of the Subordinated Debt Securities; (ii) any of our indebtedness to any of our subsidiaries or other affiliates; (iii) any indebtedness that is subordinated or junior in any respect to any of our other indebtedness other than senior indebtedness; and (iv) any indebtedness incurred for the purchase of goods or materials in the ordinary course of business.

    In the event that the indenture trustee or any holder receives any payment of principal or interest with respect to the Subordinated Debt Securities at a time when payment is prohibited under the Subordinated Debt Indenture, the payment shall be held in trust for the benefit of, and immediately be paid over and delivered to, the holders of senior indebtedness or their representative as their respective interests may appear. After all senior indebtedness is paid in full and until the Subordinated Debt Securities are paid in full, holders will be subrogated (equally and ratably with all other indebtedness PARI PASSU with the Subordinated Debt Securities) to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that distributions otherwise payable to the holders have been applied to the payment of senior indebtedness.

    In addition, because our operations are conducted primarily through our subsidiaries, claims of holders of indebtedness of our subsidiaries, as well as claims of regulators and creditors of our subsidiaries, will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors including holders of the Subordinated Debt Securities. The Subordinated Debt Indenture will not limit the amount of additional indebtedness which any of our subsidiaries can create, incur, assume or guarantee.

    Because of these subordination provisions, in the event of our liquidation or insolvency or the liquidation or insolvency of any of our subsidiaries, holders of Subordinated Debt Securities may recover less, ratably, than the holders of senior indebtedness.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the relevant prospectus supplement, payment of principal of and premium, if any, on and interest on Debt Securities will be made at the office of the indenture trustee in the City of Philadelphia or at the office of any other paying agent or paying agents as we may designate from time to time, except that at our option, payment of any interest may be made, except in the case of a Global Security representing Debt Securities, by
(i) check mailed to the address of the person appearing in the applicable securities register or (ii) transfer to an account maintained by the person as specified in the securities register, provided that proper transfer instructions have been received by the relevant record date. Payment of any interest on any Debt Securities will be made to the person in whose name those Debt Securities are registered at the close of business on the record date for interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, we will at all times be required to maintain a paying agent in each place of payment for Debt Securities.

    Any moneys deposited with the indenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of and premiums, if any, on or interest on any Debt Securities and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at our request, be paid to us and the holder of Debt Securities shall thereafter look, as a general unsecured creditor, only to us for payment.

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CONVERSION RIGHTS

    The terms and conditions, if any, on which Debt Securities are convertible into or exchangeable for our common stock or our other securities will be set forth in the prospectus supplement. These terms will include the conversion or exchange price, the conversion or exchange date(s) or period(s), provisions as to whether conversion or exchange will be at our option or the option of the holder, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of Debt Securities.

MERGER, CONSOLIDATION AND SALE OF ASSETS

    Each Indenture will prohibit us from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all our assets (determined on a consolidated basis), to any person unless: (i) either we are the successor company which results or survives or the successor company is a person organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the successor company (if not us) expressly assumes by a supplemental indenture, executed and delivered to the indenture trustee, in form satisfactory to the indenture trustee, all of our obligations under the applicable Indenture and Debt Securities, including the conversion rights described in any prospectus supplement, (ii) immediately after giving effect to the transaction, no event of default has happened and is continuing and (iii) we deliver to the indenture trustee an officers' certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture (if any) comply with the applicable Indenture.

CHANGE OF CONTROL

    Upon the occurrence of a change of control, each holder of Debt Securities will have the right to require that we repurchase that holder's Debt Securities in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to the principal amount thereof, together with accrued and unpaid interest to the date of purchase, pursuant to an offer (the "change of control offer") made in accordance with the procedures described below and the other provisions in the applicable Indenture.

    The term "change of control" means an event or series of events in which
(i) any "person" or "group (as these terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires "beneficial ownership" (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our total voting stock (as defined below) at an Acquisition Price (as defined below) less than the conversion price then in effect with respect to Debt Securities and (ii) the holders of the common stock receive consideration which is not all or substantially all common stock that is (or upon consummation of or immediately following these event or events will be) listed on a United States national securities exchange or approved for quotation on the Nasdaq Stock Market or any similar United States system of automated dissemination of quotations of securities' prices; provided, however, that any person or group will not be deemed to be the beneficial owner of, or to beneficially own, any voting stock tendered in a tender offer until the tendered voting stock is accepted for purchase under the tender offer. The term "voting stock" means stock of the class or classes pursuant to which the holders have the general voting power under ordinary circumstances to elect at least a majority of the board of directors.

    Within 30 days following any change of control, we shall send by first-class mail, postage prepaid, to the indenture trustee and to each holder of Debt Securities, at the holder's address appearing in the securities register, a notice stating, among other things, that a change of control has occurred, the purchase price, the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a holder of

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Subordinated Debt Securities must follow to accept a change of control offer or to withdraw such acceptance.

    We will comply, to the extent applicable, with the requirements of Rule 13e-4 and Rule 14e-1 under the Exchange Act and other securities laws or regulations, to the extent these laws are applicable, in connection with the repurchase of Debt Securities as described above.

    The occurrence of some of the events that would constitute a change of control may constitute a default under our mortgage. Our future indebtedness may contain prohibitions of some events which would constitute a change of control or require us to offer to repurchase such indebtedness upon a change of control. Moreover, the exercise by the holders of Debt Securities of their right to require us to purchase Debt Securities could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such purchase on us. Finally, our ability to pay cash to holders of Debt Securities upon a purchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Furthermore, the change of control provisions may in certain circumstances make more difficult or discourage a takeover of us and the removal of the incumbent management.

EVENTS OF DEFAULT AND REMEDIES

    An Event of Default will be defined in each Indenture as being: default in payment of the principal of or premium, if any, on Debt Securities when due at maturity, upon redemption or otherwise, including our failure to purchase Debt Securities when required (whether or not such payment shall be prohibited by the subordination provisions of the applicable Indenture); default for 30 days in payment of any installment of interest on Debt Securities (whether or not such payment shall be prohibited by the subordination provisions of the applicable Indenture); our default for 90 days after notice in the observance or performance of any other covenants in the applicable Indenture; or certain events involving our bankruptcy, insolvency or reorganization. Each Indenture will provide that the indenture trustee may withhold notice to the holders of Debt Securities of any default (except in payment of principal, premium, if any, or interest with respect to Debt Securities) if the indenture trustee, in good faith, considers it in the interest of the holders of Debt Securities to do so.

    Each Indenture will provide that if an Event of Default (other than an Event of Default with respect to certain of our payment obligations or the entering of a judgment against us or any of our subsidiaries involving liabilities of $10,000,000 or more and such judgment has not been vacated, discharged or satisfied within 60 days) shall have occurred and be continuing, unless otherwise provided in a prospectus supplement, the indenture trustee or the holders of not less than 25% in principal amount of Debt Securities then outstanding may declare the principal of and premium, if any, on Debt Securities to be due and payable immediately, but if we shall pay or deposit with the indenture trustee a sum sufficient to pay all matured installments of interest on all Debt Securities and the principal and premiums, if any, on all Debt Securities that have become due other than by acceleration and certain expenses and fees on the indenture trustee and if we shall deem all defaults (except the nonpayment of interest on, premium, if any, and principal of any Debt Securities which shall have become due by acceleration) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Debt Securities then outstanding.

    The holders of a majority in principal amount of Debt Securities then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee, subject to certain limitations that will be specified in the applicable Indenture. The applicable Indenture will provide that, subject to the duty of the indenture trustee following an Event of Default to act with the required standard of care, the indenture trustee will not be under an obligation to exercise any of its rights or powers under such Indenture at the request or direction of

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any of the holders, unless the indenture trustee receives satisfactory indemnity against any associated costs, liability or expense.

SATISFACTION AND DISCHARGE; DEFEASANCE

    Each Indenture will cease to be of further effect as to all outstanding Debt Securities (except as to (i) rights of the holders of Debt Securities to receive payments of principal of, premium, if any, and interest on, the Debt Securities,
(ii) rights of holders of Debt Securities to convert to common stock, (iii) any right of optional redemption, (iv) any rights of registration of transfer and exchange, (v) substitution of apparently mutilated, defaced, destroyed, lost or stolen Debt Securities, (vi) rights, obligations and immunities of the indenture trustee under the applicable Indenture and (vii) rights of the holders of Debt Securities as beneficiaries of the applicable Indenture with respect to the property so deposited with the indenture trustee payable to all or any of them) if (A) we will have paid or caused to be paid the principal of, premium, if any, and interest on Debt Securities as and when the same will have become due and payable or (B) all outstanding Debt Securities (except lost, stolen or destroyed Debt Securities which have been replaced or paid) have been delivered to the indenture trustee for cancellation or (C) (x) Debt Securities not previously delivered to the indenture trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the indenture trustee upon delivery of notice and (y) we will have irrevocably deposited with the indenture trustee, the trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Debt Securities, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which we are a party or by which we are bound and we have delivered to the indenture trustee an officers' certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

    Each Indenture will also cease to be in effect (except as described in clauses (i) through (vii) in the immediately preceding paragraph) and the indebtedness on all outstanding Debt Securities will be discharged on a specified day set forth in the relevant prospectus supplement after our irrevocable deposit with the indenture trustee in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of Debt Securities of cash, U.S. Government Obligations (as will be defined in the applicable Indenture) or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the indenture trustee, to pay the principal of, premium, if any, and interest on Debt Securities then outstanding in accordance with the terms of the applicable Indenture and Debt Securities ("legal defeasance"). Such legal defeasance may only be effected if
(i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound, (ii) we have delivered to the indenture trustee an opinion of counsel stating that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the applicable Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, based thereon, the holders of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge by us and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred, (iii) we have delivered to the indenture trustee an opinion of counsel to the effect that after the specified day in the relevant prospectus supplement following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (iv) we have delivered to the indenture trustee an officers' certificate and an opinion of counsel stating that all conditions related to the defeasance have been complied with.

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    We may also be released from our obligations under the covenants described above under "--Merger, Consolidation and Sale of Assets" with respect to Debt Securities outstanding on the specified day in the relevant prospectus supplement after our irrevocable deposit with the indenture trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of Debt Securities, of cash, U.S. Government Obligations or a combination thereof, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in written certification thereof delivered to the indenture trustee, to pay the principal of, premium, if any, and interest on Debt Securities then outstanding in accordance with the terms of the applicable Indenture and Debt Securities ("covenant defeasance"). Such covenant defeasance may only be effected if
(i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound, (ii) we have delivered to the indenture trustee an officers' certificate and an opinion of counsel to the effect that the holders of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance by us and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (iii) we have delivered to the indenture trustee an opinion of counsel to the effect that after the specified day in the relevant prospectus supplement following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (iv) we have delivered to the indenture trustee an officers' certificate and an opinion of counsel stating that all conditions relating to the covenant defeasance have been complied with. Following such covenant defeasance, we will no longer be required to comply with the obligations described above under "--Merger, Consolidation and Sale of Assets" and will have no obligation to repurchase Debt Securities.

MODIFICATIONS OF THE INDENTURES

    Each Indenture will contain provisions permitting us and the indenture trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities at the time outstanding, to modify the applicable Indenture or any supplemental indenture or the rights of the holders of Debt Securities, except that no such modification shall (i) extend the fixed maturity of any Debt Securities, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change our obligation to repurchase of any Debt Securities upon the happening of a change of control, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which Debt Securities are payable, modify the subordination provisions of the applicable Indenture in a manner adverse to the holders of Debt Securities or impair the right to convert Debt Securities into our Common Stock subject to the terms set forth in the applicable Indenture, without the consent of the holder of Debt Securities so affected or (ii) reduce the aforesaid percentage of Debt Securities, without the consent of the holders of all of Debt Securities then outstanding.

CERTAIN COVENANTS OF THE COMPANY

    RESTRICTIONS ON CREATION OF SECURED DEBT. We will covenant that, so long as any of Debt Securities remain outstanding, we will not, nor will we permit any of our subsidiaries to issue, assume or guarantee any debt for money borrowed (herein referred to as "debt") if such debt is secured by a mortgage, security interest, pledge, lien or other encumbrance (any of such are hereinafter referred to as a "lien") on any property, or on any shares of stock or indebtedness of any subsidiary (whether such property, shares of stock or indebtedness are now owned or acquired after the date of the applicable Indenture), without, in any such case, effectively providing concurrently with the issuance, assumption of or guarantee of any such debt that Debt Securities (together with, if we shall so determine, any of our other indebtedness of or guarantee ranking equally with Debt Securities issued under the applicable Indenture and then existing or thereafter created) shall be secured equally and ratably with

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such debt. This restriction, however, shall not apply to debt secured by liens:
(i) on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a subsidiary, (ii) on property existing at the time that it is acquired or to secure debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which debt is incurred prior to or within one year after the later of such acquisition, completion of such construction, or the commencement of commercial operation of such property; provided, however, that in the case of any such acquisition, construction or improvement the lien shall not apply to any property theretofore owned by us or a subsidiary, other than in the case of any such construction or improvement, any theretofore unimproved real improvement, on which the property is constructed, or the improvements are located; (iii) securing debt owed by any of our subsidiaries to us or another subsidiary; (iv) on property of a corporation existing at the time such corporation is merged into or consolidated with us or one of our subsidiaries or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or our subsidiaries; (v) existing at the date of the applicable Indenture; or (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing clauses (i) through (v) inclusive; provided, however, that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the lien so extended, renewed or replaced (plus improvements on such property).

    Notwithstanding the above, we may, without securing Debt Securities, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that the aggregate amount of debt secured by a lien then outstanding (not including secured debt permitted under the foregoing exceptions) does not exceed 5% of our consolidated shareholders' equity as of the end of the last preceding year.

    RESTRICTIONS OF SALE AND LEASEBACK TRANSACTIONS. Each Indenture will restrict us or any of our subsidiaries from entering into sale and leaseback transactions of any property (except for a temporary lease for a term of not more than three years, leases between us and a subsidiary or between subsidiaries, leases previously entered into or leases agreed to by the indenture trustee) unless (i) we or one of our subsidiaries would be entitled to issue, assume or guarantee debt secured by a lien upon the property involved at least equal to the present value (discounted as provided in the applicable Indenture) of the obligation of a lessee for rental payment during the remaining term of any lease ("attributable debt") in respect of such transaction without equally and ratably securing Debt Securities, provided that such attributable debt shall then be deemed for all purposes under the applicable Indenture and the provisions of this covenant to be debt subject to the covenant described above under "--Restrictions on Creation of Secured Debt," or (ii) an amount in cash equal to such attributable debt is applied to the retirement of debt then having a maturity of more than one year.

GOVERNING LAW

    The Indentures and Debt Securities will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

CONCERNING THE INDENTURE TRUSTEE

    We anticipate appointing First Union National Bank, the anticipated indenture trustee, as the paying agent, conversion agent, registrar and custodian with regard to the Subordinated Debt Securities. The indenture trustee and/or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses. First Union National Bank is also the trustee under our Indenture dated as of November 26, 1996.

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DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock currently consists of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

    Our Preferred Stock may be issued from time to time in one or more series with such designations, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption and the liquidation preference established by our Board of Directors, without approval of the shareholders, pursuant to the provisions of our Restated and Amended Articles of Incorporation, as amended. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control without further action by our shareholders.

    At November 3, 2000, there were outstanding (i) 7,819,384 shares of Common Stock and (ii) no shares of Preferred Stock.

    The following summary description of our capital stock is qualified in its entirety by reference to our Restated and Amended Articles of Incorporation, as amended and our Amended and Restated By-Laws, copies of which are filed as exhibits to our Registration Statement on Form S-1 (Reg. No. 33-92690) and our Registration Statement on Form S-3 (Reg. No. 333-22125).

COMMON STOCK

DIVIDENDS.

    Subject to the rights of the holders of Preferred Stock, our Common Stock holders are entitled to receive dividends and other distributions in cash, stock or property, when, as and if declared by the Board of Directors out of our assets or funds legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

VOTING RIGHTS.

    At every meeting of shareholders, every Common Stock holder is entitled to one vote per share. Subject to any voting rights which may be granted to holders of Preferred Stock, any action submitted to shareholders is approved if the number of votes cast in favor of such action exceeds the number of votes required by the provisions of our Articles of Incorporation or by applicable law, subject to applicable quorum requirements. Our Articles of Incorporation require the affirmative vote of at least 67% of the voting power of all of our shareholders with respect to fundamental corporate transactions including mergers, consolidations and sales of all or substantially all assets. Our Bylaws provide for action by written consent.

    MISCELLANEOUS. The holders of Common Stock have no preemptive rights, cumulative voting rights, or conversion rights and the Common Stock is not subject to redemption.

    The transfer agent and registrar with respect to the Common Stock is First Union National Bank.

    All shares of Common Stock offered pursuant to a prospectus supplement, or issuable upon conversion, exchange or exercise of the securities offered by this prospectus, will, when issued, be fully paid and non-assessable. The Common Stock is traded on the New York Stock Exchange under the symbol "PTA."

    Reference is made to the applicable prospectus supplement relating to the Common Stock offered thereby for specific terms, including: (i) the number of shares offered, (ii) the initial offering price, if any, and market price and
(iii) dividend information.

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PREFERRED STOCK

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any prospectus supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Articles of Incorporation (including any future amendments thereto) and By-Laws (including any future amendments thereto).

GENERAL

    Subject to limitations prescribed by Pennsylvania law and our Articles of Incorporation, our Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations, preferences and relative or special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of our Board of Directors. The Preferred Stock will, when issued, be fully paid and non-assessable.

    Reference is made to the prospectus supplement relating to the series of Preferred Stock offered thereby for specific terms, including: (i) the series and title, if any, of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered and the liquidation preference per share and the initial offering price, if any, of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) whether dividends on such Preferred Stock shall be cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate; (v) any voting rights granted to the holders of such Preferred Stock or required by law; (vi) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vii) provisions for a sinking fund, if any, for such Preferred Stock; (viii) provisions for redemption, if applicable, of such Preferred Stock; (ix) any listing of such Preferred Stock on any securities exchange; (x) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into or exchangeable for other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the conversion or exchange price or rate (or manner of calculation thereof) and the conversion or exchange date(s) or period(s); (xi) a discussion of certain material U.S. federal income tax considerations applicable to such Preferred Stock; and
(xiii) any other material terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

    Unless otherwise specified in the prospectus supplement, our Preferred Stock will, with respect to (as applicable) dividend rights and rights upon our liquidation, dissolution or winding-up, rank (i) senior to all series of our Common Stock and to all of our equity securities the terms of which provide that such equity securities are subordinated to our Preferred Stock; (ii) on a parity with all of our equity securities other than those referred to in clauses
(i) and (iii); and (iii) junior to all of our equity securities which the terms of such Preferred Stock provide will rank senior to it.

DIVIDENDS

    Our holders of Preferred Stock of each series shall be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available for payment, cash, property or stock dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our Board of Directors.

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    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on our Preferred Stock of any other series ranking, as to dividends, on parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment for the then current dividend period ((i) and (ii) are hereinafter collectively referred to as "all required dividends are paid"). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared PRO RATA so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless all required dividends are paid, no dividends (other than in Common Stock or other stock ranking junior to the Preferred Stock of such series as to dividends and upon our liquidation, dissolution or winding-up) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock or any other of our stock ranking junior to or on parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock or any of our other capital stock ranking junior to or on parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding-up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) (except by conversion into or exchange for any of our other stock ranking junior to the Preferred Stock of such series as to dividends and upon our liquidation, dissolution or winding-up).

    Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

                                       20
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REDEMPTION

    If so provided in the applicable prospectus supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

    The prospectus supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of our stock, the terms of such Preferred Stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

    Notwithstanding the foregoing, unless provided otherwise for any series of Preferred Stock, unless all required dividends are paid: (i) no shares of the applicable series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed and
(ii) we shall not purchase or otherwise acquire directly or indirectly any shares of the applicable series of Preferred Stock (except by conversion into or exchange for our stock ranking junior to the Preferred Stock of such series as to dividends and upon our liquidation, dissolution or winding-up), provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of us, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of our stock ranking junior to such series of Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding-up of us, the holders of each series of Preferred Stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding-up of us, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of such series of Preferred Stock and the corresponding amounts payable on all shares of other series of our stock ranking on a parity with such series of Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding-up of us, then the holders of such class or series of Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of shares of such series of Preferred Stock, our remaining assets shall be distributed among the holders of any other series of

                                       21
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stock ranking junior to such series of Preferred Stock upon any liquidation, dissolution or winding-up of us, according to their respective rights and preferences and in each case according to their respective number of shares.

    For such purposes, neither the consolidation or merger of us with or into any other company nor the sale, lease, transfer or conveyance of all or substantially all of our property or business shall be deemed to constitute our liquidation, dissolution or winding-up.

VOTING RIGHTS

    Holders of such series of Preferred Stock will not have any voting rights, except as set forth below (unless otherwise specified in a prospectus supplement) or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such shares; or (ii) amend, alter or repeal the provisions of our Articles of Incorporation in respect of such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into or exchangeable for other securities or rights of us or other issuers, including, without limitation, Common Stock, Debt Securities or another series of Preferred Stock, or any combination of the foregoing, will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the name of the issuer of such other securities or rights and the number or principal amount of the securities or rights into which the Preferred Stock is convertible or exchangeable, the conversion or exchange price or rate (or manner of calculation thereof), the conversion or exchange date(s) or period(s), provisions as to whether the conversion or exchange will be at the option of the holders of such series of Preferred Stock or at our option and the events requiring an adjustment of the conversion or exchange price or rate.

ANTI-TAKEOVER PROVISIONS

    Our Board of Directors is divided into three classes, each of which is comprised of three directors elected for a three-year term, with one class being elected each year. Directors may be removed

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without cause only with the approval of 67% of the voting power of our shareholders entitled to vote in the election of directors. Any director elected to fill a vacancy, however created, serves for the remainder of the term of the director which he or she is replacing.

    Our Restated and Amended Articles of Incorporation, as amended require the affirmative vote of shareholders owning at least 67% of the outstanding shares of our Common Stock in order for us to: amend, repeal or add any provision to the Restated and Amended Articles of Incorporation, as amended; merge or consolidate with another corporation, other than a wholly-owned subsidiary; exchange shares of our Common Stock in such a manner that a corporation, person or entity acquires our issued or outstanding shares of our Common Stock pursuant to a vote of shareholders; sell, lease, convey, encumber or otherwise dispose of all or substantially all of our property or business; or liquidate or dissolve us.

    In addition, the Restated and Amended Articles of Incorporation, as amended, permit the Board of Directors to oppose a tender offer or other offer of our securities, and allow the Board to consider any pertinent issue in determining whether to oppose any such offer.

    Pursuant to our Amended and Restated By-laws, shareholder nominations for election to the Board of Directors must be made in writing and delivered or mailed to our President not less than fifty days nor more than seventy-five days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than fifty days' notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the President not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

    The Pennsylvania Business Corporation Law of 1988, as amended (the "1988 BCL"), includes certain shareholder protection provision, some of which apply to us and two of which, relating to "Disgorgement by Certain Controlling Shareholders" and "Control Share Acquisitions," we have specifically opted out of pursuant to an amendment to our by-laws. The following is a description of those provisions of the 1988 BCL that still apply to us and that may have an anti-takeover effect. This description of the 1988 BCL is only a summary thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the 1988 BCL.

    (i) The control transaction provisions allow holders of voting shares of a corporation to "put" their stock to an acquiror for fair value in the event of a control transaction (the acquisition of twenty percent of the voting stock of the corporation). Fair value is defined as not less than the highest price paid by the accquiror during a certain 90 day period.

    (ii) An interested shareholder (the beneficial owner of twenty percent of the voting stock either of a corporation or of an affiliate of the corporation who was at any time within the five-year period immediately prior the date in question the beneficial owner of twenty percent of the voting stock of the corporation) cannot engaged in a business combination with the corporation for a period of five years unless:
         (a) the board approves the business combination or the acquisition of shares in advance, or (b) if the interested shareholder owns eighty percent of such stock, the business combination is approved by a majority of the disinterested shareholders and the transaction satisfies certain "fair price" provisions. After the five-year period, the same restrictions apply, unless the transaction either is approved by a majority of the disinterested shareholders or satisfies the fair price provisions.

   (iii) Corporations may adopt shareholders' rights plans with discriminatory provisions (sometimes referred to as poison pills) whereby options to acquire shares or corporate assets are created and issued which contain terms that limit persons owning or offering to acquire a specified percentage of outstanding shares from exercising, converting, transferring or receiving options and allows the exercise of options to be limited to shareholders or triggered based upon control transactions. Such poison pills take effect only in the event of a control transaction.

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         Pursuant to the 1988 BCL, such poison pills may be adopted by the Board without shareholder approval.

    (iv) In taking action with respect to tender offers or takeover proposals (as for any other action), directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers, customers, communities where located and all other pertinent factors.

    (v) Shareholders of a corporation no longer have a statutory right to call special meetings of shareholders or to propose amendments to the articles under the provisions of the 1988 BCL.

    The foregoing provisions may discourage certain types of transactions that involve a change of control of us and ensure a measure of continuity in the management of our business and affairs. While we do not currently have a shareholder rights plan or poison pill, the effect of the above-described provisions may be to deter hostile takeovers at a price higher than the prevailing market price for our Common Stock and to permit current management to remain in control of us. In some circumstances, certain shareholders may consider these anti-takeover provisions to have disadvantageous effects. Tender offers or other non-open market acquisitions of stock are frequently made at prices above the prevailing market price of the company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. These anti-takeover provisions may discourage any or all of such acquisitions, particularly those of less than all of our shares, and may thereby deprive certain holders of our Common Stock of any opportunity to sell their stock at a temporarily higher market price.

    Pursuant to an amendment to our Amended and Restated By-laws adopted on July 19, 1990, we opted out of the applicability of two additional statutory anti-takeover provisions. The first, titled "Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control," would otherwise allow us to recover all profits derived by any person or group that acquired control or disclosed an intention to acquire voting power over twenty percent of our equity securities on the disposition of any of our securities acquired within two years prior or eighteen months after acquiring such control or announcing an intention to that effect. The second, titled "Control Share Acquisition," would otherwise suspend the voting rights of a shareholder when his or her ownership of our securities crossed any of three thresholds (20%, 33% or 50%). The voting rights are held in abeyance until the shareholders holding a majority of disinterested shares vote to restore them. The inapplicability of these provisions mitigates somewhat the deterrence of hostile anti-takeover attempts at prices in excess of the prevailing market prices and lessens the ability of current management to retain control of us.

    In addition to provisions of the 1988 BCL, the Pennsylvania Insurance Code provides that no person may acquire control of us unless such person has given prior written notice to us and received the prior approval of the Pennsylvania Insurance Commissioner. Any purchaser or holder of shares is presumed to have acquired such control unless the Pennsylvania Insurance Commissioner, upon receipt of an application, has determined otherwise.

DESCRIPTION OF WARRANTS

    We may issue Warrants to purchase Debt Securities, Preferred Stock or Common Stock (collectively, the "Underlying Warrant Securities"), and such Warrants may be issued independently or together with any such Underlying Warrant Securities and may be attached to or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between us and a warrant agent ("warrant agent"). The warrant agent will act solely as our agent in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants.

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    The applicable prospectus supplement will describe the specific terms of any
Warrants offered thereby, including: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the exercise price of such Warrants may be payable;
(v) the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants; (vi) the price at which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased;
(vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security; (xi) if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

    We may sell the securities offered by this prospectus (i) through underwriters or dealers; (ii) through agents; (iii) directly to purchasers; or
(iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement relating to a series of the securities being offered will set forth its offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the securities being offered and the proceeds to us from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any public offering price and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers or agents and any securities exchanges on which the securities offered by this prospectus may be listed.

    If underwriters are used in the sale, the securities offered by this prospectus will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities offered by this prospectus may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the securities offered by this prospectus will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Any agent involved in the offer or sale of the securities offered by this prospectus will be named, and any commissions payable by us to such agent will be set forth, in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

    If so indicated in a prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase the securities offered by this prospectus from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in a prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons

                                       25
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soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

    The securities offered by this prospectus may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("marketing firms"), acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and our compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with their remarketing of the securities offered by this prospectus.

    Underwriters, dealers, remarketing firms and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect thereof, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

    Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, has passed on the validity of the issuance of each of the securities offered by this prospectus, unless otherwise specified in a prospectus supplement.

                                    EXPERTS

    Our consolidated financial statements which are included in our most recent Annual Report on Form 10-K have been audited and reported upon by PricewaterhouseCoopers LLP, independent accountants, and are incorporated by reference in this prospectus. These financial statements are incorporated by reference in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of that firm as experts in accounting and auditing.

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                                   [GRAPHIC]

                        PENN TREATY AMERICAN CORPORATION

       Rights to Purchase 6 1/4% Convertible Subordinated Notes due 2008
           $45,000,000 6 1/4% Convertible Subordinated Notes due 2008

                            ------------------------

                             Prospectus Supplement

                            ------------------------

                               DECEMBER 24, 2002

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